UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Wintrust Financial Corporation
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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WINTRUST FINANCIAL CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 26, 2022

To the Shareholders of Wintrust Financial Corporation:
You are cordially invited to attend the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Wintrust Financial Corporation (the “Company”) to be held at our offices located at 9700 West Higgins Road, 2nd Floor, Rosemont, Illinois 60018 on Thursday, May 26, 2022, at 9:00 a.m. Central Time, for the following purposes:
1.To elect the 13 nominees for director named in this Proxy Statement to hold office until the 2023 Annual Meeting of Shareholders or until a successor has been elected and qualified;
2.To consider a proposal to approve the Company’s 2022 Stock Incentive Plan;
3.To approve, on an advisory (non-binding) basis, the Company’s executive compensation as described in this Proxy Statement;
4.To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for fiscal year 2022; and
5.To transact such other business as may properly come before the meeting and any adjournment thereof.
The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting was the close of business on March 31, 2022. We encourage you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, prompt voting will be appreciated.
By order of the Board of Directors,
Kathleen M. Boege
Corporate Secretary
April 7, 2022
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOU VOTE BY ONE OF THE METHODS NOTED IN THE ATTACHED PROXY STATEMENT.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 26, 2022: This Notice of the Annual Meeting, Proxy Statement and the 2021 Annual Report on Form 10-K are Available at: https://materials.proxyvote.com/97650W

WINTRUST FINANCIAL CORPORATION
9700 West Higgins Road, Suite 800
Rosemont, Illinois 60018
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 26, 2022
These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board” with individual members of the Board each being referred to herein as a “Director”) of Wintrust Financial Corporation, an Illinois corporation (“Wintrust” or the “Company”), of proxies to be used at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment of such meeting. In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we furnish proxy materials, which include this Proxy Statement (this “Proxy Statement”) and the accompanying proxy card, Notice of Annual Meeting, and Annual Report on Form 10-K for fiscal year ended December 31, 2021, to our shareholders by making such materials available on the Internet unless otherwise instructed by the shareholder. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice, which is first being mailed to shareholders on or about April 14, 2022.
ABOUT THE MEETING
When and where is the Annual Meeting?
The Annual Meeting will be held on Thursday, May 26, 2022 at 9:00 a.m. Central Time at the Company’s headquarters at 9700 West Higgins Road, 2nd Floor, Rosemont, Illinois 60018.
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including the election of the 13 nominees for Director named in this Proxy Statement, a proposal to approve the Company’s 2022 Stock Incentive Plan (“2022 Plan”), a proposal approving (on an advisory basis) the Company’s executive compensation as described in this Proxy Statement, and the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022.
Who may vote at the Annual Meeting?
Only record holders of our Common Stock, no par value per share (“Common Stock”), as of the close of business on March 31, 2022 (the “Record Date”), will be entitled to vote at the meeting. On the Record Date, the Company had outstanding approximately 57,253,214 shares of Common Stock. Each outstanding share of the Common Stock entitles the holder to one vote.
May shareholders ask questions at the Annual Meeting?
Yes. Shareholders will have the ability to submit questions during the Annual Meeting. Such questions must be confined to matters properly before the Annual Meeting and of general Company relevance.
What constitutes a quorum?
The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the shares of the Common Stock issued and outstanding on the Record Date are represented, online or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards marked “abstain” or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present at the Annual Meeting. Also, if shares are held by brokers who submit a proxy but are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions on certain matters (“broker non-votes”), those shares will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.

How do I submit my vote?
If you are a shareholder of record, you can vote by:
•attending the Annual Meeting and voting by ballot during the Annual Meeting;
•using your telephone, according to the instructions on the Notice or proxy card;
•visiting www.voteproxy.com and then following the instructions on the screen; or
•signing, dating and mailing in your proxy card which may be obtained by calling 888-proxyna (888-776-9962) or by emailing info@astfinancial.com.
The deadline for voting by telephone or on the Internet is 11:59 p.m. Eastern Time on May 25, 2022. Proxy cards submitted by mail must be received by the close of business on May 25, 2022.
How do I vote if I hold my shares through a broker, bank or other nominee?
If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a valid legal proxy issued in your name from the institution that holds your shares and bring that proxy to the Annual Meeting.
Can I change or revoke my vote after I return my proxy card?
Yes. If you are a shareholder of record, you may change your vote by:
•returning a later-dated proxy card;
•entering a new vote by telephone or on the Internet (prior to 11:59 p.m. Eastern Time on May 25, 2022);
•voting in person by ballot during the Annual Meeting; or
•delivering written notice of revocation to the Company’s Corporate Secretary by mail at 9700 West Higgins Road, Suite 800, Rosemont, Illinois 60018.
If you vote by phone or Internet, you may change your vote if you do so prior to 11:59 p.m. Eastern Time on May 25, 2022. Any later-dated proxy card or revocation sent by mail must be received by the close of business on May 25, 2022. If you hold your shares through an institution, that institution will instruct you as to how your vote may be changed.
Who will count the votes?
The Company’s Inspector of Election, American Stock Transfer & Trust Company, LLC, will count the votes.
Will my vote be kept confidential?
Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to the Company, its tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.
Who pays to prepare, mail and solicit the proxies?
The Company pays all of the costs of preparing, mailing and soliciting proxies. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its officers and employees, the Company has retained the services of Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, Connecticut 06902, to solicit proxies for a fee of  $7,000 plus expenses.

What are the Board’s recommendations as to how I should vote on each proposal?
The Board recommends a vote:
•FOR the election of each of the 13 Director nominees named in this Proxy Statement;
•FOR the proposal to approve the Company’s 2022 Stock Incentive Plan;
•FOR the approval, on an advisory (non-binding) basis, of the Company’s executive compensation as described in this Proxy Statement; and
•FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022.
How will my shares be voted if I sign, date and return my proxy card?
If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted:
•FOR the election of each of the 13 Director nominees named in this Proxy Statement;
•FOR the proposal to approve the Company’s 2022 Stock Incentive Plan;
•FOR the approval, on an advisory (non-binding) basis, of the Company’s executive compensation as described in this Proxy Statement; and
•FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022.
With respect to any other business that may properly come before the meeting, or any adjournment of the meeting, that is submitted to a vote of the shareholders, including whether or not to adjourn the meeting, your shares will be voted in accordance with the best judgment of the persons voting the proxies.
How will broker non-votes be treated?
A broker non-vote occurs when a broker who holds its customer’s shares in street name submits proxies for such shares, but indicates that it does not have authority to vote on a particular matter. Generally, this occurs when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters only, but not on other matters. In this Proxy Statement, brokers who have not received instructions from their customers would only be permitted to vote on:
•the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022.
Brokers who have not received instructions from their customers would not be permitted to vote on the remaining proposals to be presented at the Annual Meeting, which are considered “non-routine” matters. Broker non-votes will have no impact on the voting results with regard to such proposals.
We will treat broker non-votes as present to determine whether or not we have a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the “non-routine” matters described above, for which the broker indicates it does not have discretionary authority.
How will abstentions be treated?
For purposes of determining whether or not we have a quorum at the Annual Meeting, if you vote to abstain, your shares will be counted as present at the Annual Meeting.
If you abstain from voting for one or more of the nominees for Director, this will have the same effect as a vote against such nominee. If you abstain from voting on the proposal to approve the Company’s 2022 Stock Incentive Plan, the advisory

(non-binding) proposal approving the Company’s executive compensation as described in this Proxy Statement, or on the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022, your abstention will have the same effect as a vote against the proposal or proposals on which you abstain from voting.
What if other matters come up during the Annual Meeting?
If any matters other than those referred to in the Notice of Annual Meeting properly come before the Annual Meeting, the individuals named in the proxy card will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that may be considered at the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, prompt voting will be appreciated. Registered shareholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares by submitting the proxy card. A proxy card may be obtained as instructed above under “How do I submit by vote?” If you chose to vote by mail, we ask that you complete, sign, date and return the proxy card promptly in the postage-paid envelope.
BOARD OF DIRECTORS, COMMITTEES AND GOVERNANCE
Board of Directors
Overview
The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and committee meetings by the Chief Executive Officer (“CEO”) and other officers. The Board has seven standing committees. The principal responsibilities of the standing committees are described under the applicable committee headings below. Additionally, the independent Directors meet in regularly scheduled executive sessions, with and without management present, at each meeting of the Board and its committees.
Corporate Governance Practices
We believe that a culture of strong corporate governance is a critical component of our success. Our Board continually evaluates corporate governance developments and strives to adopt “best practices” including:
•Annual election of Directors.
•Independent Chairman of the Board.
•Independent Board. Our Board is comprised of all independent Directors, except our CEO.
•Majority vote standard for election of our Directors.
•Independent Board committees. Each of our committees (other than the Executive Committee) is made up entirely of independent Directors. Each standing committee operates under a written charter that has been approved by the respective committee, the Nominating and Corporate Governance Committee (the “Nominating Committee”) and the Board.
•Regular executive sessions of independent Directors. At each meeting of the Board and each of its Committees, the Directors meet without management present in regularly scheduled executive sessions of independent Directors.
•Regular Board self-evaluation process. The Board and each committee evaluate their respective performance on an annual basis.
•Regular Board education and training. Each Director is required to complete annually a robust suite of online training modules administered by the Company, including courses focused on financial institution compliance and regulatory frameworks. In addition to the completion of comprehensive Director onboarding sessions, each Director is encouraged to participate in training sessions provided by third parties to public company directors, focusing on corporate governance matters as well as subjects relevant to the committees on which a particular Director serves.
•Service by the majority of our Directors on the boards of our subsidiary banks or other operating subsidiaries. We believe this dual service gives our Directors a robust view into our operations and performance.
•Limitation on other outside board service. We limit our Directors to serve on no more than four other public company boards.
•Retirement Age. We have a policy that we will not nominate a candidate for Director if he or she has attained the age of 76 before the election.
•Robust code of ethics. Our corporate code of ethics applies to all of our employees, including our Directors and executive officers. We also have an additional code of ethics applicable to our senior financial officers.
•Robust role for the Board in risk oversight. Our Board and its committees play an active and ongoing role in the management of the risks of our business.
•Stock ownership guidelines for Directors and named executive officers. Our Directors and named executive officers each must maintain a significant ownership of our Common Stock in order to increase alignment of their interests with those of our shareholders.
•Prohibition on hedging, short selling and pledging. Our Directors and employees are prohibited from engaging in selling short our Common Stock, engaging in hedging or offsetting transactions regarding our Common Stock, including the use of puts, calls, swaps, collars or other derivative securities designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. Similarly, our Directors and insiders are prohibited from pledging our Common Stock.
•No shareholder rights plan (poison pill).
Meetings
The Board met five times in 2021. Each member of the Board attended more than 90% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend annual meetings of shareholders. All of our Board members then in office attended our virtual 2021 Annual Meeting of Shareholders.
Board Leadership Structure
The Board has a non-executive Chairman. This position is independent from management. The Chairman leads the Board meetings as well as meetings of the independent Directors. The CEO is a member of the Board and participates in its meetings. The Board believes that this leadership structure is appropriate for the Company at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management’s performance relative to compensation. In addition, the Board recognizes that acting as Chairman of the Board is a particularly time-intensive responsibility. Separating these roles allows the CEO to focus solely on his duties, which the Board believes better serves the Company. Separation of the roles of Chairman and CEO also promotes risk management, enhances the independence of the Board from management, and mitigates potential conflicts of interest between the Board and management. In order to ensure continuity of leadership, the Company has a policy set forth in its Corporate Governance Guidelines providing that each non-executive Chairman may serve for a term of not more than nine (9) consecutive years, subject to the requirement that he or she be re-elected as Chairman annually by the Board. The Nominating Committee has proposed, and the Board has agreed, that pending his re-election, H. Patrick Hackett, Jr. will continue to serve as non-executive Chairman of the Board following the Annual Meeting.
The Board’s Role in Risk Oversight
Our Board has an active and ongoing role in the management of the risks of our business. This role has two fundamental elements: (1) ensuring that management of the Company has implemented an appropriate system to manage risks by identifying, assessing, mitigating, monitoring and communicating about risks; and (2) providing effective risk oversight through the Board and its committees.
The Board believes the first element of its risk oversight role is fulfilled through the Company’s extensive risk assessment and management program designed to identify, monitor, report and control the Company’s risks, which are broken down into various categories deemed relevant to the Company and its business operations. The Enterprise Risk Management Program is administered by the Company’s Executive Vice President — Chief Risk Officer, who provides reports to the Board, the Audit Committee and the Risk Management Committee on a regular basis and other committees of the Board as needed.
The second element of the Board’s oversight role is fulfilled primarily by the full Board regularly receiving written and oral reports from management on the status of various categories of Company risk, including cybersecurity risks and COVID-19 risks, and on the Company’s overall risks as well as any material changes or developments in risk profiles or experiences. The Board also periodically receives reports regarding regulatory priorities and reviews regulatory examination reports of the Company to remain informed on issues and observations raised by regulatory authorities regarding the risk categories of the Company.
In addition to the full Board’s direct oversight, the Board’s committees provide oversight of various risks created by the Company’s operations. The Audit Committee provides oversight of financial, regulatory, operational and legal risks, in particular. The Risk Management Committee monitors, among other things, overall enterprise risk management, credit, interest rate, liquidity and market risks. The Finance Committee provides oversight of risks related to strategic transactions and reviews risks associated with the Company’s capital planning strategy and liquidity. The Information Technology & Information Security Committee (“IT/IS Committee”) provides oversight of risks related to the Company’s information technology and information security strategy, infrastructure, systems, business continuity planning and disaster recovery plans and testing. The IT/IS Committee and the Audit Committee coordinate regarding oversight of the Company’s information security programs. The Nominating Committee provides risk oversight relating to the Company’s board and governance, as well as in relation to the Company’s environmental and social responsibility efforts and progress. The Compensation Committee provides oversight of risks related to the Company’s compensation of its employees. In addition, the Audit Committee, Finance Committee and Risk Management Committee have each undertaken to monitor relevant portions of the risks relating to the capital stress testing process. The Board receives a comprehensive quarterly report from each committee chair regarding matters considered by each respective Board committee, including environmental and social risk oversight as well as cybersecurity.
Codes of Ethics
The Board has adopted our Corporate Code of Ethics applicable to all Directors, officers and employees, and our Senior Financial Officer Code of Ethics (together with the Corporate Code of Ethics, the “Codes”) each of which is available on the Company’s website at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.” To assist in enforcement of the Codes, we maintain Wintrust’s Ethicspoint, a toll-free hotline and Internet-based service through which confidential complaints may be made by employees regarding actual or alleged illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s reports filed with the SEC, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of our Codes; and/or any other violations of laws, rules or regulations. Any complaints submitted through this process are presented to the Audit Committee on a regular, periodic basis or more frequently as needed. The Company will post on its website any amendments to, or waivers from, the Codes as they apply to its Directors and executive officers to the extent required by the rules of the SEC or the Nasdaq stock market (“Nasdaq”).
Shareholder Communications
Any shareholder or other interested parties who desire to contact the non-employee Directors or the other members of our Board may do so by writing to: Wintrust Financial Corporation, Board of Directors, c/o the Corporate Secretary, Wintrust Financial Corporation, 9700 West Higgins Road, Suite 800, Rosemont, Illinois 60018. Copies of written communications received at this address will be provided to the Board, the applicable committee chair or the non-employee Directors as a group unless such communications are considered, in consultation with the non-employee Directors, to be improper for submission to the intended recipient(s). All communications will be forwarded to the Chair of the Nominating Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that Director. Shareholders also may obtain a copy of any of the documents posted to the website free of charge by calling (847) 939-9000 and requesting a copy. Information contained on Wintrust’s website is not deemed to be a part of this Proxy Statement and is not incorporated herein by reference.
Committee Membership
The following table summarizes the current membership of the Board and each of its committees as of the date of this Proxy Statement:

Board of Directors	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee	Risk Management Committee	Finance Committee	Information Technology/ Information Security Committee	Executive Committee
Elizabeth H. Connelly
Peter D. Crist	Chair		Member		Member		Member
Bruce K. Crowther	Member		Chair		Member		Member
William J. Doyle	Member		Member		Member
Marla F. Glabe		Member		Member		Member
H. Patrick Hackett, Jr. (Chair)	Member				Member		Chair
Scott K. Heitmann		Member		Chair		Member	Member
Deborah L. Hall Lefevre						Chair	Member
Suzet M. McKinney		Member		Member
Gary D. “Joe” Sweeney		Member	Member	Member
Karin Gustafson Teglia		Chair		Member		Member	Member
Alex E. Washington, III	Member				Chair	Member	Member
Edward J. Wehmer							Member
The Board adopted the charter of each of the Nominating Committee, the Audit Committee, the Compensation Committee, the Risk Management Committee, the Finance Committee, the IT/IS Committee and the Executive Committee, copies of which are available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.” Our Corporate Governance Guidelines are also available on the Company’s website under the same heading.
Nominating and Corporate Governance Committee
The Board has established the Nominating Committee which is responsible for the following, among other responsibilities:
•determining criteria for the selection and qualification of the members of the Board and reviewing with the Board the appropriate skills and characteristics required of the Board members in the context of the current composition of the Board;
•identifying, evaluating and recommending candidates to fill positions on the Board;
•seeking out possible candidates and otherwise aid in attracting highly qualified candidates to serve on the Board and coordinating with the CEO to the extent the Nominating Committee deems appropriate;
•evaluating, at least annually, the independence of each member of the Board and establishing procedures for the regular ongoing reporting by Directors of any developments that may be deemed to affect their independence status or qualification to serve as a Director;
•considering any resignation submitted by a Director who has experienced a significant change to his or her personal circumstances;

•reviewing the corporate governance guidelines and code of ethics and recommending modifications thereto to the Board;
•advising the Board with respect to the size, composition and individual members of the various committees of the Board and the functions of the Board and its committees;
•establishing and implementing self-evaluation procedures for the Board and its committees;
•assessing and reviewing with management the overall effectiveness of the organization of the Board and the conduct of its business and making appropriate recommendations to the Board with regard thereto;
•reviewing shareholder proposals submitted for business to be conducted at an annual meeting;
•in consultation with the Audit Committee, reviewing related-party transactions;
•reviewing annually Director compensation and recommending modifications thereto to the Board;
•reviewing insurance policies and indemnification arrangements applicable to the Directors and executive officers and recommending modifications thereto to the Board;
•considering from time to time the overall relationship of the Board and management;
•overseeing the Company’s workforce strategy, including management development, diversity and inclusion initiatives;
•overseeing the Company’s environmental and social responsibility efforts and progress;
•reviewing and assessing annually the adequacy of the Executive Committee Charter and, if appropriate, recommending changes to the Board for approval; and
•reviewing and assessing annually the adequacy of the Nominating Committee Charter and, if appropriate, recommending changes to the Board for approval.
The Board has determined that each member of the Nominating Committee has no material relationship with the Company and is otherwise independent under the applicable Nasdaq listing standards. During 2021, the Nominating Committee met five times.
Nomination of Directors
The Nominating Committee seeks nominees from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. In doing so, the Nominating Committee considers a wide range of factors in evaluating the suitability of director candidates, including a general understanding of finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment, understanding of our business, education and professional background. The following personal characteristics are considered minimum qualifications for Board membership under the Corporate Governance Guidelines approved by the Board: integrity and accountability, the ability to provide informed judgments on a wide range of issues, financial literacy, a good reputation in the business community, a talent for networking and referring business to the Company, a history of achievements that reflects high standards for themselves and others, and willingness to raise tough questions in a manner that encourages open discussion. Under the Corporate Governance Guidelines adopted by the Board, Directors are expected to own Common Stock having a value of at least four times the annual retainer fee, which is $140,000 for fiscal year 2022, within four years of becoming a Director, and to limit board service at other companies to no more than four other public company boards.
The Nominating Committee believes in an expansive definition of diversity that includes differences of experience, education and talents, among other things. While the Nominating Committee does not have a formal policy in this regard, the diversity of the Board is a consideration in evaluating candidates for the Board, among others, as set forth in our Corporate Governance Guidelines.
The Nominating Committee also evaluates the performance of Directors and assesses the effectiveness of committees and the Board as a whole. The effectiveness of the nomination process is evaluated by the Board each year as part of its self-evaluation process and by the Nominating Committee as it evaluates and identifies director candidates.

The Nominating Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources. Elizabeth H. Connelly, who is standing for reelection to the Board for the first time at the Annual Meeting following her appointment to the Board in January, 2022, was originally recommended as a candidate for Director by several non-management Directors of the Company, in light of her qualifications, including years of experience in the banking industry.
The Nominating Committee will consider director candidates recommended by our shareholders and will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates. Once the Nominating Committee receives a recommendation from a shareholder, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement, if nominated.
Shareholders may also directly nominate a candidate for Director pursuant to the advance notice provisions of the Company’s By-laws. Nominations must be received in writing at the principal executive offices of the Company and addressed to Wintrust Financial Corporation, Nominating and Corporate Governance Committee, c/o Corporate Secretary, 9700 West Higgins Road, Suite 800, Rosemont, Illinois 60018 and otherwise satisfy the requirements set forth in the Company’s By-laws.
Audit Committee
The Board has established an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements and evaluating and monitoring the risk profile of the Company. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the following, in addition to other responsibilities:
•being directly responsible for the appointment, termination, compensation and oversight of the work of the independent auditors, including an assessment of the qualifications and independence of the independent auditors;
•reviewing the adequacy and effectiveness of the Company’s disclosure controls and procedures and management reports thereon;
•discussing with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;
•overseeing the Company’s internal audit function;
•reviewing with management and the independent auditors, the financial statements, footnotes and related disclosures to be included in the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q;
•reviewing results of quarterly interim financial statements and the financial disclosure in the Company’s earnings press releases, registration statements, or current reports;
•in consultation with the Nominating Committee, reviewing related-party transactions;
•reviewing the status of the Company’s Information Security Program, including updates to risk assessments, results of audit testing and details of any security breaches or violations, as well as any changes to the program;
•monitoring and discussing with management and the internal auditors, as it deems appropriate, the Company’s risk assessment and risk management policies;
•reviewing the status and results of regulatory examinations;
•reviewing compliance with the Codes and insider trading policy; and
•reviewing and assessing annually the adequacy of the Audit Committee Charter and, if appropriate, recommending changes to the Board for approval.
The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate.
To serve on the Audit Committee, Directors must meet financial competency standards and heightened independence standards set forth by the SEC and Nasdaq. In particular, each Audit Committee member:
•must be financially literate;
•must not have received any consulting, advisory, or other compensatory fees from the Company (other than in his or her capacity as a Director);
•must not be the Company’s affiliate or the affiliate of any of the Company’s subsidiaries; and
•must not serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such Director to effectively serve on the Audit Committee.
Furthermore, at least one member of the Audit Committee must be an “audit committee financial expert” as defined by SEC rules.
The Board has determined that each member of the Audit Committee has no material relationship with the Company and each is otherwise independent under the applicable Nasdaq listing standards and meets the financial competency and heightened independence standards set forth above. The Board has determined that each of Mses. Glabe and Teglia, Dr. McKinney, and Messrs. Heitmann and Sweeney qualify as audit committee financial experts. During 2021, the Audit Committee met five times.
Compensation Committee
The Board has established a Compensation Committee which is responsible for the following, among other responsibilities:
•establishing, in consultation with senior management, the Company’s overall compensation philosophy and overseeing the development and implementation of compensation programs and policies;
•reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and other senior management, evaluating the performance of the CEO and other senior management in light of those goals and objectives, and, either as a committee or together with the other independent members of the Board, setting the CEO’s and other senior management’s compensation levels based on this evaluation;
•reviewing and approving in advance employment agreements, salary levels, salary increases and bonuses for executive and senior officers of the Company and, if appropriate, senior officers of its subsidiaries, including salaries and awards to newly-hired executives and senior officers of the Company;
•reviewing the Company’s compensation programs to assess the extent to which such practices encourage risk-taking (including compliance with the Company’s Volcker Rule Compliance Policy) or earnings manipulation, and taking any appropriate remedial actions;
•administering the Company’s stock incentive and employee stock purchase programs;
•reviewing and recommending for Board approval additional executive compensation and employee benefit programs;
•reviewing with the CEO senior management promotions and employment of senior management candidates;
•conferring with the CEO and other senior management regarding succession planning for senior executive officers and making any such recommendations to the Board;
•reviewing and approving changes to be made to severance programs and forms of employment agreements and change-in-control agreements;

•pre-approving all services provided by any independent compensation consultant retained to participate in the evaluation of executive compensation, other than services performed in connection with non-employee Director compensation;
•reviewing the results of any advisory shareholder votes on executive compensation (say-on-pay votes), and considering whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such votes;
•recommending for approval by the Board how frequently the Company should conduct advisory shareholder votes on executive compensation, taking into account the results of any prior shareholder votes regarding the frequency of such votes;
•developing and implementing policies with respect to the recovery or “clawback” of any excess compensation, including stock options, paid to any of the Company’s executive officers based on erroneous data;
•reviewing and assessing annually the adequacy of the Compensation Committee Charter and, if appropriate, recommending changes to the Board for approval; and
•preparing the proxy statement Compensation Committee report for inclusion in the proxy statement, in accordance with SEC rules.
The Board has determined that each member of the Compensation Committee has no material relationship with the Company and each is otherwise independent under the applicable Nasdaq listing standards. During 2021, the Compensation Committee met six times. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2021, there were no compensation committee interlocks or insider participation.
Risk Management Committee
The Board has established a Risk Management Committee which is responsible for the following, among other responsibilities:
•reviewing and approving the Enterprise Risk Management Policy;
•reviewing and approving the Risk Appetite Statement;
•reviewing summary reports regarding the Company’s risk profile relative to the Risk Appetite Statement and associated metrics and risk tolerances;
•reviewing the Company’s independent loan review plan and loan review results;
•reviewing measures taken by the Company to identify, measure, monitor, manage and report its risks in the areas of credit, liquidity, interest rates and other market risks, operational risk, vendors, and financial models;
•reviewing measures taken by the Company to identify, measure, monitor, manage and report its risks in the areas of information technology and information security, and reviewing the terms and conditions of the Company’s cybersecurity insurance coverage, in cooperation with the IT/IS Committee;
•reviewing measures taken by the Company to identify, measure, monitor, manage and report its risks in the areas of legal and regulatory compliance, in cooperation with the Audit Committee of the Board;
•reviewing the Company’s capital position including the Company’s annual capital planning and stress testing processes and results, in cooperation with the Finance Committee of the Board;

•reviewing and approving additional policies as may be assigned to the Committee pursuant to the Company’s Enterprise Risk Management Policy, subject to the Board’s reservation of its authority to review and approve any such policies;
•reviewing the status and results of regulatory examinations, any significant issues arising out of such examinations and related responses from management or the Board with respect to their impact on risk management practices;
•meeting periodically with the Chief Risk Officer in separate executive sessions and discussing, among other items, the corporate risk management function’s independent responsibilities, budget and staffing;
•coordinating with other committees of the Board and management committees as appropriate concerning risk management issues within the other committees’ respective areas of responsibility;
•reviewing reports on special or emerging risk topics as deemed appropriate; and
•reviewing and assessing annually the adequacy of the Risk Management Committee Charter and, if appropriate, recommending changes to the Risk Management Committee Charter to the Board for approval.
The Board has determined that each member of the Risk Management Committee has no material relationship with the Company and each is otherwise independent under the applicable Nasdaq listing standards. During 2021, the Risk Management Committee met four times.
Finance Committee
The Board has established a Finance Committee to provide guidance to management regarding strategic opportunities and related financing transactions. In addition, the Finance Committee assists the Board in fulfilling its responsibilities with respect to the following, among other responsibilities:
•reviewing the capital plan and cash position of the Company, and providing advice and guidance on the sources and uses of capital and expected returns on capital deployed;
•reviewing and approving key strategic initiatives to determine if they are aligned with the Risk Appetite Statement;
•reviewing and approving capital policies including the Capital Plan, the Capital Adequacy and Planning Policy and the Capital Contingency Plan;
•reviewing and approving results of capital and earnings business plan, annual budget and forecasts;
•reviewing and approving components of the capital stress testing process including stress test results;
•reviewing holding company/intercompany capital actions, linking to current and forecasted capital levels;
•reviewing and approving action plans to remediate gaps identified in the capital management process;
•reviewing the Company’s financial policies, capital structure, strategy for obtaining financial resources, tax-planning strategies and use of cash flow;
•reviewing and making recommendations with respect to any share repurchase programs and dividend policy;
•reviewing proposed mergers, acquisitions, joint ventures and divestitures involving the Company and its subsidiaries;
•reviewing and making recommendations with respect to private equity and other strategic investments;
•reviewing and making recommendations with respect to issuing equity and debt securities;
•providing advice to management with respect to the financial aspects of transactions by subsidiaries of the Company that require a vote by the Company, as a shareholder of such subsidiaries; and

•reviewing and assessing annually the adequacy of the Finance Committee Charter and, if appropriate, recommending changes to the Board for approval.
The Board has determined that each member of the Finance Committee has no material relationship with the Company and each is otherwise independent under the applicable Nasdaq listing standards. During 2021, the Finance Committee met four times.
Information Technology/Information Security Committee
The Board has established an IT/IS Committee to provide guidance to management regarding information technology and information security. In addition, the IT/IS Committee assists the Board in fulfilling its responsibilities with respect to the following, among other responsibilities:
•reviewing and approving the Company’s information technology strategic plan and planning process;
•assessing the likelihood, frequency and severity of cyber attacks and data breaches;
•reviewing outside audit reports regarding the Company’s cybersecurity practices;
•reviewing and approving the development and implementation of the Company’s information technology and information security programs and policies in context of the Company’s risk profile;
•reviewing the scope and effectiveness of the Company’s material information technology and information security infrastructure, including strategies for the design, development, implementation and maintenance of new technologies and systems;
•reviewing the strategies and measures taken by the Company to identify, assess, monitor, control and mitigate its risks in the areas of information technology and information security;
•reviewing and approving the data management strategy for the Company;
•overseeing any independent third-party assessments of the Company’s information technology and information security programs and policies and data management strategy;
•reviewing the effectiveness of business continuity/disaster recovery following cyber attacks, including adequate insurance coverage and incident response plans and testing; and
•reviewing annually the adequacy of the IT/IS Committee Charter and, if appropriate, recommending changes to the charter to the Board for approval.
The Board has determined that each member of the IT/IS Committee has no material relationship with the Company and each is otherwise independent under the applicable Nasdaq listing standards. During 2021, the IT/IS Committee met four times.
Executive Committee
The Board has established an Executive Committee to provide guidance and counsel to the Company’s management team on significant matters and to take action on behalf of the Board between meetings of the Board or when it is not feasible to convene a meeting of the full Board for timely consideration of the actions proposed to be taken. The Executive Committee may exercise all authority of the Board including, without limitation, the approval of acquisition, financing and other business transactions not involving the issuance of Company stock or approval by shareholders, except as otherwise prohibited by law.
The Board has determined that each member of the Executive Committee, except for Mr. Wehmer, has no material relationship with the Company and is otherwise independent under the Nasdaq listing standards. During 2021, the Executive Committee did not meet.

DIRECTOR COMPENSATION
The Company seeks to compensate its non-employee Directors in a manner that attracts and retains qualified candidates to serve on the Board and to compensate such Directors for their service on the Board in an amount that is commensurate with their role and involvement. In setting non-employee Director compensation, the Nominating Committee and the Board consider the significant amount of time the Directors expend in fulfilling their duties as well as the skill level required. During its most recent review of Director compensation, the Nominating Committee reviewed a director compensation review prepared by Meridian Compensation Partners LLC (“Meridian”), the consultant to the Compensation Committee, which included compensation data for non-employee directors from the Company’s then-current peer group. Based on this review of director compensation data (which was based on the most recent proxy statement filed by members of the Company’s peer group), the Nominating Committee recommended, and the Board determined, to increase the annual retainer fee of our Directors to $140,000, effective January 1, 2022.
To strengthen the alignment of interests between Directors and shareholders, the Board maintains a minimum stock ownership guideline for Directors, which requires Directors to own Common Stock (or Common Stock equivalents) having a value of at least four times the then-current annual retainer fee paid to non-employee Directors. For 2022, this resulted in an ownership requirement of  $560,000. This minimum stock ownership is required to be met within four years of joining the Board. In the event the annual retainer fee is increased, Directors will have four years to meet the incremental ownership requirement.
As of the Record Date, all of the Company’s non-employee Directors either own sufficient shares to meet the stock ownership guideline or are on target to meet the minimum stock ownership guideline within the prescribed time frame.
Compensation for Non-employee Directors
For their service to the Company, non-employee Directors are entitled to an annual retainer fee (the “Annual Retainer”), attendance fees for committee meetings and certain Board meetings, and a payment for service as a chairman of the Board or of certain committees (other than the Annual Retainer, “Other Director Fees”). Additionally, non-employee Directors who serve as a director of any of the Company’s subsidiaries are entitled to compensation for such service. Directors who are employees of the Company receive no additional compensation for their service on the Board.
Annual Retainer. In 2021, the Company paid an Annual Retainer to non-employee Directors of $115,000. As explained further below, this amount may be paid in cash or in shares of the Company’s Common Stock.
Board Meeting Attendance Fees. The Company does not pay an attendance fee for meetings of the Board; however, in the event the Company holds more than six Board meetings in one year, non-employee Directors will receive per meeting fees of  $2,000 for in-person attendance, or $1,500 for telephonic attendance, for each such additional Board meeting the Director attends.
Committee Meeting Attendance Fees. In order to properly reward non-employee Directors who sit on committees for their efforts and contributions, non-employee Directors receive an attendance fee for service on a committee of the Board. Non-employee Directors receive $1,700 per committee meeting attended, except for Audit Committee members, who receive a $2,000 per meeting attendance fee.
Chairmanships. In 2021, each of the Chair of the Audit Committee, the Chair of the Compensation Committee, the Chair of the Finance Committee, the Chair of the IT/IS Committee, the Chair of the Nominating Committee, and the Chair of the Risk Management Committee were entitled to an additional annual fee of  $25,000. In 2021, the Company paid the Chairman of the Board an additional annual fee of $60,000.
Subsidiary Directorships. Non-employee Directors who serve on the boards of directors of our subsidiaries are entitled to compensation for such service. No independent member of the Company’s Board serves on more than one subsidiary board other than Ms. Glabe, Dr. McKinney, and Mr. Heitmann.
Directors Deferred Fee and Stock Plan
The 2005 Directors Deferred Fee and Stock Plan (“Director Plan”) is a program that allows non-employee Directors to receive their Director fees in either cash or Common Stock. Under the Director Plan, Directors may also choose to defer the receipt of the Annual Retainer delivered in the form of Common Stock or defer the receipt of Other Director Fees in the form of cash or Common Stock.

A Director will receive all fees in cash unless he or she elects to receive such fees in shares of the Company’s Common Stock. The number of shares of Common Stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Director Plan) of the Common Stock on the last trading day of the preceding quarter.
Under the Director Plan, a Director may elect to defer receipt of shares of Common Stock received as an Annual Retainer or as Other Director Fees. If a Director elects to defer his or her receipt of fees paid in Common Stock, the Company will maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of Common Stock to the Director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election. Additional Units will be credited at the time dividends are paid on the Common Stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the Common Stock on the last trading day of the preceding quarter. Because Units represent a right to receive Common Stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the Common Stock, corresponding adjustments will be made to the Units. The Director will be a general unsecured creditor of the Company for purposes of the Common Stock to be paid in the future. The shares of Common Stock represented by the Units will be issued to the Director in accordance with the deferral election of the Director.
The Director Plan also permits deferral of Other Director Fees in cash. If a Director elects to defer receipt of Other Director Fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay the Director cash in the future. The amount of the Director’s fees will be credited to a Director’s deferred compensation account as of the date such fees otherwise would be payable to the Director. All amounts in such account will accrue interest based on the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of the quarter. No funds will actually be set aside for payment to the Director and the Director will be a general unsecured creditor of the Company for the purposes of the amount in his or her deferred compensation account. The amount in the deferred compensation account will be paid to the Director in accordance with the deferral election of the Director.
All deferrals under the Director Plan will be deferred until the 15th of January following the retirement of such Director from the Board and each of its subsidiaries, or, at the election of the Director at the time of deferral, until the first, second, third, fourth or fifth anniversary of such retirement.
2021 Director Compensation Table
The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2021.

(a) Name	(b) Fees Earned or Paid in Cash ($)(1)	(c) Stock Awards ($)	(d) Option Awards ($)	(e) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(f) All Other Compensation ($)(2)	(g) Total ($)
Peter D. Crist	165,500	—	—	—	80,054	245,554
Bruce K. Crowther	162,100	—	—	—	49,285	211,385
William J. Doyle	140,500	—	—	—	11,052	151,552
Marla F. Glabe	138,600	—	—	—	16,479	155,079
H. Patrick Hackett, Jr.	200,500	—	—	—	3,611	204,111
Scott K. Heitmann	163,600	—	—	—	40,028	203,628
Deborah L. Hall Leferve	146,800	—	—	—	6,946	153,746
Suzet M. McKinney(3)	74,483	—	—	—	6,000	80,483
Christopher J. Perry(4)	66,833	—	—	—	36,576	103,409
Ingrid S. Stafford(4)	60,717	—	—	—	35,475	96,192
Gary D. “Joe” Sweeney	142,000	—	—	—	12,300	154,300
Karin Gustafson Teglia	163,600	—	—	—	18,628	182,228
Alex E. Washington, III	151,683	—	—	—	19,841	171,524

(1)Represents fees for services as non-employee Directors of the Company. During 2021, certain Directors elected to receive fees in Common Stock, in lieu of cash payments, as follows:

Name	Fees Earned in Common Stock ($)
Peter D. Crist	165,500
Bruce K. Crowther	162,100
William J. Doyle	140,500
Marla F. Glabe	138,600
Scott K. Heitmann	56,000
Deborah L. Hall Lefevre	146,800
Christopher J. Perry(4)	66,833
Ingrid S. Stafford(4)	6,229
Karin Gustafson Teglia	163,600
Alex E. Washington, III	151,683
As of December 31, 2021, Directors held unissued Units under the Director Plan as follows: Mr. Crist: 60,588 Units; Mr. Crowther: 41,313 Units; Mr. Doyle: 10,169 Units; Ms. Glabe: 2,145 Units; Mr. Hackett: 2,942 Units; Mr. Heitmann: 12,545 Units; Ms. Lefevre: 6,874 Units; Mr. Perry: 30,146 Units; Ms. Stafford: 12,150 Units; Ms. Teglia: 7,526 Units; and Mr. Washington: 4,946 Units.
(2)Includes fees paid in cash and stock, both currently paid and deferred, for services as directors of the Company’s subsidiaries. Also includes dividends earned on fees deferred as described above. Directors with $10,000 or more in “All Other Compensation” for the fiscal year ended December 31, 2021 were: Mr. Crist ($72,604 in dividends earned and $7,450 in fees for service as a director of one of the Company’s subsidiaries); Mr. Crowther ($49,285 in dividends earned); Mr. Doyle ($11,052 in dividends earned); Ms. Glabe ($1,079 in dividends earned and $15,400 in fees for service as a director or member of the executive advisory committee of five of the Company’s subsidiaries or divisions); Mr. Heitmann ($14,828 in dividends earned and $25,200 in fees for service as a director of four of the Company’s subsidiaries); Mr. Perry ($36,576 in dividends earned); Ms. Stafford ($14,875 in dividends earned and $20,600 in fees for service as a director of one of the Company’s subsidiaries); Mr. Sweeney ($12,300 in fees for service as a director of one of the Company’s subsidiaries); Ms. Teglia ($7,478 in dividends earned and $11,150 in fees for service as a director of two of the Company’s subsidiaries); and Mr. Washington ($4,341 in dividends earned and $15,500 in fees for service as a director of two of the Company’s subsidiaries).
(3)Dr. McKinney joined the Board on May 27, 2021.
(4)Mr. Perry and Ms. Stafford retired from the Board on May 27, 2021. Ms. Stafford remains a member of the Board of Directors of Wintrust Bank, National Association, and was elected to the Board of Directors of Great Lakes Advisors, LLC, The Chicago Trust Company, National Association, and Wintrust Investments, LLC on July 27, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
The following table sets forth the beneficial ownership of the Common Stock as of the Record Date (except as otherwise indicated), with respect to (i) each Director, nominee for Director and each NEO (as defined herein) of the Company; (ii) all Directors and executive officers of the Company as a group and (iii) significant shareholders known to the Company to beneficially own in excess of 5% of the Common Stock. The table below also provides information regarding ownership of restricted stock units and deferred shares held by such persons. Unless otherwise indicated, the listed person has sole voting and dispositive power.

	Amount of Common Stock Beneficially Owned(1)	Total Percentage Beneficial Ownership(1)	Other Ownership
			Restricted Stock Units(2)	Deferred Shares(3)	Total Ownership(4)	Total Percentage Ownership(4)
Directors
Elizabeth H. Connelly	—	*	—	—	—	*
Peter D. Crist	—	*	—	61,349	61,349	*
Bruce K. Crowther	644	*	—	41,922	42,566	*
William J. Doyle	131	*	—	10,649	10,780	*
Marla F. Glabe	15,256	*	—	509	15,765	*
H. Patrick Hackett, Jr.	32,084	*	—	2,953	35,037	*
Scott K. Heitmann	9,827	*	—	12,774	22,601	*
Deborah L. Hall Lefevre	—	*	—	7,373	7,373	*
Suzet M. McKinney	—	*	—	—	—	*
Gary D. “Joe” Sweeney	7,223	*	—	—	7,223	*
Karin Gustafson Teglia	2,634	*	—	8,116	10,750	*
Alex E. Washington, III	4,617	*	—	5,509	10,126	*
Edward J. Wehmer**	102,098	*	84,257	35,285	221,640	*
Named Executive Officers
David A. Dykstra	150,728	*	48,105	—	198,833	*
Richard B. Murphy	33,707	*	6,490	—	40,197	*
Timothy S. Crane	22,442	*	5,908	—	28,350	*
David L. Stoehr	8,753	*	4,728	—	13,481	*
Total Existing Directors & Executive Officers (20 persons)	462,867	*	159,733	186,439	809,039	*
Significant Shareholders
BlackRock, Inc.(5)	5,596,411	9.8%	—	—	5,596,411	9.8%
The Vanguard Group, Inc.(6)	5,299,642	9.3%	—	—	5,299,642	9.3%
FMR, LLC(7)	3,980,470	6.982%	—	—	3,980,470	6.982%
*    Less than 1%.
**    Mr. Wehmer is also a named executive officer.
(1)Beneficial ownership and percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) as of the Record Date. Totals include options & warrants exercisable within 60 days of the Record Date, including as follows: Mr. Murphy: 3,778.
(2)Includes vested and unvested restricted stock units representing shares that are not issuable within 60 days of the Record Date. Does not include unvested performance-based restricted stock units. The executive officers do not have voting power with respect to the shares listed in this column.
(3)Includes deferred Units held in our Director Plan. For Mr. Wehmer, includes deferred performance-based restricted stock units that have vested. For Ms. Glabe, includes 509 shares of Common Stock, respectively, issuable pursuant to Ms. Glabe’s election to receive earned Director fees in the form of Common Stock. None of the shares in this column are issuable within 60 days of the Record Date. Neither the directors nor the executive officers have voting power with respect to the shares listed in this column.
(4)Total includes beneficial ownership of Common Stock as of the Record Date, plus the restricted stock units and deferred shares as indicated in the table.
(5)Based solely on information obtained from a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 1, 2022 reporting beneficial ownership as of December 31, 2021. According to this report, BlackRock’s business address is 55 East 52nd Street, New York, New York 10055. BlackRock has indicated that it holds shares of our Common Stock together with certain of its subsidiaries. BlackRock has sole voting power with respect to 5,249,017 of these shares and sole dispositive power with respect to 5,596,411 of these shares.
(6)Based solely on information obtained from a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2022 reporting beneficial ownership as of December 31, 2021. According to this report, Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard has indicated that it holds shares of our Common Stock together with certain of its subsidiaries. Vanguard has shared voting power with respect to 30,168 of these shares, sole dispositive power with respect to 5,220,349 shares and shared dispositive power with respect to 79,293 of these shares.
(7)Based solely on information obtained from a Schedule 13G/A filed by FMR LLC (“FMR”) and Abigail P. Johnson with the SEC on February 9, 2022 reporting beneficial ownership as of December 31, 2021. Ms. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. According to this report, FMR’s business address is 245 Summer Street, Boston, Massachusetts 02210. FMR has indicated that it holds shares of our Common Stock together with certain of its subsidiaries. FMR has sole voting power with respect to 103,567 of these shares and sole dispositive power with respect to 3,980,470 of these shares. Ms. Johnson has indicated that she also has sole dispositive power with respect to these 3,980,470 shares.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and any person who beneficially owns greater than 10% of the Common Stock to file reports of holdings and transactions in the Common Stock with the SEC.
Based solely on a review of the Section 16(a) reports furnished to use with respect to 2021 and written representations from our Directors and executive officers, we believe that all Section 16(a) filing requirements applicable to each covered person were satisfied during 2021 and during the subsequent period through the date of this Proxy Statement, except that the Company determined that (a) 120 shares of Common Stock withheld on October 24, 2019 to satisfy a tax liability of Mr. Crane incident to his receipt of previously restricted shares of Common Stock inadvertently were not reported when withheld, subsequently corrected on a Form 4 filed with the SEC on February 15, 2022; (b) 3,590 shares of Common Stock sold by Mr. Stoehr on June 8, 2021 inadvertently were not reported when sold, subsequently corrected on a Form 4 filed with the SEC on July 16, 2021; and (c) 2,174 shares of Common Stock sold by Mr. Murphy on October 25, 2021 inadvertently were not reported when sold, subsequently corrected on a Form 4 filed with the SEC on October 28, 2021.
RELATED PARTY TRANSACTIONS
Director Independence
A Director is independent if the Board affirmatively determines that he or she has no material relationship with the Company other than serving as a Director of the Company and he or she otherwise satisfies the independence requirements of the Nasdaq listing standards. A Director is “independent” under the Nasdaq listing standards if the Board affirmatively determines that the Director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a relationship with us. Direct or indirect ownership of even a significant amount of our stock by a Director who is otherwise independent will not, by itself, bar an independence finding as to such Director.

The Board has reviewed the independence of our current Directors and nominees and found that each of them are independent under the applicable Nasdaq listing standards, except Edward J. Wehmer, who serves as our Founder and CEO. Accordingly, more than 92% of the members of the Board are independent, including the Chairman of the Board.
Related Party Transactions
We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” The Audit Committee and the Nominating Committee are jointly responsible for the review and approval of each related party transaction exceeding $120,000. Such committees consider all relevant factors when determining whether to approve a related party transaction including, without limitation, whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the Audit Committee and the Nominating Committee consider the following:
•the size of the transaction and the amount of consideration payable to a related person;
•the nature of the interest of the applicable executive officer, Director or 5% shareholder in the transaction;
•whether the transaction may involve a conflict of interest;
•whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and
•whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.
Some of the executive officers and Directors of the Company are, and have been during the preceding year, customers of the Company’s banking subsidiaries (the “Banks”), and some of the officers and Directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Banks. Extensions of credit by the Company and its banking subsidiaries to “insiders” of the Company and its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is the Company’s policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, Directors, principal shareholders and their related interests) be engaged in the same manner as transactions conducted with all members of the public. As such customers, they have had transactions in the ordinary course of business of the Banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features. Additionally, in certain cases, a family member of an executive officer or Director of the Company serves as a director of a Bank or is employed in a non-executive role by the Company or an affiliate of the Company on terms that are consistent with their peers and at market compensation levels that are commensurate with their roles. In no case does an immediate family member directly report to a related executive officer or Director. Other than as described above, since January 1, 2021, no transaction was identified as a related party transaction.
CORPORATE SOCIAL RESPONSIBILITY
We know that many of our shareholders expect that we conduct our business in a socially responsible manner through our actions and interactions with our clients, colleagues and within the communities that we serve. Since the Company was founded, we have worked to integrate corporate social responsibility into all of the Company’s activities, and the Board carefully considers corporate social responsibility when it works with management to determine the Company’s strategic priorities and plans to achieve such priorities. We strive to be a good corporate citizen by conducting our business in an environmentally responsible manner, by operating as an employer that is committed to our vibrant and diverse workforce and, through our fifteen chartered community banks, by maintaining strong ties to the communities in which our clients live, work and do business. Although not an exhaustive list, examples of the Company’s activities that reflect our strong commitment to corporate social responsibility include:

Community Service and Partnership
•We collaborate with a wide range of nonprofits and community organizations to strengthen low-to-moderate income neighborhoods through our community outreach programs.
•We provided financial support of approximately $10.2 million to approximately 1,500 nonprofit organizations in 2021, as well as significant in-kind marketing contributions of approximately $1.25 million in value.
•We provide financial education throughout the communities that are served by Wintrust community banks. Our 2021 financial education involved approximately 850 sessions, 10,500 workshop attendees, and 1,500 teaching hours.
•We currently maintain an “Outstanding” rating under the Community Reinvestment Act at fourteen of fifteen of our community bank charters.
Environmental Sustainability
At Wintrust we strive to minimize our environmental impact. Although as a financial services company our energy and water use is relatively small, we nevertheless take pride in promoting natural resource conservation through recycling and water and energy conservation. In our efforts to promote greater environmental responsibility and operate at an increased level of resource efficiency we:
•Endeavor to reduce water consumption at our local bank branches and corporate headquarters, in most cases using low-volume flush valves and motion-activated faucets that help us reduce our water use.
•Enhance air quality in all of our buildings combining improved Minimum Efficiency Reporting Value (MERV) ratings in our air filters and bipolar ionization technology to deliver clean air to our spaces for our customers and employees.
•Construct and remodel our buildings utilizing environmental best practices wherever possible. All new construction of our buildings have LED lighting and high efficiency HVAC systems. Our strategy is to meet and in many cases exceed the guidelines for LEED (Leadership in Energy and Environmental Design) and ENERGY STAR certification, and several of our locations are LEED or ENERGY STAR certified, although we generally forego the expense of formal certification.
•Our corporate headquarters received ENERGY STAR certification when it opened in 2013, receiving a score of 75 out of 100, making our headquarters building a top performer in terms of energy performance standards and greenhouse gas emissions. Additional environmental sustainability initiatives on our headquarters campus include geothermal energy systems, high efficiency HVAC systems, LED lighting and modernized elevators for maximum energy efficiency.
•Seek opportunities to expand recycling programs throughout our locations, in addition to existing paper recycling and shred services in all of our locations.
•Encourage conservation and recycling in the communities we serve via paperless statements and other electronic deliveries to our customers, as well as document imaging of records in lieu of paper storage.
•Improve cleaning protocols, procedures and cleaning solutions in an effort, each day, to keep work spaces and surfaces clean.
•Aim to reduce energy consumption, wherever reasonably possible.
Employee Engagement and Welfare
We believe that Wintrust has been recognized as a top workplace because of the commitment we have made to our employees and their families, as further described below:
•Our best-in-class health care plans reflect a sincere investment in our colleague’s physical, emotional and financial well-being. Offering premium coverage through our health insurance provider, our employees are afforded a large network of doctors and on average, Wintrust pays over 75% of monthly medical premiums for employees enrolled.

•Our other benefits include a wide range of employer-sponsored and voluntary offerings such as short and long-term disability insurance, our WTFC Employee Stock Purchase Plan, retirement benefits, life insurance, accident, critical illness, and other benefits, many of which are offered in response to employee survey feedback and dialogue.
•Our compensation programs support a pay-for-performance philosophy by providing holistic competitive base salaries and incentives that allow us to be competitive in the markets in which we compete for talent and support equitable and fair treatment of our employees.
•We provide short-term bonus incentives, commissions, ad hoc awards, equity awards and other long-term incentives that are designed to attract, retain and engage behavior essential to support long-term success of Wintrust.
•We provide employees with opportunities to enhance their knowledge and training via comprehensive online course offerings. Each employee is required to complete annually a robust suite of online training modules administered by the Company, including courses focused on financial institution compliance and regulatory frameworks, as well as cybersecurity. In addition, the Company provides periodic updates to employees regarding best practices for maintaining a secure cyber environment, including a monthly online employee cybersecurity newsletter.
•In response to the COVID-19 pandemic, we implemented workplace safety and wellness initiatives including:
◦Emergency sick leave for all employees up to 160 hours for caring for a family member or personal illness due to COVID-19.
◦Pay continuation for all employer directed quarantines due to close contact exposure in the workplace.
◦Continued support for non-essential staff to work remotely where possible.
◦Hosted various virtual wellness sessions throughout the year addressing a variety of topics including anxiety, depression, resiliency for working parents, nutrition, ergonomics and virtual cooking classes.
◦Encouraged our workforce to obtain vaccination against COVID-19 and closely monitored vaccination percentages of overall workforce, business units and locations.
◦Modified banking operations and branch staffing levels to limit close person-to-person contact where possible. Employees were paid full wages in the event branch closure occurred due to staffing levels related to COVID-19.
◦Offered telemedicine services through a third-party vendor for COVID-19 symptoms and illness.
◦Covered the full cost of COVID-19 testing for all employees and family members enrolled in Wintrust’s health benefits.
◦Made at-home COVID-19 test kits available to limit employees’ need to leave their homes for testing.
◦Continued support for childcare benefits for employees to improve work-life balance.
◦Offered employee assistance program resources designed to help employees deal with COVID-19 related mental health issues.
◦Monitored and adjusted safety protocols, signage and employer communications in response to changing guidelines by local and state regulations, the CDC and/or OSHA.
◦Maintained comprehensive employee communications program regarding COVID-19 related matters.
◦Provided enhanced manager and employee resources to facilitate a successful remote work environment.

◦Maintained daily health attestations for all employees reporting to branch locations and offices.
Diversity and Inclusion
Wintrust has an unwavering commitment to creating a diverse and inclusive culture where every colleague can be successful. Our expressed vision is: To reinforce the Wintrust Financial Corp. brand as an employer of choice and responsible corporate citizen that is reflective of the diverse markets in which we operate. We will integrate inclusive practices into key strategic objectives and business operations across the entire enterprise, and make evident our commitment by leveraging diverse internal and external assets to drive continued success. This vision, anchored by the One Wintrust Diversity & Inclusion Roadmap, is manifested throughout the organization in numerous ways, including:
•We have a formal equal employment policy which requires that persons are recruited, hired, assigned, promoted and subject to personnel action without regard to race, national origin, religion, age, color, sex, sexual orientation, gender identity, gender expression, disability, protected veteran status, or any other characteristic protected by local, state, or federal laws, rules or regulations. We also have a formal policy prohibiting sexual harassment in the workplace, reinforced by annual mandatory trainings for all employees.
•We gather top executives from across the enterprise annually for an executive diversity forum designed to reaffirm that advancing diversity, equity and inclusion is a shared responsibility in action, and possible through empirical examination, leadership education, action planning and intentional effort.
•We launched the first phase of Paired To Win, a hybrid mentorship-sponsorship program consisting of two success enhancing components: Success through Advocacy and Success Through Advisory. Success through Advocacy was designed akin to a sponsorship program, pairing diverse cohorts of high-potential mid-level leaders one-on-one with a senior executive advocate for one year. Paired To Win and other programs, directly affect the Wintrust IOU Proposition, which is to hire In increasingly diverse talent pools, move talent Over to other parts of the Company for growth and development, and promote talent Up into roles of higher responsibility.
•We reach diverse talent pools by establishing a number of strategic partnerships to attract the best talent from the widest sources, ensuring diverse cohorts of emerging professionals in the Wintrust Credit Academy, an internal banker development program, doing our part to reshape the banking and financial services industry to meet an increasingly diverse marketplace. We are a longtime and active participant in the Financial Service Pipeline initiative, a consortium of financial services firms collaborating on methods to increase representation of African Americans and Latinos in Chicago’s banking and financial services industry.
•We drive employee engagement and further foster organizational inclusiveness through business resource groups (“BRGs”), which are grassroots networks of employees who provide unique perspective to real business challenges such as the human capital matters of talent attraction, hiring and development, as well as market awareness in order to drive continued success for Wintrust. BRGs target racial and ethnic identity, sexual orientation and gender identity, as well as early career navigation and all-gender leadership networks.
•We actively engage in forums, collaborations and consortiums aimed at curbing racial inequity, including the CEOs in Action For Racial Equity Fellowship, which provided a Fellow-on-Loan for two years to assist with the national cross-sector initiative examining the intersectionality of economic empowerment, health care, education and public safety for various communities.
These and many other efforts are fortified by the unwavering commitment of Founder and CEO Ed Wehmer — a signatory of the national movement CEO in Action for Diversity & Inclusion Pledge — and other senior executives from across the Company to ensure commitment, accountability and progress toward being an organization where everyone can excel.
Details of achievements in pursuit of employee well-being, diversity and inclusion, community engagement and other equitable practices can be found on the Company’s website at www.wintrust.com, with community impact reports and highlights at https://www.wintrust.com/content/wintrust/en/our-story/community-impact.html and further detail regarding diversity and inclusion at https://www.wintrust.com/lp/2020/diversity-inclusion.html.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
The Company’s Board is currently comprised of 13 Directors, each serving a term that will expire at this year’s Annual Meeting or until a successor has been elected and qualified. Accordingly, 13 individuals are standing for election at the Annual Meeting to serve on the Board until the next Annual Meeting or until a successor has been elected and qualified.
The Board, acting pursuant to the recommendation of the Nominating Committee, has nominated each incumbent Director, who are standing for election. Each nominee has indicated a willingness to serve, and the Board has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of Directors.
It is expected that, pending re-election at the Annual Meeting, H. Patrick Hackett, Jr. will serve as non-executive Chairman of the Board following the Annual Meeting. Assuming each Director nominee is elected to serve on the Board until the next Annual Meeting, the membership of the Board and each of its committees following the Annual Meeting, is expected to be as reflected in the following chart. Based on each Director nominee’s self-identified data, it is expected that the Board will be comprised of 38% women and 62% men, and will include two individuals (approximately 15% of the Board) who identify as members of a racial or ethnic minority group (African-American).

Name	Age	Director Since	Committees	Subsidiaries/Divisions
Elizabeth H. Connelly	57	2022	Compensation Risk Management	—
Peter D. Crist	70	1996	Compensation Nominating (Chair) Executive	Hinsdale Bank
Bruce K. Crowther	70	1998	Compensation (Chair) Finance Executive	—
William J. Doyle	71	2017	Finance Nominating	—
Marla F. Glabe	68	2015	Audit IT/IS	Great Lakes Advisors Wintrust Investments The Chicago Trust Company FIRST Insurance Funding Wintrust Life Finance
H. Patrick Hackett, Jr., Chairman of the Board	70	2008	Executive (Chair)	Wintrust Bank (Advisory Director)
Scott K. Heitmann	73	2008	IT/IS Risk Management (Chair) Executive	Great Lakes Advisors Wintrust Investments The Chicago Trust Company Wintrust Bank
Deborah L. Hall Lefevre	54	2019	IT/IS (Chair) Nominating Executive	—
Suzet M. McKinney	49	2021	Compensation Risk Management	Great Lakes Advisors Wintrust Investments The Chicago Trust Company
Gary D. “Joe” Sweeney	64	2015	Audit IT/IS	Town Bank
Karin Gustafson Teglia	54	2019	Audit (Chair) Compensation Executive	Hinsdale Bank
Alex E. Washington, III	48	2020	Finance (Chair) IT/IS Executive	Wintrust Bank
Edward J. Wehmer	68	1996	Executive	Shared officer of each subsidiary
Nominees for Election at the 2022 Annual Meeting of Shareholders
Elizabeth H. Connelly (57), Director since 2022. Ms. Connelly is chief human resources officer and senior vice president of coworker services for CDW (Nasdaq), a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, the United Kingdom and Canada. With more than 30 years of experience in managing a spectrum of complex businesses, Ms. Connelly possesses a keen ability for building high-performing teams, fostering best-in-class culture and delivering strong results. At CDW, Ms. Connelly is a member of the executive committee and is responsible for leading the development and implementation of the company’s talent strategy, including talent acquisition, employment branding, organizational and leadership development, sales training, compensation, benefits, diversity and inclusion, performance management and succession planning.
Prior to joining CDW in 2018, Ms. Connelly served since 2012 as the head of the Healthcare, Higher Education and Not-for-Profit Commercial Banking business unit at J.P. Morgan Chase, a leading global financial services firm, where she led business groups that were national in scope and provided treasury, credit and specialized industry solutions to more than 3,000 clients. Previously, she served as the firm’s Midwest Region Head for the Private Wealth Management business unit and, prior to that she held several leadership roles in Capital Markets at Bank One. Additionally, Ms. Connelly serves as a director of Catholic Extension and the Polk Bros. Foundation. She is also a trustee for the Shedd Aquarium, and she serves on the Board of Regents’ for Georgetown University. Additionally, she is a member of the Economic Club of Chicago, The Chicago Network and the Executives Club of Chicago. Ms. Connelly earned a bachelor’s degree in Foreign Service from Georgetown University and a master’s degree in business administration from Northwestern University’s Kellogg School of Management.
Ms. Connelly’s experience in the banking industry, including service in several leadership roles at J.P. Morgan Chase and Bank One, provide her with knowledge of the financial services business, generally, and the business of community banking, in particular. Her experience in human resources at CDW provides her with insight into the attraction and retention of talent, including within the realm of diversity and inclusion, which is of importance to the Company.
Peter D. Crist (70), Director since 1996. Mr. Crist served as the Company’s Chairman from 2008 to 2017. He currently is the Chair of the Nominating Committee. Mr. Crist founded Crist/Kolder Associates, an executive recruitment firm, which focuses on chief executive officer and director searches, in 2003 and has served since inception as its Chairman and Chief Executive Officer. From December 1999 to January 2003, Mr. Crist served as Vice Chairman of Korn/Ferry International (NYSE), the largest executive search firm in the world. Previously, he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry International in 1999. Immediately prior thereto he was Co-Head of North America and the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. He currently serves as a director of Northwestern Memorial Hospital, where he Chairs the Nominating and Corporate Governance Committee. Mr. Crist is a director of Hinsdale Bank.
Mr. Crist’s experience assisting companies with executive searches provides him with insight into the attraction and retention of Company personnel, an important concern of the Company. In addition, Mr. Crist’s experience as an executive of several large, Chicago-based businesses provides him with insight into the management and operational challenges and opportunities facing the Company in its markets. He also brings experience as the previous Chair of the Compensation Committee of Northwestern Memorial Hospital. In addition, Mr. Crist’s experience as a director of Hinsdale Bank gives him valuable insight into the Company’s banking operations.
Bruce K. Crowther (70), Director since 1998.   Mr. Crowther served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates (“Northwest Community”) from January 1992 until his retirement in December 2013. Prior to that time, he served as Executive Vice President and Chief Operating Officer of Northwest Community from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the board of directors of the Illinois Hospital Association as well as recent former Chairman of the board of directors of the Max McGraw Wildlife Foundation. Additionally, he serves as a director of NeoGenomics, Inc. (Nasdaq), of Methode Electronics, Inc. (NYSE), and of Gray Matter Analytics, a private-equity company. Mr. Crowther was a director of Barrington Bank from March, 1997 to January, 2020.
Mr. Crowther’s experience as President and Chief Executive Officer of Northwest Community provides him with insight into the challenges of leading a large and complex organization in the greater Chicago area and an understanding of the operation and management of a large business. In addition, Mr. Crowther’s experience as a former director of Barrington Bank gives him valuable insight into the Company’s banking operations.
William J. Doyle (71), Director since 2017.   Mr. Doyle served as President and Chief Executive Officer of Potash Corporation of Saskatchewan (“PotashCorp”), one of the world’s largest fertilizer suppliers, for 15 years, and retired in July 2015. Mr. Doyle formerly served as President of the International Fertilizer Industry Association, a trade association representing the global fertilizer industry, and was a board member of Canpotex and the International Plant Nutrition Institute.

Mr. Doyle is a graduate of Georgetown University in Washington, D.C., and retired as Chairman of the University’s Board of Directors in July, 2021. He is also on the board of the Big Shoulders Fund, a charity providing support to Catholic schools in the neediest areas of inner-city Chicago.
Mr. Doyle’s experience as President and Chief Executive Officer of PotashCorp provides him with insight into the challenges of leading a large and complex global organization with key operations throughout the world, as well as an understanding of the operation and management of, and governance and regulatory considerations associated with, a large public company.
Marla F. Glabe (68), Director since 2015.   Ms. Glabe has over 40 years of experience in the financial services industry including her service as a senior executive with Allstate Insurance Company (“Allstate”) and as a member of the board of directors of Allstate Life Insurance Company. From 1974 to 2009, she held various executive positions at Allstate and its affiliates. From 2011 until March of 2019, Ms. Glabe served as the Lead Managing Director for MasterMind Advisory Board, a corporation offering advisory services to CEOs and business entrepreneurs. Ms. Glabe is Senior Advisor for Management Control International, Inc., a privately owned family asset management firm, serves on the boards of Royal Neighbors of America, a fraternal life insurance company, and Northwest Community Healthcare, and is a member of the Society of Actuaries. Ms. Glabe is a director of Great Lakes Advisors, Wintrust Investments, and The Chicago Trust Company and serves on the Executive Advisory Committee for First Insurance Funding and Wintrust Life Finance.
Ms. Glabe’s business experience gives her in-depth knowledge of managing and providing leadership at sophisticated nationwide organizations in highly regulated businesses. Her knowledge of the insurance industry gives her insight into an area, which, through the Company’s insurance premium financing business, impacts a substantial portion of the Company’s business. In addition, her experience in leadership provides Ms. Glabe with knowledge of the issues faced by large and complex businesses in the financial services industry. As a result of her financial experience, Ms. Glabe qualifies as a financial expert for purposes of rules governing audit committees. Ms. Glabe’s experience on the Executive Advisory Committee for First Insurance Funding and Wintrust Life Finance and as a current director of the boards associated with Wintrust Wealth Management gives her valuable insight into the Company’s non-banking operations.
H. Patrick Hackett, Jr. (70), Director since 2008.   Mr. Hackett has served as the Company’s Chairman since 2017. Mr. Hackett has been the Managing Member of HHS Partners, LLC, an investment company located in the Chicago area, since 2001. Previously, he served for 12 years as the President and Chief Executive Officer of RREEF Capital, Inc. and as Principal of The RREEF Funds, an international commercial real estate investment management firm. Mr. Hackett taught real estate finance at the Kellogg Graduate School of Management for 15 years when he also served on the real estate advisory boards of Kellogg and of the Massachusetts Institute of Technology. He serves on the boards of First Industrial Realty Trust, Inc. (NYSE) where he chairs the Investment and Audit Committees and Northwestern University where he chairs the Educational Properties (eg: real estate) Committee. Mr. Hackett is an advisory director of Wintrust Bank.
Mr. Hackett’s business and education backgrounds provide him familiarity with financial models and valuation of corporations and banks, as well as of commercial real estate, which often serves as collateral for the Company’s products. Mr. Hackett worked as a bank auditor early in his career, giving him some experience in bank accounting and operations.
Scott K. Heitmann (73), Director since 2008.   Mr. Heitmann, retired for the past 16 years, has over 31 years of experience in the banking industry, including his service as Vice Chairman of LaSalle Bank Corporation and President, Chairman and Chief Executive Officer of Standard Federal Bank from 1997 to 2005. He served as the President and Chief Executive Officer of LaSalle Community Bank Group and LaSalle Bank FSB from 1988 to 1996. Mr. Heitmann currently serves as an Advisory Director of Boys Hope Girls Hope of Illinois. Mr. Heitmann has previously served as a director of LaSalle Bank Corporation, Standard Federal Bank and the Federal Home Loan Bank of Chicago. Mr. Heitmann is a director of Great Lakes Advisors, Wintrust Investments, The Chicago Trust Company, and Wintrust Bank.
Mr. Heitmann’s experience in the banking industry, including service in executive leadership roles at LaSalle Bank Corporation and Standard Federal Bank, provide him with knowledge of the financial services business, generally, and the business of community banking, in particular. His experience as a former bank lender also provides insight into the Company’s community banking business. In addition, his experience with LaSalle Bank’s various predecessors provides him with insight into the opportunities and challenges posed to a growth-oriented Chicago-based community bank. As a result of his financial experience, Mr. Heitmann qualifies as a financial expert for purposes of rules governing audit committees. Mr. Heitmann’s experience as a director of Wintrust Bank and the boards associated with Wintrust Wealth Management gives him valuable insight into the Company’s banking, brokerage and investment advisory operations.

Deborah L. Hall Lefevre (54), Director since 2019.   Ms. Lefevre currently serves as Executive Vice President, Chief Technology Officer of Couche-Tard/Circle K (“Circle K”), where she is responsible for global technology and digital strategy and execution across a network of approximately 15,500 locations operated by Circle K, a multinational operator of convenience stores. From 2003 until joining Circle K in 2017, Ms. Lefevre served in various management positions within the Information Technology department of McDonald’s Corporation, including Corporate Vice President, Global Enterprise Solutions and Business Transformation (2015-17); Chief Information Officer, U.S. Segment (2013-15); and Vice President, IT Enterprise (2008-13).
Ms. Lefevre’s extensive knowledge of information technology systems and information security issues provides the Company with sophisticated guidance regarding the Company’s technology and information security strategy and tactical objectives. In addition, her experience as a senior executive of two large, highly-complex public companies provides her with comprehensive knowledge of the issues faced by complex businesses.
Suzet M. McKinney DrPH, MPH (49), Director since 2021. Dr. Suzet M. McKinney currently serves as Principal & Director of Life Sciences at Sterling Bay Company, LLC, a real estate development company, where she is responsible for relationships with the scientific, academic, corporate, tech and governmental sectors involved in the life science ecosystem, as well as managing the experience and facilitating the growth of life science tenants in Sterling Bay developments. Prior to joining Sterling Bay in February, 2021, she served since September, 2015 as executive director of the Illinois Medical District, which includes 560 acres of medical research facilities, labs, a biotech business incubator, universities, raw land development areas, four hospitals, and more than 40 healthcare related facilities. It is one of the largest urban medical districts in the United States. Dr. McKinney currently serves as a director of the Company subsidiaries Great Lakes Advisors, Wintrust Investments, and The Chicago Trust Company.
She also currently serves as a board member of Susan G. Komen Chicago, Thresholds, and the African American Legacy of the Chicago Community Trust.
Dr. McKinney holds her doctorate from the University of Illinois at Chicago School of Public Health. She received her bachelor’s degree in biology from Brandeis University, where she was also a Howard Hughes Fellow. She also received her master of public health degree, in health care administration, and certificates in managed care and health care administration, from Benedictine University.
Dr. McKinney’s professional experience includes managing large and complex organizations, as well as extensive familiarity with the Chicago business community. As a result of her financial experience, Dr. McKinney qualifies as a financial expert for purposes of rules governing audit committees. Additionally, Dr. McKinney’s experience as a director of Wintrust Investments, Great Lakes Advisors and Chicago Trust Company gives her valuable insight into the Company’s non-banking operations.
Gary D. “Joe” Sweeney (64), Director since 2015.   Mr. Sweeney serves as strategic advisor to Corporate Financial Advisors, LLC (“CFA”), a middle-market investment banking firm, which specializes in providing merger and acquisition advisory services, capital sourcing, exit planning and general corporate advisory services. From 2000 to April 2015, Mr. Sweeney was a co-owner and a managing director of CFA. Prior to that time, he founded and served as president of Sports Marketing and Management Group, LLC, a sports marketing and management firm that specializes in assisting and representing coaches and professional athletes in securing contracts and marketing opportunities. Mr. Sweeney is a published best-selling author and a frequent public speaker. Mr. Sweeney has served on the boards of directors of numerous private companies over the past 35 years. He currently serves on the Board of Directors of Town Bank, The University of Notre Dame Graduate Alumni Board for the Mendoza College of Business, Integrity Grading and Excavation Corp., and numerous private equity companies.
Mr. Sweeney’s experience provides him with extensive knowledge of mergers and acquisitions, capital raising, and the investment process, each of which are key functions of the Company. His knowledge of underwriting approaches and valuation methodologies are valuable in evaluations of proposed transactions. Mr. Sweeney’s experience also provides him with familiarity with the management of the liquidity, financial reporting, risk and audit management of a large organization. As a result of his financial experience, Mr. Sweeney qualifies as a financial expert for purposes of rules governing audit committees. In addition, his experience in leadership provides Mr. Sweeney with knowledge of the issues faced by large and complex businesses. Mr. Sweeney’s experience as a current director of Town Bank gives him valuable insight to the Company’s banking operations.

Karin Gustafson Teglia (54), Director since 2019.   Ms. Teglia is President of DEKK Enterprises, LLC, an incubator that develops innovative concepts and go-to-market strategies for consumer products and services and DEKK Investments, LLC. Ms. Teglia also has served since 2009 as an advisor to TRP Investments, LLC, a commercial real estate investor. Prior to this role, Ms. Teglia served in various corporate finance management and international tax roles within McDonald’s Corporation, including Corporate Senior Vice President, Finance (2007-08); Corporate Vice President, Finance (2005-07) and Corporate Vice President of Tax (2001-05). Prior to joining McDonald’s Corporation in 1995, Ms. Teglia began her career as an international tax consultant with Price Waterhouse. Ms. Teglia is a certified public accountant and an attorney licensed to practice in Illinois.
Ms. Teglia currently serves as a director of Hinsdale Bank, chairing its Audit Committee and also serving on its Risk Committee. She also served on an Advisory Panel of the National Academy of Sciences, focusing on food allergy research, and serves on the Food Allergy Research and Education Board of National Ambassadors.
Ms. Teglia’s management experience at McDonald’s Corporation provides experience with the management of the liquidity, financial reporting, risk and audit management of a large organization. As a result of her financial experience, Ms. Teglia qualifies as a financial expert for purposes of rules governing audit committees. Additionally, Ms. Teglia’s experience as a director of Hinsdale Bank gives her valuable insight into the Company’s banking operations, as well as experience as an audit committee member and chair.
Alex E. Washington, III (48), Director since 2020.  Mr. Washington serves as a Managing Director of Wind Point Partners, a middle market private equity firm based in Chicago, Illinois. Wind Point Partners has approximately $3.0 billion in assets under management and focuses on acquisition of middle-market companies in the industrial products, consumer products, and business services sectors. Mr. Washington joined Wind Point Partners in 2002 and currently serves on the boards of several private companies, including A&R Logistics, Ascensus Specialties, ClockspringNRI, and Kleinfelder Group. Past directorships include Argotec, Arr-Maz Custom Chemicals, Dicom Transportation Group, Evans Food Group, Novolex, and Paragon Films. Prior to Wind Point Partners, he held professional roles with J.H. Whitney, Donaldson Lufkin & Jenrette, and McKinsey & Company.
Mr. Washington received a Bachelor of Arts in Finance from Morehouse College and a Master of Business Administration from Harvard Business School. Mr. Washington was a Class VI recipient of the Ewing Marion Kauffman Fellowship in venture capital. He currently serves as a director of Wintrust Bank, where he chairs its Audit Committee. His civic activities include serving as a board member of the Chicago Council on Global Affairs, board member of the Chicago Urban League, life trustee of the Chicago Foundation for Education, and member of both the Chicago Club and the Economic Club of Chicago.
Mr. Washington’s extensive private equity experience provides him with comprehensive knowledge of mergers and acquisitions, capital raising, and the investment process, each of which are key functions of the Company. The Board believes that his knowledge of underwriting approaches and valuation methodologies is extremely valuable in evaluation of proposed transactions. Mr. Washington’s significant experience on the board of directors of other companies also provides him with familiarity with the management of the liquidity, financial reporting, risk and audit management of complex organizations. Additionally, Mr. Washington’s experience as a director of Wintrust Bank gives him valuable insight into the Company’s banking operations, as well as experience as a board committee member and chair within the Wintrust enterprise.
Edward J. Wehmer (68), Director since 1996.   Mr. Wehmer, a founder of the Company, served as President and Chief Executive Officer of the Company from May 1998 to February 2020, at which point he was named Founder and Chief Executive Officer. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. He serves as an Advisory Director of each of the Company’s main operating subsidiaries. Mr. Wehmer is a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer serves as Lead Independent Director on the board of directors of Stepan Company (NYSE), a chemical manufacturing and distribution company. He also serves as a director of the Catholic Extension Society, on the audit committee of Northwestern Memorial Health Care, as a trustee for Ann & Robert H. Lurie Children’s Hospital and Foundation, as chair of Northwestern Memorial Hospital Foundation, and as the vice chairman of the Finance Council of the Archdiocese of Chicago.
Mr. Wehmer is the only member of the Board who is also an executive officer of the Company. As such, he provides the views of the management of the Company and substantial insight into the operations of the Company. As an employee of the Company since its inception, he also provides historical context for the Board’s discussions.

Required Vote
Election as a Director of the Company requires that a nominee receive the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, online or by proxy, and entitled to vote thereon. Accordingly, instructions to abstain will have the same effect as a vote against such nominee. Broker non-votes will have no impact on the election of Directors.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

EXECUTIVE OFFICERS OF THE COMPANY
Certain information regarding those persons serving as the Company’s executive officers is set forth below.
Edward J. Wehmer (68) — Founder and Chief Executive Officer — Mr. Wehmer serves as the Company’s Founder and Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company’s day-to-day operations and strategic initiatives. See the description above under “Proposal No. 1 —  Election of Directors” for additional biographical information.
David A. Dykstra (61) — Vice Chairman, Chief Operating Officer — Mr. Dykstra joined the Company in 1995 and currently serves as the Company’s Vice Chairman, Chief Operating Officer, a position he has held since February 2020. He previously had held the title of Senior Executive Vice President, Chief Operating Officer since 2002. Prior to 2002, Mr. Dykstra served as the Company’s Chief Financial Officer. Earlier in his career, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc., Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of Chicago Deferred Exchange Company, LLC, State Bank of the Lakes, and Tricom.
Kathleen M. Boege (55) — Executive Vice President, General Counsel and Corporate Secretary — Ms. Boege joined the Company in September 2015. Ms. Boege manages all legal affairs of the Company, as well as assisting banks and non-bank subsidiaries with legal matters. Prior to joining the Company, Ms. Boege served as General Counsel and Corporate Secretary of FreightCar America, Inc. from January 2013 through August 2015. She joined FreightCar America, Inc. from Bally Total Fitness Corporation (“Bally”) where she served as Chief Administrative Officer, General Counsel and Secretary from August 2011 through December 2012. Prior to this role, she held other leadership roles in legal and human resources at Bally commencing in 2007. Prior to joining Bally, Ms. Boege was Vice President, Associate General Counsel and Assistant Secretary at the Chicago Stock Exchange. Prior to joining the Chicago Stock Exchange, Ms. Boege worked in private practice at two Chicago law firms from 1991 to 1999. Ms. Boege is on the board of City Year Chicago, the Chicago Public Library Foundation, is a member of the Keystone Board of the Shirley Ryan AbilityLab and serves as a Trustee of the Field Museum.
Timothy S. Crane (60) — President — Mr. Crane joined the Company in August 2008. In February, 2020, he was appointed President, after previously holding the title of Executive Vice President, Senior Market Head and Treasurer since February 2017. He oversees Wintrust’s subsidiary banks, banking operations and treasury business. In January 2016, Mr. Crane was appointed to serve as Corporate Treasurer of the Company. Prior to joining the Company, Mr. Crane served as President of Harris Bankcorp (Harris Bank, Bank of Montreal) in Chicago where he was employed for 24 years. He also serves on the boards of the Metropolitan Family Services, the Bank Administration Institute, Chicago United and serves as a Trustee of DePaul University. In addition, Mr. Crane is Chairman of the Company’s two largest bank subsidiaries, Lake Forest Bank and Wintrust Bank.
Guy W. Eisenhuth (66) — Executive Vice President and Regional Market Head — Mr. Eisenhuth joined the Company in January 2010 as President and Chief Executive Officer of Village Bank and was promoted in January 2014 to Executive Vice President and Regional Market Head and currently oversees Barrington Bank, Schaumburg Bank, and Village Bank. Prior to joining the Company, Mr. Eisenhuth served as Head of Commercial Banking of Fifth Third Bank in Chicago where he was employed for one year and worked for several years at J.P. Morgan Chase, and predecessors, ultimately serving as Senior Vice President-Group Head, Middle Market Banking. Mr. Eisenhuth is a Director of Barrington Bank, Schaumburg Bank, and Village Bank.

Richard B. Murphy (62) — Vice Chairman, Chief Lending Officer — In February 2020, Mr. Murphy became Vice Chairman, Chief Lending Officer, after previously holding the title of Chief Credit Officer since January 2002. He is responsible for coordinating all the credit functions of the Company as well as its mortgage banking business. Mr. Murphy served as the President of Hinsdale Bank from 1996 until December of 2005. From 1993 until his promotion to President of Hinsdale Bank, Mr. Murphy served as the Executive Vice President and Senior Lender of Hinsdale Bank. Prior to his association with the Company, Mr. Murphy served as President of the First State Bank of Calumet City. Mr. Murphy is on the Board of the Big Shoulders Fund, the Keystone Board of Shirley Ryan AbilityLab, and the Advisory Board of After School Matters. Mr. Murphy is married to the sister of Mr. Wehmer’s wife. Mr. Murphy is a member of the Executive Advisory Committee of First Insurance Funding and Wintrust Life Finance.
David L. Stoehr (62) — Executive Vice President and Chief Financial Officer — Mr. Stoehr joined the Company in January 2002 and manages all financial and accounting affairs of the Company, including internal and external financial reporting. Previously, Mr. Stoehr was Senior Vice President/Reporting & Analysis at Firstar/U.S. Bancorp, Director of Finance/Controller of Associated Banc-Corp with primary responsibility for financial accounting and reporting, business unit financial management and data warehouse design and implementation. Prior to his association with Associated Banc-Corp, Mr. Stoehr was Assistant Vice President/Balance Sheet Management at Huntington Bancshares, Inc., Columbus, Ohio, from 1993 to 1995 and Financial Reporting Officer at Valley Bancorporation, Appleton, Wisconsin, from 1983 to 1993.
Thomas P. Zidar (53) — Executive Vice President and Senior Market Head of Wealth Management Services — Mr. Zidar joined the Company in 2006 and also serves as Chairman and Chief Executive Officer of Wintrust Wealth Management. Prior to joining the Company, Mr. Zidar worked at ABN AMRO/LaSalle Bank for nine years, most recently as Executive Vice President in the Personal Financial Services group of LaSalle Bank, responsible for five business units. Throughout Mr. Zidar’s tenure with ABN AMRO/LaSalle Bank, he served as Chairman, President and CEO of ABN AMRO Financial Services; Senior Vice President, Integration Management; Senior Vice President/First Vice President, Acquisitions & Corporate Capital; and Vice President, Profit Enhancement. Previously, Mr. Zidar held positions as an Associate at A.T. Kearney, a management consulting firm, in Chicago, and as a Financial Analyst and Associate at TTG, an investment banking firm, in New York and London. Mr. Zidar serves as a Director of Great Lakes Advisors, Wintrust Investments, The Chicago Trust Company, and Chicago Deferred Exchange Company.
EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION & ANALYSIS
This Compensation Discussion & Analysis section reviews the compensation program for our five named executive officers (“NEOs”), which include our principal executive officer, principal financial officer and our three other most highly-compensated executive officers as of December 31, 2021.
Our 2021 NEOs were:

Named Executive Officer	Title/Role
Edward J. Wehmer	Founder and Chief Executive Officer
David A. Dykstra	Vice Chairman, Chief Operating Officer
Richard B. Murphy	Vice Chairman, Chief Lending Officer
Timothy S. Crane	President
David L. Stoehr	Executive Vice President and Chief Financial Officer
Executive Summary
2021 Business Highlights
In 2021, despite substantial headwinds created by factors including a near-zero interest rate environment and the global COVID-19 pandemic, the Company achieved strong business results overall with continued growth and operational efficiency as a focus for both the banks and the non-bank businesses. Consistent with its founding values, the Company continued to adhere to its core principles of sound and conservative underwriting. The Company drove growth through its bank and non-bank businesses. As a result of these steps and the executive officers’ leadership during unprecedented and exceptionally challenging times, the Company continued its history of profitability. We believe that the results achieved in 2021 highlighted the benefit of the guidance provided by the executive leadership team who maintained a measured and balanced approach to pursuing growth and maintaining credit quality and appropriate reserves, while placing the highest consideration on the health, safety and well-being of the Company’s employees and its communities.

The Compensation Committee of our Board (the “Committee”) recognizes that the Company’s executive officers have a key role in overseeing growth while appropriately managing risk. In that regard, the Committee considered the accomplishments of management in the following context (results are as of December 31, 2021):
•generated pre-tax income of $637.8 million (a 64% increase from $389.8 million in 2020);
•maintained strong pre-tax income, excluding provision for credit losses, of $578.5 million;
•increased deposits by 13.5% to $42.1 billion (a $5 billion increase from $37.1 billion in 2020);
•increased loan portfolio (excluding loans held for sale) by 8.4% from year-end 2020 to $34.8 billion, the highest reported level in the history of the Company;
•increased total assets to $50.1 billion, an increase of $5.1 billion, or 11.2% from the end of 2020;
•reduced total non-performing assets as a percentage of total assets to 0.16%, down from 0.32% at the end of 2020;
•increased quarterly Common Stock dividend to $0.31 per share, resulting in total dividends of $70.7 million paid in 2021 to eligible holders of Common Stock;
•2021 was the Company’s twenty-fifth consecutive year of profitability; and
•our assets have grown 95%, 60% and 11% over the last five, three and one year periods, respectively, and our loans, excluding covered loans and loans held for sale, have grown 77%, 46% and 8% over the same five, three and one year periods, respectively.
Highlights of our Executive Compensation Philosophy, Program and Practices
Philosophy and Culture of Achievement and Accountability
The Committee has responsibility for developing, implementing and monitoring our executive officer compensation program and policies as well as determination and oversight of the Company’s executive compensation philosophy. The Committee sets the compensation for all of our NEOs and reviews compensation for all executive officers of the Company. In administering the Company’s executive compensation program, the Committee is mindful of our unique operating structure, culture and history as well as the growth strategy of our Company and its businesses. As a Company with growth oriented and entrepreneurial operations, we are cognizant that to attract and retain the managerial talent deemed necessary to operate and grow our businesses, we often have to compensate our executives with a view to the scope and complexity of the business we expect them to manage, rather than the size of the business they currently manage. Our executive compensation philosophy and programs are designed to attract and retain management capable of leading the organization in its efforts to create the infrastructure to meet its growth curve while still managing risk.
The Committee believes executives’ total direct compensation should be heavily weighted toward incentive compensation rather than through fixed components such as base salary and benefits. This philosophy is intended to create and foster a pay-for-performance framework within defined risk parameters that drives shareholder value by aligning shareholder and NEO interests. Our Short-Term Incentive Program, or STIP, and Long-Term Incentive Plan, or LTIP, are designed to provide that a significant percentage of our executives’ total compensation is linked to performance and the interests of our shareholders.
Our Pay-for-Performance Focus
Reinforcing pay for performance is an important underpinning of our executive compensation framework. For 2021, target incentive compensation for our CEO and the other NEOs was (on average) approximately 77% and 60% of total target compensation, respectively. A majority of incentive compensation for the CEO and the other NEOs is performance based, as reflected by our short-term incentive and long-term incentive elements where the ultimate value of the awards are based on our achievement of business goals and increased shareholder value.
Our Executive Compensation Practices

	What We Do		What We Don’t Do
☑
We Pay for Performance:   The majority of executive pay is not guaranteed. Our CEO and NEOs on average have approximately 77% and 60%, respectively, of their target total compensation tied to Company performance through achievement of performance goals or our common stock price.
		☒	No Hedging or Short Selling: Our NEOs are prohibited from engaging in short selling of our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.
☑	We Align Our Long-Term Incentives With Performance: The significant majority of our long-term incentive awards are performance-oriented.	☒	No Pledging: Our NEOs are prohibited from pledging our securities.
☑	We Set Stretch Goals: Our performance hurdles are designed to require stretch individual and Company performance along with superior returns in order to receive commensurate payout.	☒	No Excessive Expenditures or Perquisites: We have adopted a policy designed to prevent any excessive or luxury expenditures and maintain modest perquisites.
☑	We Have a Clawback Policy: In the event of a material negative restatement of our financial statements, we can claw back any payments made which were predicated on achieving certain financial results.	☒	No Undue Risk: We discourage excessive risk taking by having a balanced portfolio of short- and long-term incentive performance measures and a cap on final payouts.
☑
We Require Stock Ownership:   We have robust stock ownership guidelines. Our CEO is required to hold Common Stock with a value equal to a multiple of six times base salary and our other NEOs are between one and three times base salary.
		☒	No Repricing Underwater Options: Our stock incentive plan does not permit repricing or the exchange of underwater stock options without shareholder approval.
☑
We Utilize Independent Compensation Expertise:   The Committee has retained Meridian, an independent compensation consultant, to advise on the executive compensation program and practices, including annual assessments of the Company’s peer group.
☒
No CIC Payment Absent a Double Trigger:    Payments under our employment agreements and our long-term incentive programs require two events for vesting in connection with a change in control — both a change in control and a qualifying termination of employment.

Shareholder Support
During its compensation review process, the Committee considers whether the Company’s executive compensation and benefits program are in line with the interests of the Company’s shareholders. In that respect, the Committee considered the approval by approximately 80% of the votes cast for the Company’s “say on pay” proposal at the Company’s prior annual meeting of shareholders. While our 2021 “say on pay” approval percentage was lower than our shareholder approval of approximately 96% and 98% in 2020 and 2019, respectively, we believe that the 2021 shareholder voting results demonstrate consistent and sustained shareholder support for the Company’s executive compensation program. Accordingly, the

Committee determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make changes to the Company’s executive compensation program in response to such vote.
The Company values and encourages shareholder feedback as part of its ongoing engagement process. To this end, the Company participates in robust shareholder Question & Answer sessions that typically comprise over 50% of the duration of the Company’s quarterly earnings calls. Additionally, in 2021, the Company engaged in dialogue on several occasions with a significant shareholder, regarding matters including executive compensation, diversity and inclusion, community investment and philanthropy and environmental considerations. The Company also engages with shareholders through participation in investor conferences throughout the year. The Company also maintains an active Investor Relations website portal that enables shareholders to submit feedback to the Company at any time, and the Company responds to specific shareholder inquiries on a real-time basis throughout the year.
Compensation Philosophy and Objectives
The philosophy underlying our executive compensation program is to promote a pay-for-performance environment and remain competitive with market practices in order to attract and retain key talent, which we believe will support the long-term success of the Company and build value for our shareholders.
The compensation elements included in the pay of our NEOs vary and are reflective of different pay objectives. Base salaries are intended to pay executives competitively relative to market peers and individual performance. Relevant performance factors that influence base pay include leadership, innovation, diversity initiatives, strategic contributions, maintaining effective company systems and infrastructure, customer service and talent management. Variable compensation (short-term and long-term incentives) is tied to financial measures (such as pre-tax net income, net interest margin, net overhead ratio, core loan and deposit growth, credit quality, and earnings per share) as well as the achievement of specific business objectives (including satisfactory regulatory exams), employee retention, and increased shareholder value. It is also the Committee’s philosophy to provide retirement and health and welfare benefits to all employees on a non-discriminatory basis. We do not provide supplemental retirement benefits to our executives.
The Committee has set forth the following objectives for its executive compensation program:
•Attract first-rate entrepreneurial talent that reflects our structure.   We believe that our unique organizational design and structure are a significant part of our value proposition. Consequently, we need to hire leaders who will thrive within our structure, are able to operate well within a matrixed organizational structure which allows the capacity to act in equal measure autonomously at times and in collaboration at times, while driving growth and managing risk.
•Focus on performance-based compensation.   Our compensation program is designed to support performance and achievement at every level of the organization, from the individual to the bank, subsidiary, and Company. It is also designed to drive performance across both short-term and long-term horizons.
•A significant portion of total compensation should be in the form of long-term incentives.   Our compensation program includes incentives designed to align management and shareholder interests over a multi-year performance or vesting period. This longer-term horizon also helps promote retention and therefore business continuity.
•Long-term incentive compensation should balance growth and risk.   Our longer-term rewards are structured to help mitigate excessive risk-taking since leaders are rewarded for creating sustained value for the Company and its shareholders.
•Long-term incentive compensation should be highly correlated with returns.   The prescribed performance goals under our long-term incentive compensation program are designed to be challenging, and at or above target payouts should be achievable only with above target, superior organizational performance. Further, the use of total shareholder return as a new long-term incentive metric is intended to directly link NEO and shareholder interests.
•Compensation levels should be competitive to ensure that we attract and retain a highly qualified management team to lead and grow our Company.   The successful operation of our Company requires an experienced and talented management team. We hire for both the current and anticipated future needs of the organization, so executives must be able to effectively lead the organization now, and also meet future needs of a growing organization. To do this, our compensation program must be competitive with those of our peer firms to attract and retain talent that is capable of scaling for the future.
•Compensation opportunities should be commensurate with an executive’s roles and responsibilities.   Our organization values talented executives who perform comprehensively, both within their specific roles as well as taking on more leadership responsibilities. Consequently our compensation program seeks to recognize and reward our executives who are most responsible for the performance of the Company and who engage in broader duties than their job titles may imply.
•Compensation for NEOs should be fair and perceived as such, both internally and externally.   We measure the appropriateness of our compensation offerings by comparing them both internally and externally to peer group benchmarks. Shareholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair.
Peer Group Benchmarking
On an annual basis, the Committee’s independent compensation consultant, Meridian, provides the Committee with assessments of the competitive market and best practices relating to executive compensation practices, including peer group development, executive and board benchmarking, executive pay-for-performance analysis, research on regulatory and industry trends, and program design. The Committee utilizes these assessments and references when considering compensation program design and other decisions.
Peer Group Analysis
On an annual basis, the Committee asks Meridian to review the peer group to evaluate whether it reflects the appropriate population of banks both regionally and nationally similar to Wintrust in size, scope and complexity. When identifying and constructing the competitive peer group, the Committee took into consideration which companies compete for customers, executive talent or investors, as well as other factors including the amount of commercial and industrial loans, level of non-interest revenue, and comparability in business models. These factors were considered as the Committee sought to develop a peer group that approximated the size and the structure of the Company. The following peer group, developed in 2020 and used by the Committee to make 2021 compensation decisions, was comprised of 21 banks, including 16 similarly-sized national banks and five Midwestern banks. This reference group of banks had assets between $19 billion and $77 billion as of March 31, 2020, with Wintrust’s assets then positioned at approximately the median.

National Holding Company Peer Group*
First Horizon National Corporation	First Citizens BancShares	F.N.B. Corporation
Comerica Incorporated	IBERIABANK Corporation	BankUnited
Zions Bancorporation, N.A.	Cullen/Frost Bankers, Inc.	Hancock Holding Company
People’s United Financial Inc.	BOK Financial Corporation	Webster Financial Corp.
CIT Group Inc.	Valley National Bancorp
Synovus Financial Corp	Texas Capital Bancshares, Inc.
Midwestern Holding Company Peer Group
Associated Banc-Corp	Commerce Bancshares, Inc.	TCF Financial Corporation
UMB Financial Corporation	First Midwest Bancorp, Inc.
*    The 2021 peer group was updated as compared to 2020 to eliminate Old National Bancorp, Sterling Bancorp and Pinnacle Financial Services and to add CIT Group Inc., Comerica Incorporated, Valley National Bancorp and Zions Bancorporation, N.A. based on the peer group selection criteria described above.
When making compensation decisions, the Committee reviews the compensation paid to our CEO and other NEOs relative to the compensation paid to similarly-situated executives, to the extent available, at our peer companies based on publicly available information reported in our peers’ proxy statements.
Benchmark Analysis
In December 2020, Meridian provided the Committee with background information regarding the Company’s compensation structure as compared to the peer group and market practices. Meridian provided the Committee with an analysis undertaken with respect to each of the NEO’s positions, including a comparison of target total compensation, target total direct compensation as well as each component of compensation (e.g., base salary, short-term incentives, long-term incentives, benefits) on a comparative basis with the Company’s peer group.
In addition, the Committee reviewed NEO compensation in the aggregate to that of our peer group. The Committee believes that reviewing compensation across both dimensions of their role and in aggregate provides the Committee with the most well-rounded view of the appropriateness of NEO compensation levels relative to peers.
Pay-for-Performance Analysis
Each year, Meridian conducts a pay-for-performance analysis which compares realized and realizable pay for the CEO as compared to the chief executive officers in our peer group. This analysis provides a retrospective look which evaluates the historical relationship between pay and performance, the effectiveness of the Company’s pay structures and performance goals and whether pay was aligned with performance. The 2021 study reviewed pay and performance over the prior three-year period (2018-2020) and found that the Company’s historical performance and the CEO’s actual pay results were aligned. The analysis indicated that the Company continued to perform in the upper quartiles of the benchmarked peer group and the CEO’s pay and performance were appropriately aligned when compared with the peer group for the three-year period ending in 2020. The Committee intends to continue to monitor the effectiveness of the Company’s executive pay program and alignment of pay with performance.
2021 Compensation Elements and Decisions
This section describes the various elements of our 2021 compensation program for the NEOs and outlines why the Committee chose each element, how it’s determined and its impact on the Committee’s pay decisions.

Element	Key Characteristics	Why We Pay this Element	How We Determine the Amount	2021 Decisions
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for executive talent.	Experience, job scope, market data, and individual performance.	Base salary increases were approved for the NEOs in 2021, ranging between 1.0% and 3.6%.
Annual Short-Term Incentive	Variable compensation component payable in cash or stock. Performance is 75% allocated to financial measures and 25% allocated to individual performance goals. Payment is capped at 150% of target.	Motivate and reward executives for performance on key operational, financial and individual objectives met during the course of the performance year.	Market practices and individual performance with actual payouts based on the extent to which performance goals are achieved.	Annual short-term incentive payouts ranged from 130.0% to 142% of target, based on a combination of Company and individual performance.
Long-Term Incentives	Variable compensation component payable in performance-based restricted stock units and time-vested restricted stock units. Payments of performance-based awards are capped at 150% of target.	Align long-term interests of management and shareholders. Retain executive talent.	Market practices and performance, with performance-based cash (for awards granted prior to 2021) and restricted stock unit payouts based on performance.
The 2021 LTIP consisted of a mix of awards (60% performance based restricted stock units and 40% time-based restricted stock units). Performance-based awards are determined after the 3-year performance period (2021-2023), with half of performance-based shares vesting based upon Cumulative Adjusted Pre-Tax EPS (as defined below) (30% of LTIP award) and half based upon relative total shareholder return (30% of LTIP award).
For a discussion of performance results and Committee decisions relative to the 2019-2021 LTIP performance period, please see "2021 LTIP Target and Grants" on page 41.

Perquisites and Other Personal Benefits	Compensation component to provide basic competitive benefits.	Provide a base level of competitive compensation for executive talent.	Periodic assessment of competitive offerings.	No substantive change from prior years.

Base Salary
The Company provides NEOs with base salaries to compensate them for services rendered during the fiscal year and reflect each NEO’s position, specific skills, tenure, experience, responsibility and performance. Annual base salary adjustments for NEOs for any given year are generally determined by the Committee at its meeting in January. Increases, if any, in base salary on a year-over-year basis are dependent on the Committee’s assessment of the Company’s and individual’s performance and data from Meridian regarding market competitive base salaries. The Committee has full discretion to set NEO salary at any level it deems appropriate. As part of this process, the Committee solicits the recommendations of Mr. Wehmer with respect to the NEOs (other than Mr. Wehmer and Mr. Murphy). The Committee also considers peer data provided by Meridian, internal pay equity and merit history in evaluating recommendations.
In 2021, the Committee made the following determinations relative to base salary. These base salary increases for 2021 averaged less than 2%.

Named Executive Officer	2020 Base Salary	2021 Base Salary
Edward J. Wehmer	$1,150,000	$1,175,000
David A. Dykstra	$810,000	$820,000
Richard B. Murphy	$610,000	$620,000
Timothy S. Crane	$550,000	$570,000
David L. Stoehr	$495,000	$500,000
Annual Short-Term Incentive
The Company’s performance-based annual short-term incentives are based on each NEO’s overall performance and the achievement of Company performance goals subject to the discretion and adjustment by the Committee. Annual short-term incentives are intended to provide officers across the Company with an opportunity to receive cash compensation (may be paid in equity at the discretion of the Committee), based on consideration of the Company, subsidiary and individual performance goals. Performance-based incentives are a key component of our total compensation package because they reward our executives for pursuing objectives that the Committee believes are consistent with the overall goals and strategic direction that the Board has set for the Company.
NEO short-term incentive target opportunities are reviewed by the Committee annually to evaluate appropriateness to the current business cycle and competitiveness relative to the market. In determining the target annual short-term incentives, the Committee considers several factors, including:
•market practices;
•the target annual incentive set and achieved in recent years;
•the desire to provide, as described above, a substantial portion of total compensation as performance-based; and
•the relative importance and degree of difficulty of the short-term and long-term performance goals of the Company.
The Committee establishes target opportunities for each participant based on their role and competitive market data. The 2021 target opportunities for the NEOs did not change as compared to the 2020 target opportunities. Based on the Committee’s assessment of Corporate and individual performance, actual awards can vary from 0% to 150% of the target opportunities.

Named Executive Officer	Target
Edward J. Wehmer	125%
David A. Dykstra	80%
Richard B. Murphy	80%
Timothy S. Crane	80%
David L. Stoehr	70%

Consistent with 2020, the 2021 target annual short-term incentive opportunity was allocated in the following manner based upon the executive’s role:
•75% based on Company performance, associated with consolidated pre-tax net income; and
•25% based on individual goals and objectives.
Based upon the weighting outlined above of the 75/25 allocation of the short-term incentive target, the table below reflects each NEO’s 2021 base salary and how their total incentive targets were allocated as a percentage of each NEO’s base salary.

Named Executive Officer	2021 Base Salary	2021 Total Short-Term Incentive Percentage at Target	Percentage Allocated to Company Performance	Percentage Allocated to Individual Objectives
Edward J. Wehmer	$1,175,000	125%	93.75%	31.25%
David A. Dykstra	$820,000	80%	60.00%	20.00%
Richard B. Murphy	$620,000	80%	60.00%	20.00%
Timothy S. Crane	$570,000	80%	60.00%	20.00%
David L. Stoehr	$500,000	70%	52.50%	17.50%
Development of Company Performance Objectives
The Committee considers a number of performance factors in determining short-term incentive awards, including key performance indicators such as net overhead ratio, loan, asset and deposit growth and credit quality, as well as qualitative factors including advances in the Company’s efforts to maintain a diverse and inclusive corporate culture, development of enterprise infrastructure that will support future growth, and continued business line diversification.
One of the key Company-level objectives for 2021 was to achieve consolidated pre-tax net income of $432.8 million, consistent with the Board-approved 2021 budget. The Committee used the following guidelines to set the high, target, low, and threshold portion of the annual short-term incentive award opportunity allocated to the Company-level objective:

Wintrust 2021 Consolidated Pre-Tax Net Income	Performance Measurement of Company- Level Annual Short-Term Incentive Award
Greater than $497.7 million	High
$432.8 million	Target
$389.5 million to $432.8 million	Low
$302.9 million to $389.5 million	Threshold
Development of Individual Performance Objectives
The individual performance objectives for the NEOs are developed through an iterative process between the Committee and management. Management develops an initial set of recommended objectives based upon the Board-approved business plan and business needs. The Committee reviews the proposed objectives and modifies them at its discretion, after considering whether the objectives are aligned with the Board’s strategic focus. The following objectives, among others including regulatory objectives, leadership development, and advancing diversity, were established for the NEOs in January, 2021:
Edward J. Wehmer
•Improve year over year core performance of the enterprise reflected in various measures such as core loan, asset and deposit growth, net overhead ratio, performance on niche and core loans, earnings per share, stock price, shareholder return, and net income.
•Continue to identify and acquire strategic assets, asset generation platforms and bank acquisitions to complement the Company’s strategy.

•Maintain the appropriate organizational infrastructure to support technology efforts, expansion efforts, streamlining operations and expense management.
•Oversee the continued response to the ongoing COVID-19 pandemic and proactively manage the short-term and long-term impact on the business.
•Advance diversity and inclusion throughout the Wintrust enterprise; build a learning culture through professional development plans, mentorship and training resources; continue to advance recognition of Wintrust as an employer of choice in Chicagoland and southern Wisconsin.
David A. Dykstra
•Lead all market transactions and strategic acquisition activities. Execute acquisitions, structuring deals with appropriate investment returns and oversee integration.
•Increase core earnings and net income through planned and profitable growth. Improve year-over-year performance in core loan, asset and deposit growth, net overhead ratio, performance on niche loans, earnings per share, stock price, and shareholder return.
•Maintain cost effective, scalable and efficient internal operations.
•Lead technology and information security strategy to enhance technological capability and effectively manage cyber security risk.
•Maintain satisfactory ratings in bank safety and soundness exams and all areas of compliance. Oversee activities designed to achieve continued Community Reinvestment Act ratings of Outstanding (or minimum rating of Satisfactory) for all charters.
Richard B. Murphy
•Oversee the Chief Credit Officer’s management of the core portfolio and non-performing assets at acceptable levels.
•Direct cross-functional teams on effort to continue to enhance efficiencies and processes within the credit function.
•Preserve exemplary credit quality through effective underwriting and disciplined loan management.
•Provide leadership to mortgage, premium finance and niche lending businesses to optimize business outcomes and achieve projected financial results. Partner with leaders of lending businesses and credit function to enhance diversity of incoming personnel and emerging leaders.
•Improve asset quality and improve management reporting on all loans.
Timothy S. Crane
•Manage all banks to meet/exceed financial targets with a focus on driving core performance.
•Achieve loan growth without credit loss outside acceptable ranges.
•Oversee execution of the Deep Blue digital transformation project.
•Focus on expansion and new branch openings, as well as actively managing the existing footprint.
•Maintain an appropriate focus on enhancing customer relationships.
•Oversee banks’ diversity initiatives relating to incoming personnel, development of emerging leaders and recruitment of community bank directors.
•Manage individual bank regulatory results and achieve satisfactory exam outcomes.

David L. Stoehr
•Proactively develop strategies to manage interest rate risk and improve earnings.
•Provide effective analytics, metrics and reporting to measure strategic initiatives.
•Maintain capital above policy thresholds and advise and present completion of capital stress testing.
•Continue to make progress on enhanced diversity of incoming personnel and emerging leaders. Collaborate with emerging leaders on professional development plans.
•Develop and maintain five-year technology roadmap for Finance group.
Performance Results and Payouts
As noted above under “2021 Business Highlights,” the Committee considered the Company’s strong performance during a year of continued uncertainty and volatility, reflecting the benefit of the skill and guidance provided by the Company’s executive leadership team.
Company Performance Results:   The Company’s consolidated pre-tax net income for the year ended December 31, 2021 was $637.8 million. In determining the actual annual short-term incentive for each NEO associated with the achievement of Company-level objectives, the Committee considered a number of factors, including the following achievements:
•the Company achieved 147% of the consolidated pre-tax net income objective;
•strong achievement measured against our key performance indicators, including net overhead ratio, loan, asset and deposit growth and credit quality;
•enhanced focus on issues of diversity and inclusion within the Company’s workforce, including the launch of a 12-month advocate-protégé partnerships which paired select high-potential protégés with senior executive advocates. The protégé cohort includes over 60% women and 35% leaders of color;
•continued progress on diversification strategy via expanded lines of business; and
•continued build out of enterprise infrastructure to support future success of the organization.
The Committee also acknowledged the consolidated pre-tax income results were positively impacted by a reversal of some of the provision for credit losses taken in the prior year as a result of improved credit quality and economic forecasts as the negative impact of the pandemic seemed to be subsiding. The Committee, taking into account the Company’s actual consolidated pre-tax net income performance along with all of the other above-referenced positive key performance indicators, determined to pay out the portion of annual short-term incentives associated with the Company-level results at 147% of target but also exercised discretion and adjusted the performance results downward to mollify some of the beneficial impact of the negative provision for credit losses.
Individual Performance Objectives:   The Committee reviewed each executive’s performance relative to individual goals and determined that each of the NEOs achieved or exceeded all of their individual performance objectives.
Total Annual Short-Term Incentive Payout:   Consistent with the approach taken in prior years, the final determination of an NEO’s actual short-term incentive payment was based on the Committee’s holistic evaluation of Company and individual performance metrics including consolidated pre-tax net income, individual performance objectives, and discretionary factors. The Committee retains the discretion to determine the amount of any annual short-term incentive awarded to an NEO. The final determination of the Committee could result in no short-term incentive being paid or a short-term incentive amount above or below a strictly formulaic view of performance. Based on their analysis, the Committee approved the annual short-term incentive award for each NEO. The extent of achievement by Mr. Wehmer and the other NEOs relative to the accomplishment of the Company’s financial objectives was taken into account. Additionally, short-term incentives were informed by the Committee’s intention to ensure that total cash compensation was at an appropriate competitive position relative to the Company’s performance. The following table sets forth the total eligible annual short-term incentive amounts at target and annual short-term incentives actually paid to each of our NEOs under the 2021 NEO short-term incentive program.

Named Executive Officer	Total Annual Short-Term Incentive at Target	Total Annual Short-Term Incentive Paid	% Annual Short-Term Incentive Paid vs. Target
Edward J. Wehmer	$1,468,750	$2,041,562	139.0%
David A. Dykstra	$656,000	$892,160	136.0%
Richard B. Murphy	$496,000	$649,760	131.0%
Timothy S. Crane	$456,000	$647,520	142.0%
David L. Stoehr	$350,000	$455,000	130.0%
Our annual short-term incentive may be paid in cash and/or equity at the discretion of the Committee. With regard to 2021 performance, annual short-term incentives awarded by the Committee to the NEOs were paid in cash and are reported in the “Bonus” column in the 2021 Summary Compensation Table.
Long-Term Incentive Plan (LTIP)
The Committee believes that a substantial portion of each NEO’s compensation should be in the form of long-term incentive compensation in order to further align the interests of our NEOs and shareholders. The framework is also designed to:
•provide a competitive compensation opportunity;
•foster retention;
•allow the Company to compete effectively for talent;
•incorporate leading practices;
•provide transparency;
•support the Company’s long-term strategy and growth objectives;
•align management’s long-term compensation with shareholder returns;
•link pay and performance;
•create a long-term focus based on sustainable results; and
•promote long-term NEO stock ownership.
Award Mix
The Committee administers the LTIP and can determine on an annual basis the mix of awards included in the annual grant. Starting in 2021, the Committee modified its historical LTIP approach from a mix of cash and performance-based restricted stock units to a mix that consists of 100% equity, comprised of 60% performance-based restricted stock units and 40% time-based restricted stock units as indicated below:

Award Vehicle Mix	% of Award
Performance-Based Restricted Stock Units	60%
Time-Based Restricted Stock Units	40%
Performance-based restricted stock units and time-based restricted stock units are designed to promote pay for performance since the awards vest after three years and the performance-based stock awards vest based on the achievement of certain performance conditions. Performance-based awards under the LTIP are contingent upon the achievement of pre-established long-term goals set in advance by the Committee with results measured over a multi-year performance period (i.e., three years). Each year, the Committee sets three-year performance goals for the LTIP, which results in overlapping performance cycles. Performance-based awards are earned only at the end of the performance period based on the Company’s actual performance against pre-established goals certified by the Committee, subject to negative discretionary adjustments.
In 2021, the Committee selected the following performance measures for the 2021-2023 LTIP performance cycle:
•50% based on three-year cumulative earnings per share as adjusted to exclude income taxes, acquisition-related charges, and the provision for credit losses with such amount being further reduced by actual net charge-offs of loans (“Cumulative Adjusted Pre-Tax EPS”)
•50% based on three-year total shareholder return (“TSR”) (TSR relative ranking within KRX Regional Bank Index)
When it determined stock-based compensation LTIP awards for the 2021-2023 performance cycle in January, 2021, the Committee believed that the targets established for these performance metrics were reasonably achievable with strong executive management performance. Relative TSR will measure our performance compared to the KRX Regional Bank Index with 50% awarded at the end of the performance cycle for achievement of the 25th percentile, 100% vesting for median percentile performance and 150% for 75th percentile performance (with linear increase in the payout between performance levels). In 2021, the Committee also selected a time-based restricted stock unit award to comprise 40% of the overall LTIP award mix. The time-based restricted stock unit award has a three-year vesting period. The Committee believed that an element of the overall stock-based awards should have a time-based component to create a balance between risk and executive management’s long-term focus on the Company’s overall achievement over the three years reflected in the appreciation of the Company’s stock price. In addition, this change also reflects market practice, as many of the Company’s peers include a time-based component in their long-term incentive award mix, to support retention over a multi-year vesting period.
2021 LTIP Target and Grants:   The Committee provided a 2021 LTIP grant for the performance period from January 1, 2021 through December 31, 2023, based on a target opportunity developed based on market practice and our desire to provide a significant portion of compensation in long-term equity-based incentives. Target award opportunities are defined as a percentage of base salary and summarized in the table below, with 60% of the grant value provided as performance-based restricted stock units and 40% of the grant value provided as time-based restricted stock units. The ultimate value of the awards will depend on the Company’s performance relative to three-year goals and in the case of both the performance-based and the time-based restricted stock units, the Company’s stock price at vesting. Each NEO’s long-term incentive target percentage, as a percentage of base salary is outlined below. These target percentages did not change as compared to 2020, although the total compensation reported in the 2021 Summary Compensation Table reflects the change in LTIP mix from a combination of equity and long-term cash award to all equity. Under SEC disclosure rules, equity awards are reported in the year of grant rather than for the period earned and, thus, the entire 2021 LTIP award is reflected as 2021 compensation in the 2021 Summary Compensation Table.

Named Executive Officer	Target Percentage of Base Salary
Edward J. Wehmer	220%
David A. Dykstra	85%
Richard B. Murphy	85%
Timothy S. Crane	85%
David L. Stoehr	75%
Performance-Based Restricted Stock Unit Awards and Time-Based Restricted Stock Unit Awards:   The performance-based restricted stock unit awards (60% of incentive target opportunity) will each be measured and vest following the end of the performance period ending December 31, 2023, and time-based restricted stock unit awards (40% of target incentive opportunity) will vest, three years from the date of the award. The threshold, target and maximum award opportunities for each NEO for the performance-based restricted stock unit awards, and the number of time-based restricted stock units awarded to each NEO, are set forth in the following two tables:
Performance-Based Restricted Stock Unit Awards

Named Executive Officer	Number of shares: Maximum Performance	Number of shares: Target Performance	Number of shares: Threshold Performance
Edward J. Wehmer	36,273	24,182	12,091
David A. Dykstra	9,870	6,580	3,290
Richard B. Murphy	7,434	4,956	2,478
Timothy S. Crane	6,702	4,468	2,234
David L. Stoehr	5,322	3,548	1,774
Time-Based Restricted Stock Unit Awards

Named Executive Officer	Number of Time-Based shares:
Edward J. Wehmer	16,122
David A. Dykstra	4,387
Richard B. Murphy	3,304
Timothy S. Crane	2,979
David L. Stoehr	2,365
2019-2021 LTIP Results and Payment: The 2019-2021 LTIP was 100% performance based and consisted of a mix of awards, comprised of 50% performance-based cash awards and 50% performance-based restricted stock unit awards. The Committee determined for this performance cycle to use cumulative earnings per share as the performance measure, adjusted for acquisition related costs, tax benefits associated with stock-based compensation and the change in the corporate tax rate (collectively, “Cumulative Adjusted EPS”). The following chart outlines the performance award matrix adopted in conjunction with the 2019-2021 LTIP for the performance-based cash and performance-based restricted stock unit awards:

	Cumulative Adjusted EPS over 3 year Performance Period	Payout % of Target Award
Maximum	$23.00	150%
Target	$20.95	100%
Threshold	$19.03	50%
<Threshold	<$19.03	0%
Through the first year of the 2019-2021 LTIP performance period, the Company’s quarterly estimates indicated that the Company was on target to exceed threshold performance for the 2019-2021 LTIP performance period. In early 2020, however, the COVID-19 pandemic was officially declared by the World Health Organization, which had a direct, quantifiable adverse impact on the Company’s earnings for the second two years of the 2019-2021 performance period.
When the Committee met in January, 2022 to consider, among other items, certification of the Company’s performance for purposes of payouts under the 2019-2021 LTIP, it was determined that the Company’s Cumulative Adjusted EPS for this 3-year performance period was $18.38, only slightly below the threshold of $19.03. Based on this level of achievement, the 2019-2021 LTIP performance threshold was not met, despite the Company’s strong performance through January, 2022. It was determined that the Company’s failure to achieve the required LTIP performance threshold was a direct result of the COVID-19 pandemic and its impact on the Company’s Cumulative Adjusted EPS during 2020 and 2021, which caused the Company’s Cumulative Adjusted EPS for the entire 2019-2021 performance period to fall slightly below threshold. At this time, the entirety of the NEOs’ long-term incentive grants were performance-based, with performance measured based on the Company’s 3-year absolute financial performance. Accordingly, the impact on Wintrust’s NEOs was significantly more detrimental than on our industry and peers, where it is prevalent practice to include a portion of time-vested awards and relative performance measures (which the Company has introduced starting in 2021).

Among the COVID-related factors that had a direct and quantifiable adverse impact on the Company’s earnings, the most significant were the steep drop in interest rates and the impact on the newly-adopted Current Expected Credit Losses (“CECL”) accounting standard and the resultant increase in the Company’s provision for credit losses. CECL required the Company to increase its 2020 provision for credit losses to $214.2 million, which was partially offset by a negative amount of $59.3 million in 2021, compared to $53.9 million in 2019, in response to deterioration in existing and forecasted macroeconomic conditions related to COVID-19. This aggregate increased provision in 2020 and 2021 was required under the CECL accounting standard, despite the fact that management’s strong immediate response to the pandemic, and consistent monitoring throughout 2020 and 2021, resulted in an extraordinarily good credit environment and no material increase in loan losses. In fact, the Company’s ratio of nonperforming loans to total loans was less on December 31, 2021 than on December 31, 2019.
When viewing the Company’s performance absent the quantifiable extraordinary and unanticipated impacts of the COVID-19 pandemic, including most notably the impact of CECL on earnings, the Committee determined that the Company’s 2019-2021 performance would have exceeded threshold at Cumulative Adjusted EPS of $19.16, which would have resulted in an effective payout of approximately 53% of the target award.
The Committee considered exercising discretion, as permitted by the 2015 Plan and award agreements, to adjust the LTIP performance metrics to exclude the quantifiable impact of COVID-19 on earnings. For reasons discussed below, however, the Committee determined that cash payments to participants were a superior alternative to the exercise of discretion to make award payouts under the LTIP. Accordingly, the Committee did not exercise discretion to adjust for the impact of COVID-19 and therefore did not approve any LTIP payouts for the 2019-2021 LTIP performance period based on adjusted results.
Discretionary Payment for 2019-2021 Performance: In considering long-term incentive alternatives that were aligned with the Company’s performance from 2019 through 2021, the Committee’s objective was to identify a solution that was fair to the LTIP participants (including non-executives), and also considered the perspective of the Company’s shareholders and common share valuations. The Committee considered the following:
•Our LTIP for the 2019-2021 performance period was 100% performance-based with absolute goals, unlike the significant majority of our peers that incorporate relative performance and/or time-based restricted stock as part of their programs. While this design works well in stable environments where future goal setting is more certain, it had unintended consequences in the highly-volatile pandemic environment that could not have been anticipated and was beyond management’s control.
•A desire to avoid the outcome of denying any long-term compensation to its LTIP participants (including non-executives) for the Company’s near miss of threshold Cumulative Adjusted EPS for the 2019-2021 LTIP performance period, given that the failure to achieve the threshold level of performance was directly attributable to the COVID-19 pandemic, a factor that was entirely out of LTIP participants’ control.
•The Company’s performance relative to its peers through 2021 was strong. Additionally, the Company achieved strong levels of pre-tax income excluding the provision for credit losses in each of 2019, 2020 and 2021 demonstrating solid core operating results, as well as maintaining low levels of actual net charge-offs and non-performing loans.
•Incentives attributable to this long-term performance period constituted an appropriate vehicle to keep LTIP participants motivated, engaged and aligned with fulfilling the Company’s objectives, rather than penalizing them by providing for no incentive payout for long-term performance due to a pandemic situation that was beyond the control of LTIP participants. Such incentives are of critical importance to avoid the loss of key personnel.
The Committee recognized that any solution that it identified also needed to take into account the interests of the Company’s shareholders. The Committee concluded that compensating LTIP participants for long-term performance, in the form of discretionary cash payments, would be appropriately aligned with long-term shareholder interests for several reasons:
•The Company’s stock price set record high levels in late 2021.
•The Committee noted that management’s aggressive and sustained response to the COVID pandemic had helped the Company maintain stable operations, extraordinarily good credit metrics and in fact achieve substantial growth during 2021, thereby creating an opportunity for enhanced long-term shareholder value.

•The Committee does not anticipating approving COVID-related discretionary cash payments for future LTIP performance periods.
Based on these considerations, the Committee approved discretionary cash payments to all participants in the 2019-2021 LTIP program, including each of the NEOs, with the payouts to NEOs equal to 53% of the value of the original 2019-2021 LTIP target awards, as set forth in the table below. For context only, the following table sets forth the original target 2019-2021 LTIP award values at target as well as the value of the cash payments.

Named Executive Officer	2019-2021 Target LTIP Award	Cash Payment (53% of Target)
Edward J. Wehmer	$2,530,000	$1,340,900
David A. Dykstra	$600,000	$318,000
Richard B. Murphy	$442,500	$234,525
Timothy S. Crane	$356,250	$188,813
David L. Stoehr	$356,250	$188,813
Perquisites and Other Benefits
Our NEOs receive modest perquisites provided by or paid for by the Company that the Committee believes are reasonable, competitive and consistent with the Company’s overall compensation philosophy. In 2021, these perquisites included: car allowances or Company-owned automobiles; club dues; and life insurance. Our NEOs were also eligible for a 401(k) employer matching contribution on the same terms as all other employees of the Company.
The Committee reviews the perquisites provided to its NEOs on a regular basis to evaluate whether they continue to be appropriate in light of the Committee’s overall goal of designing a competitive compensation program for NEOs that is aligned with the interests of our shareholders. Attributed costs of the personal benefits described above for the NEOs for the fiscal year ended December 31, 2021 are included in column (i) of the “2021 Summary Compensation Table.”
Post-Termination Compensation
We have entered into employment agreements with each of our NEOs that provide for post-termination compensation. These agreements provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Termination,” as these terms are defined in the employment agreements. Additionally, the employment agreements provide for the payment of enhanced severance benefits if the NEO’s employment is terminated within eighteen months of a “Change-in-Control” (as defined in the agreements). Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2021, is found under the heading “Potential Payments upon Termination or Change in Control” on page 50 of this Proxy Statement.
The Committee believes that these employment arrangements are an important part of overall compensation for our NEOs and will help to secure the continued employment and dedication of our NEOs, prior to or following a change in control, notwithstanding any concern that they might have at such time regarding their own continued employment. These agreements also contain restrictive covenants, including non-compete and non-solicitation provisions, which protect the Company’s interests in its client and employee relationships. The Committee also believes that these agreements are important as a recruitment and retention device, as nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.
Additional Information Regarding Compensation Policies
We have additional compensation policies that support our practices. These policies serve to further illustrate and provide context around our approaches to compensation.
Clawback Policy.   Our clawback policy provides that the Company may recover any payment or equity awards made to a current or former executive officer, if the payment was predicated upon achieving certain financial results that were subsequently the subject of a material negative restatement caused by the intentional misconduct of the executive officer. In such event, the Company may recover the amount by which any annual or long-term payments or awards made or granted exceeded what would have been awarded or granted based on restated financials. In addition, the Company may recover any profits realized on the sales of securities received by such executive officer pursuant to such awards.

In addition, the clawback provision of the Sarbanes-Oxley Act of 2002 also applies to Messrs. Wehmer and Stoehr. This provision provides that if the Company is required to restate its financial statements as a result of misconduct, Mr. Wehmer and Mr. Stoehr are required to reimburse the Company for short-term incentives or other incentive-based or equity-based compensation and profits realized in the 12 months after the financial information was first publicly issued or filed with the SEC.
Policy Regarding Excessive or Luxury Expenditures.   Our Board adopted a policy designed to eliminate or prevent any excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. A copy of this policy is available on our website, www.wintrust.com.
Tax Gross-Up Provisions.   Effective May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.
Prohibition on Hedging and Short Selling.   The Company’s employees, including its executive officers and Directors, are prohibited from engaging in short selling of the Common Stock or engaging in hedging or offsetting transactions regarding the Common Stock.
Prohibition on Pledging Stock.   In April 2013, the Company adopted a policy prohibiting executive officers and Directors from pledging any of the Company’s securities.
Stock Ownership Guidelines.   The Company has adopted stock ownership guidelines for our executive officers as part of our commitment to corporate governance and to strengthen the alignment of interests between our executive officers and shareholders. Under the guidelines, our Chief Executive Officer and other NEOs are expected to accumulate shares of Common Stock to meet the applicable ownership level within five years of their election or appointment.
For purposes of the guidelines, “shares” include shares owned by the executive or the executive’s immediate family members residing in the same household, including shares held in the Company’s 401(k) plan or employee stock purchase plan, shares held in trust for the benefit of the executive or the executive’s family, shares obtained through stock option exercises, deferred shares, shares of restricted stock and restricted stock units granted under the Company’s equity plans.

Title	Guideline
Chief Executive Officer	6 times base salary
Vice Chairman, Chief Operating Officer, Vice Chairman, Chief Lending Officer, and President	3 times base salary
Other Named Executive Officers	1 times base salary
The Committee reviews an executive’s progress toward achieving the applicable guideline. An executive’s progress toward the applicable ownership guideline is expected to be approximately 20% per year. If the Committee determines that an executive has not demonstrated sufficient progress toward compliance with the applicable guideline, it may take appropriate action. The Committee determined that each of these executives met this requirement as of December 31, 2021.
Compensation Process and Roles
Role of Management.   The Committee made all 2021 compensation decisions for our NEOs. Mr. Wehmer annually reviews the performance of each of the Company’s and its subsidiaries’ officers (other than Mr. Wehmer whose performance is reviewed by the Committee and Mr. Murphy whose performance is reviewed by the Committee due to the fact that he is married to the sister of Mr. Wehmer’s wife). The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and incentive award amounts, were presented to the Committee. The Committee exercised its discretion in modifying any recommended adjustment or award.
Committee Process.   During 2021, the Committee reviewed both the Company’s compensation philosophy and the actual compensation being paid by the Company. The Committee met, including in executive sessions without any members of management present, to discuss, evaluate and set executive officer compensation. In setting compensation for each of the NEOs, the Committee focused on the total compensation received by each NEO, as well as the allocation of each element of compensation in relation to those provided by the peer companies identified above. The Committee acted pursuant to a written charter that had been approved by our Board.

Compensation Consultant.   The Committee has the sole authority to retain and dismiss its own outside compensation consultants and any other advisors it deems necessary. The role of a compensation consultant is to assist the Committee in analyzing executive compensation packages and to provide the Committee with information regarding market compensation levels, general compensation trends and best practices. The consultant also provides advice regarding the competitiveness of specific pay decisions and actions for the NEOs, as well as the appropriateness of the design of the Company’s executive compensation program. In 2020 and 2021, the Committee engaged Meridian to advise it on executive compensation-related issues, conduct benchmarking and pay-for-performance analyses and to provide advice relating to establishing bonus opportunities and target incentives for 2021. In addition, Meridian advised the Company on executive and outside director compensation benchmarking and provided guidance on leading practices on compensation. Meridian attended meetings of the Committee, including executive sessions, upon invitation. Meridian did not provide any other services to the Company. The Committee has assessed the independence of Meridian pursuant to the rules of the SEC and concluded that Meridian’s work for the Committee does not raise any conflicts of interest.
2021 Summary Compensation Table
The following table summarizes compensation awarded to, earned by or paid to our NEOs for 2021, 2020, and 2019. The section of this Proxy Statement entitled “Compensation Discussion & Analysis” describes in greater detail the information reported in this table and the objectives and factors considered in setting NEO compensation.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Edward J. Wehmer Founder & Chief Executive Officer	2021	1,172,596	3,382,462	2,530,000	—	—	—	55,254	7,140,312
	2020	1,150,000	3,237,825	1,265,000	—	—	—	49,423	5,702,248
	2019	1,150,000	1,408,750	1,265,000	—	1,260,400	—	55,938	5,140,088
David A. Dykstra Vice Chairman, Chief Operating Officer	2021	819,039	1,210,160	688,500	—	—	—	45,646	2,763,345
	2020	810,000	1,054,050	344,250	—	—	—	42,720	2,251,020
	2019	809,077	550,000	300,000	—	395,588	—	39,131	2,093,796
Richard B. Murphy Vice Chairman, Chief Lending Officer	2021	619,039	884,285	518,500	—	—	—	39,025	2,060,849
	2020	609,038	782,725	255,000	—	—	—	36,043	1,682,806
	2019	599,077	400,000	221,250	—	272,288	—	36,762	1,529,377
Timothy S. Crane, President	2021	568,077	836,333	467,500	—	—	—	25,200	1,897,110
	2020	544,231	683,075	208,250	—	—	—	24,749	1,460,305
	2019	488,615	375,000	178,125	—	215,775	—	24,868	1,282,383
David L. Stoehr Executive Vice President & Chief Financial Officer	2021	499,519	643,813	371,250	—	—	—	29,237	1,543,819
	2020	494,519	587,250	183,750	—	—	—	29,147	1,294,666
	2019	488,615	340,000	178,125	—	227,335	—	25,788	1,259,863
(1)The amounts shown in this column for 2021 consists of, for each of the NEOs, (a) the annual cash bonus paid in 2022 with respect to 2021 performance and (b) the discretionary cash payment paid in 2022 with respect to 2019-2021 performance, which was made in lieu of making a payment under the LTIP by adjusting the Cumulative

Adjusted EPS metric for the 2019-2021 LTIP performance period. See “2019-2021 LTIP Results and Payment” and “Discretionary Payment for 2019-2021 Performance” on pages 42-44, for further detail.

Named Executive Officer	Annual Cash Bonus ($)	Discretionary Cash Payment ($)	Total Bonus ($)
Edward J. Wehmer	$2,041,562	$1,340,900	$3,382,462
David A. Dykstra	$892,160	$318,000	$1,210,160
Richard B. Murphy	$649,760	$234,525	$884,285
Timothy S. Crane	$647,520	$188,813	$836,333
David L Stoehr	$455,000	$188,813	$643,813
(2)The amounts shown in this column for 2021 represent performance-based restricted stock unit and time-based restricted stock unit awards granted under the Company’s LTIP. The 2021 target LTIP awards for each NEO did not change as compared to 2020. The increase from 2020 in the compensation reported primarily reflects the change in LTIP award mix from an equal weighting of equity and long-term cash awards to all equity awards. Under SEC disclosure rules, equity awards are reported in the year of grant rather than for the period earned and, thus, the entire 2021 LTIP award is reflected as 2021 compensation above. These awards are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”) and, in the case of performance-based restricted stock units, are reported based on the probable achievement of the performance-based vesting conditions at the time of grant. The grant date fair value of the awards represents the average of the high and low sale prices of the Common Stock on the date of grant, as reported by Nasdaq, multiplied by the number of shares subject to the award at target level. Under the LTIP, if the highest achievement level is attained for the 2021 performance-based restricted stock unit awards, the maximum grant date fair value for the performance-based and time-based awards is as follows: Mr. Wehmer $3,289,000; Mr. Dykstra $895,050; Mr. Murphy $674,050; Mr. Crane $607,750; and Mr. Stoehr $482,625. See Note 18 to the Audited Financial Statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating these amounts.
(3)Amounts in this column include the value of all other compensation paid to or received by the NEOs in 2021. Please see the “All Other Compensation” table below for further information regarding these amounts. Perquisites are valued at actual amounts paid for such perquisites and other compensation. Corporate Automobile Usage for Messrs. Wehmer, Dykstra and Murphy is calculated based on the IRS Annual Lease Value Table. Corporate Automobile Usage for Messrs. Crane and Stoehr is a cash automobile allowance.
All Other Compensation

Named Executive Officer	Corporate Automobile Usage ($)	Club Memberships Not Exclusively For Business Use, Other ($)	Life Insurance Premiums ($)	401(k) Plan Matching Contribution ($)	Total ($)
Edward J. Wehmer	17,940	8,963	23,351	5,000	55,254
David A. Dykstra	27,992	142	12,512	5,000	45,646
Richard B. Murphy	12,179	8,985	12,861	5,000	39,025
Timothy S. Crane	12,000	2,266	5,934	5,000	25,200
David L. Stoehr	12,000	134	12,103	5,000	29,237

2021 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(3) ($/Sh) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Edward J. Wehmer	1/28/2021	—	—	—	—	—	—	16,122	—	—	1,012,000
	1/28/2021	—	—	—	12,091	24,182	36,273	—	—	—	1,518,000
David A. Dykstra	1/28/2021	—	—	—	—	—	—	4,387	—	—	275,400
	1/28/2021	—	—	—	3,290	6,580	9,870	—	—	—	413,000
Richard B. Murphy	1/28/2021	—	—	—	—	—	—	3,304	—	—	207,400
	1/28/2021	—	—	—	2,478	4,956	7,434	—	—	—	311,100
Timothy S. Crane	1/28/2021	—	—	—	—	—	—	2,979	—	—	187,000
	1/28/2021	—	—	—	2,234	4,468	6,702	—	—	—	280,500
David L. Stoehr	1/28/2021	—	—	—	—	—	—	2,365	—	—	148,500
	1/28/2021	—	—	—	1,774	3,548	5,322	—	—	—	222,750
(1)The amounts in this column represent performance-based restricted stock unit awards granted to the NEOs pursuant to the 2021 LTIP and granted under the Wintrust Financial Corporation 2015 Stock Incentive Plan (the “2015 Plan”) that will be earned at the end of the performance period ending December 31, 2023 based on the Company’s achievement of performance objectives relating to the Company’s Cumulative Adjusted Pre-tax EPS and Relative Total Shareholder Return. Subject to certain qualifying termination events, the participant is required to be employed on the award settlement date in order to vest in the award.
(2)The amounts in this column represent time-based restricted stock unit awards granted to the NEOs pursuant to the 2021 LTIP and granted under the 2015 Plan that will be earned at the end of the vesting period ending January 28, 2024. Subject to certain qualifying termination events, the participant is required to be employed on the award settlement date in order to vest in the award.
(3)The amounts in this column are valued based on the grant date fair value of the award calculated in accordance with FASB ASC Topic 718 based on the probable outcome of the applicable performance conditions. See Note 2 to the 2021 Summary Compensation Table for a discussion of the relevant assumptions used in calculating the grant date fair value.
Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table
Each of our current NEOs is subject to an employment agreement with the Company. The initial terms under the employment agreements of Messrs. Wehmer, Dykstra, Murphy and Crane expired in 2011 and the initial term of Mr. Stoehr’s employment agreement expired in 2009. However, each NEO’s agreement automatically renews for successive three-year terms, in the case of Messrs. Wehmer, Dykstra and Murphy, and one-year terms in the case of Messrs. Stoehr and Crane, unless either the NEO or the Company provides notice of non-renewal at least 60 days prior to the expiration of the then-current term. If a change in control occurs, the then-current term of each NEO’s employment agreement automatically extends for two years from the date of the change in control. If the term is extended due to a change in control, such extension will be further extended automatically for successive three-year terms, in the case of Messrs. Wehmer, Dykstra and Murphy, and one-year terms in the case of Messrs. Stoehr and Crane, unless either the NEO or the Company provides notice of non-renewal at least 60 days prior to the expiration of the then-current term.

2021 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information for each NEO with respect to (1) each stock option to purchase shares of Common Stock that has not been exercised and remained outstanding at December 31, 2021 and (2) each award of restricted stock units that has not vested and remained outstanding at December 31, 2021. The market value as of December 31, 2021 has been calculated using the closing price of the Company’s Common Stock on December 31, 2021 of $90.82, as reported on Nasdaq.

Name (a)	Options Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or units of Stock That Have Not Vested (#)(4) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Edward J. Wehmer	—	—	—	—	—	—	—	19,735	(2)	1,792,333
	—	—	—	—	—	16,122	1,464,200	24,182	(3)	2,196,209
David A. Dykstra	—	—	—	—	—	—	—	5,371	(2)	487,794
	—	—	—	—	—	4,387	398,427	6,580	(3)	597,596
Richard B. Murphy	3,778	—	—	40.87	01/28/23	—	—	3,978	(2)	361,282
	—	—	—	—	—	3,304	300,069	4,956	(3)	450,104
Timothy S. Crane	8,046	—	—	40.87	01/28/23	—	—	3,249	(2)	295,074
	—	—	—	—	—	2,979	270,553	4,468	(3)	405,784
David L. Stoehr	—	—	—	—	—	—	—	2,867	(2)	260,381
	—	—	—	—	—	2,365	214,789	3,548	(3)	322,229
(1)The amounts in this column represent restricted stock unit awards that remained subject to performance-based vesting conditions as of December 31, 2021.
(2)Represents performance-based restricted stock unit awards that will be earned at the end of the January 1, 2020 through December 31, 2022 performance period based on the Company’s achievement of performance objectives relating to the Company’s Cumulative Adjusted EPS. These restricted stock unit awards are reported in this table assuming target achievement.
(3)Represents performance-based restricted stock unit awards that will be earned at the end of the January 1, 2021 through December 31, 2023 performance period based on the Company’s achievement of performance objectives relating to the Company’s Cumulative Adjusted Pre-Tax EPS and Relative Total Shareholder Return. These restricted stock unit awards are reported in this table assuming target achievement.
(4)Represents time-based restricted stock unit awards that will vest on January 28, 2024.

2021 Option Exercises and Stock Vested Table
The following table sets forth information for each NEO with respect to the exercise of options during 2021, and the value realized upon such exercise or vesting. No stock awards held by the NEOs vested during 2021.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Edward J. Wehmer	—	—	—	—
David A. Dykstra	16,790	596,334	—	—
Richard B. Murphy	—	—	—	—
Timothy S. Crane	—	—	—	—
David L. Stoehr	2,829	102,287	—	—
(1)The value realized on the exercise of stock options represents the difference between the option exercise price and the sales price of the Common Stock on the date of exercise, multiplied by the number of shares of the Common Stock acquired upon exercise.
2021 Nonqualified Deferred Compensation Table

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Edward J. Wehmer	—	—	2,934,456(1)	—	8,684,675(2)
David A. Dykstra	—	—	1,207,958(1)	—	3,575,015(3)
Richard B. Murphy	—	—	—	—	—
Timothy S. Crane	—	—	—	—	—
David L. Stoehr	—	—	—	—	—
(1)The amounts reported in the column entitled “Aggregate Earnings in Last Fiscal Year” represent the change in the value of the shares subject to the deferred LTIP and restricted stock unit awards from December 31, 2020 to December 31, 2021.
(2)This amount represents the value of Mr. Wehmer’s deferred LTIP awards settled in 2016, 2017, 2018, and 2019 and his restricted stock unit awards which have vested but are not issuable until the earlier to occur of  (i) the executive’s termination of employment and (ii) the time at which the award is no longer subject to the deduction limits under Section 162(m) of the Internal Revenue Code (the “Code”).
(3)This amount represents the value of Mr. Dykstra’s restricted stock unit awards which have vested but are not issuable until the earlier to occur of  (i) the executive’s termination of employment and (ii) the time at which the award is no longer subject to the deduction limits under Section 162(m) of the Code.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As noted under “Compensation Discussion & Analysis — Post-Termination Compensation” on page 44 of this Proxy Statement, we have entered into employment agreements with each of our NEOs that provide for payments in connection with such NEO’s termination, whether in connection with a change in control or otherwise. The benefits to be provided to the current NEOs under the employment agreements upon various termination situations are described below, including a summary of payments that would have been required had a termination taken place on December 31, 2021.

Payments Made upon Termination
The NEO’s rights upon a termination of his employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of  ‘Cause’ and ‘Constructive Termination’ that are used in those agreements. For purposes of the employment agreements:
•We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his position, committing an act of gross negligence or willful misconduct resulting in or potentially resulting in economic loss or damage to the Company’s reputation, conviction of a felony or other actions specified in the definition.
•The NEO is said to have been Constructively Terminated (and thereby gain access to the benefits described below) if we (i) materially reduce the NEO’s duties and responsibilities, or (ii) reduce the NEO’s adjusted total compensation (as defined in the agreements) to an amount less than (x) 75% of his adjusted total compensation for the prior 12 months or (y) 75% of his adjusted total compensation for the 12 months preceding the date of such NEO’s employment agreement, whichever is greater. In addition, in the case of Messrs. Wehmer, Dykstra and Murphy, the NEO is said to have been Constructively Terminated if we reduce, or assign such NEO duties substantively inconsistent with, his position, authority, duties or responsibilities, including reductions occurring solely as a result of the Company ceasing to be a publicly traded entity or becoming a wholly owned subsidiary of another entity.
The employment agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he waives all claims that he might have against us and certain associated individuals and entities. The employment agreements also include non-compete and non-solicit provisions and confidentiality provisions that would apply for three years following the termination of employment or, in the case of Mr. Crane, for two years.
Payment Obligations for Termination with Cause
If an NEO is terminated for Cause, he is entitled to receive amounts earned during the terms of employment. Such amounts include:
•unpaid base salary through the date of termination;
•accrued but unused vacation or paid leave; and
•reimbursements.
Payment Obligations Upon Death or Permanent Disability
In the event of death or permanent disability of an NEO, in addition to the items above:
•Messrs. Wehmer, Dykstra, Murphy and Stoehr will be entitled to a payment equal to three times the sum of his base salary in effect at the time of his death or disability and the target cash and stock bonus awards granted to such NEO in the year of his death or disability. Mr. Crane will be entitled to a payment equal to two times the sum of his base salary in effect at the time of his death or disability and the annual incentive compensation award (not including any equity-based award or cash award with a vesting period of greater than one year) paid to Mr. Crane during the 12-month period prior to his termination. Such payments will be made (i) in the case of death, in a lump sum within 30 days of the NEO’s death or (ii) in the case of permanent disability, ratably over 36 months (24 months for Mr. Crane), with any such payment benefit reduced by the proceeds from any life or disability insurance policies maintained by the Company. For Mr. Crane, such payment benefit will be reduced by the amount of any income earned by Mr. Crane during the 24-month period; provided, however, that such amount paid to Mr. Crane shall not be less than $8,333.34 per month.
•Each NEO will immediately vest in all time-based outstanding awards which are not performance awards under the Company’s incentive plans. Performance awards will be prorated based on actual performance and number of full months during the performance period.

Additionally, in the event of termination due to permanent disability:
•Messrs. Dykstra and Murphy will continue to receive health insurance, including for qualified dependents, either under the then current Company plan or under an independent policy having similar coverage to that maintained by the Company, until the earlier of  (i) the date he becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer or (ii) the date he becomes eligible for Medicare benefits; and
•Messrs. Stoehr and Crane will continue to receive health insurance, including for qualified dependents, under the then current Company plan until the end of the 36-month period for Mr. Stoehr and the 24-month period for Mr. Crane over which the severance payments described in the first bullet point of this subsection are made.
Payment Obligations for Constructive Termination or Termination Without Cause
In the event of constructive termination or termination without cause of an NEO, such NEO is entitled to the items listed above under “Payment Obligations for Termination with Cause” and “Payment Obligations Upon Death or Permanent Disability,” except that:
•the payment described in the first bullet point under “Payment Obligations Upon Death or Permanent Disability” will not be made in a lump sum, but rather be made ratably over the 36-month period for Messrs. Wehmer, Dykstra, Murphy and Stoehr and over the 24-month period for Mr. Crane;
•outstanding option awards under the Company’s incentive plans will remain exercisable until the earlier of  (i) three months or (ii) the life of the award;
•Messrs. Dykstra and Murphy and their respective dependents will be entitled to continued health benefits until the earliest of  (i) the date he becomes eligible for another group health insurance plan with no pre-existing condition limitation or exclusion or (ii) the date he becomes eligible for Medicare benefits;
•Messrs. Stoehr and Crane and their respective dependents will be entitled to continued health benefits until the earliest of  (i) the date he becomes eligible for another group health insurance plan with no pre-existing condition limitation or exclusion, (ii) the expiration of the maximum coverage period under COBRA or (iii) the date he becomes eligible for Medicare benefits; and
•in conjunction with a Termination Without Cause, the outstanding time-based restricted stock unit awards under the Company’s incentive plan will not immediately vest.
Payment Obligations for Termination Without Cause or Constructive Termination Following a Change in Control
In the event of the constructive termination or termination without cause of an NEO within eighteen months of a change in control, which is defined below, such NEO shall be entitled to the same payments and items described above under “Payment Obligations for Constructive Termination or Termination Without Cause,” however, such payments shall be made in a lump sum within 30 days of such termination. Additionally:
•pursuant to our incentive plans, the NEO will be entitled to immediate vesting and lapsing of restrictions on all outstanding equity awards;
•the NEO will be entitled to immediate vesting of all outstanding time-based performance restricted stock unit awards for Termination without Cause;
•Messrs. Wehmer, Dykstra and Murphy will be entitled to an additional cash payment equal to an amount that would offset any excise taxes incurred by the NEO as a result of the receipt of any change in control payments and such offset payment, within 30 days of the determination that such excise tax is due; and
•in the case of Messrs. Stoehr and Crane, such payment may be subject to reduction (any such payment a “Reduced Payment”) to the extent it would cause such NEO to receive an “excess parachute payment” (as defined in the Code) unless the change in control payments, less the amount of any excise taxes payable by the NEO, is greater than the Reduced Payment.

On May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control. This policy does not apply to the employment agreements with Messrs. Wehmer, Dykstra and Murphy in effect at the time of adoption of such policy.
For purposes of a change in control, the NEO is said to have been Constructively Terminated (and thereby gain access to the benefits described above) if the resulting employer were to (i) materially reduce the NEO’s duties and responsibilities, (ii) reduce the NEO’s adjusted total compensation to an amount less than (x) 100% of his adjusted total compensation for the prior 12 months or (y) 100% of his adjusted total compensation for the 12 months preceding the date of such NEO’s employment agreement, whichever is greater, or (iii) following the change in control, deliver notice to such NEO that he will continue to be employed but his employment agreement will be rejected. In addition, in the case of Messrs. Wehmer, Dykstra and Murphy, the NEO is said to have been Constructively Terminated if we reduce, or assign such NEO duties substantively inconsistent with, his position, authority, duties or responsibilities, including reductions occurring solely as a result of the Company’s ceasing to be a publicly traded entity or becoming a wholly owned subsidiary of another entity.
“Change in control” is defined in the NEOs’ employment agreements by reference to the 2007 Stock Incentive Plan, which defines change in control as any of the following events:
•if any person acquires 50% or more of the Company’s outstanding Common Stock or of the combined voting power of the Company’s outstanding voting securities (other than securities acquired directly from the Company);
•if the Company’s incumbent Directors (and director nominees approved by such Directors) cease to constitute a majority of the Board;
•the consummation of a reorganization, merger or consolidation in which our shareholders immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the outstanding common stock or of the combined voting power of the corporation resulting from such transaction; or
•the approval of our shareholders of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

The table below shows potential payments to the NEOs if terminated upon death or permanent disability, for Constructive Termination or without Cause, in connection with a change in control and retirement. The amounts shown assume that termination was effective as of December 31, 2021, and are estimates of the amounts that would be paid to the executives upon termination. All equity awards have been calculated using the closing stock price of the Company’s Common Stock on December 31, 2021 of $90.82, as reported on Nasdaq. The actual amounts to be paid can only be determined at the actual time of an executive’s termination.

Name	Type of Payment	Death ($)	Permanent Disability ($)	Constructive Termination ($)	Termination Without Cause ($)	Termination in Connection with a Change in Control ($)	Retirement ($)
Edward J. Wehmer	Cash Severance Benefit (2)	7,931,250	7,931,250	7,931,250	7,931,250	7,931,250	—
(1)	Value of Unvested and Accelerated Equity (3)	3,397,133	3,397,133	3,397,133	2,380,327	5,452,742	2,380,327
	Value of Long-Term Cash Incentive Award (4)	847,550	847,550	847,550	847,550	1,265,000	847,550
	Benefit Continuation (5)	—	—	—	—	—	—
	Less Life Insurance Proceeds (6)	(2,700,000)	—	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(360,000)	—	—	—	—
	Excise Tax Gross-Up Payment (8)	—	—	—	—	—	—
	TOTAL	9,475,933	11,815,933	12,175,933	11,159,127	14,648,992	3,227,877
David A. Dykstra	Cash Severance Benefit (2)	4,428,000	4,428,000	4,428,000	4,428,000	4,428,000	—
(1)	Value of Unvested and Accelerated Equity (3)	924,448	924,448	924,448	647,762	1,483,817	647,762
	Value of Long-Term Cash Incentive Award (4)	230,648	230,648	230,648	230,648	344,250	230,648
	Benefit Continuation (5)	—	50,888	50,888	50,888	50,888	—
	Less Life Insurance Proceeds (6)	(2,700,000)	—	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(920,000)	—	—	—	—
	Excise Tax Gross-Up Payment (8)	—	—	—	—	—	—
	TOTAL	2,883,096	4,713,984	5,633,984	5,357,298	6,306,955	878,410
Richard B. Murphy	Cash Severance Benefit (2)	3,348,000	3,348,000	3,348,000	3,348,000	3,348,000	—
(1)	Value of Unvested and Accelerated Equity (3)	692,163	692,163	692,163	483,781	1,111,455	483,781
	Value of Long-Term Cash Incentive Award (4)	170,850	170,850	170,850	170,850	255,000	170,850
	Benefit Continuation (5)	—	31,664	31,664	31,664	31,664	—
	Less Life Insurance Proceeds (6)	(2,700,000)	—	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(840,000)	—	—	—	—
	Excise Tax Gross-Up Payment (8)	—	—	—	—	—	—
	TOTAL	1,511,013	3,402,677	4,242,677	4,034,295	4,746,119	654,631
Timothy S. Crane	Cash Severance Benefit (2)	1,990,000	1,990,000	1,990,000	1,990,000	1,990,000	—
(1)	Value of Unvested and Accelerated Equity (3)	603,514	603,514	270,553	—	971,411	—
	Value of Long-Term Cash Incentive Award (4)	139,528	139,528	—	—	208,250	—
	Benefit Continuation (5)	—	27,002	20,252	20,252	20,252	—
	Less Life Insurance Proceeds (6)	(1,200,000)	—	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(1,220,000)	—	—	—	—
	Severance Cutback (9)	—	—	—	—	—	—
	TOTAL	1,533,042	1,540,044	2,280,805	2,010,252	3,189,913	—
David L. Stoehr	Cash Severance Benefit (2)	2,550,000	2,550,000	2,550,000	2,550,000	2,550,000	—
(1)	Value of Unvested and Accelerated Equity (3)	496,654	496,654	496,654	347,495	797,400	347,495
	Value of Long-Term Cash Incentive Award (4)	123,113	123,113	123,113	123,113	183,750	123,113
	Benefit Continuation (5)	—	40,711	20,355	20,355	20,355	—
	Less Life Insurance Proceeds (6)	(2,520,000)	—	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(840,000)	—	—	—	—
	Severance Cutback (9)	—	—	—	—	—	—
	TOTAL	649,767	2,370,478	3,190,122	3,040,963	3,551,505	470,608
(1)In the event of termination with cause, each NEO would only be entitled to earned but unpaid base salary through the termination date, accrued but unused vacation or paid leave, and reimbursement of miscellaneous company incurred expenses. For each NEO, this amount was zero as of December 31, 2021.

(2)Upon termination due to death or disability, termination without cause, constructive termination, or qualifying termination following a change in control, with respect to each NEO other than Mr. Crane, such NEO is entitled to receive an amount equal to three times (3x) the sum of (i) the NEO’s base salary in effect at the time of termination plus (ii) an amount equal to the NEO’s target cash bonus and the NEO’s target stock bonus in the year in which the termination occurs. Under a constructive termination, termination without cause or a qualifying termination following a change in control, Mr. Crane is entitled to a severance payments of two times (2x) the sum of (i) base salary in effect at the time of termination plus (ii) an amount equal to the annual incentive compensation paid to him during the 12-month period prior to the termination.
(3)All outstanding stock options immediately vest in the event of death, permanent disability, or a qualifying termination following a change in control. All time-vesting restricted stock awards will immediately vest in the event of a death, permanent disability, constructive termination, or a qualifying termination following a change in control. Time-vesting restrictive stock awards vest pro-rata upon retirement. In the event of death, permanent disability or retirement, the 2019, 2020 and 2021 performance-based restricted stock unit awards will vest on a pro-rata basis based on performance over the full performance period. For this analysis, performance has been assumed at target for the 2020 and 2021 awards. For the 2019 performance-based restricted stock unit awards, the amount represents the actual payout, since the performance period was completed on December 31, 2021 and the performance achieved during the period was known. In the event of a qualifying termination following a change in control, the 2020 and 2021 performance-based restricted stock unit awards will vest in full at target performance. The 2019 performance-based restricted stock unit award is shown at actual performance as the performance period ended on December 31, 2021. Messrs. Wehmer, Dykstra, Murphy and Stoehr had met the retirement-eligibility requirements under each of the foregoing equity awards as of December 31, 2021. Therefore, any constructive termination or termination without cause incurred by Messrs. Wehmer, Dykstra, Murphy and Stoehr was treated as a retirement for purposes of quantifying their disclosed benefits.
(4)In the event of death, permanent disability or retirement, 2019 and 2020 performance-based cash awards will be payable in a pro-rata portion based on actual performance over the full performance period. For this analysis, performance has been assumed at target for the 2020 awards. For the 2019 performance-based cash awards, the amount represents the actual payout, since the performance period was completed on December 31, 2021 and the performance achieved during the period was known. In the event of a qualifying termination following a change in control, the 2020 performance-based cash awards will vest in full at target performance. The 2019 performance-based cash award is shown at actual performance as the performance period ended on December 31, 2021. Messrs. Wehmer, Dykstra, Murphy and Stoehr had met the retirement-eligibility requirements under each of the foregoing equity awards as of December 31, 2021. Therefore, any constructive termination or termination without cause incurred by Messrs. Wehmer, Dykstra, Murphy and Stoehr was treated as a retirement for purposes of quantifying their disclosed benefits.
(5)We have assumed benefit continuation for Messrs. Dykstra and Murphy through the age of 65, the time at which the NEO will be eligible for Medicare. As of December 31, 2021, Mr. Wehmer was eligible for Medicare and, thus, would not receive benefit continuation. We have assumed benefit continuation for 18 months in the event termination in connection with a change in control, termination without cause or constructive termination for Mr. Stoehr and Mr. Crane, per current COBRA guidelines. We have assumed benefit continuation for 36 months in the event of permanent disability for Mr. Stoehr and 24 months in the event of permanent disability for Mr. Crane.
(6)In the event of termination in connection with death, the amount of benefits to be paid for each NEOs pursuant to his employment agreements shall be reduced by the amount of any life insurance benefit payments paid or payable to him from policies of insurance maintained and/or paid for by the Company; provided that in the event the life insurance benefits exceed the amount to be paid to him, the executive shall remain entitled to receive the excess life insurance payments.
(7)In the event of termination in connection with permanent disability, the amount of benefits to be paid to each NEO pursuant to his employment agreement shall be reduced by the amount of any long-term disability insurance benefit payments paid or payable to him during the payment period from policies of insurance maintained and/or paid for by the Company; provided that in the event the long-term disability insurance benefits exceed the amount to be paid to him, he shall remain entitled to receive the excess insurance payments.
(8)In the event of a termination in connection with a change in control, Messrs. Wehmer, Dykstra and Murphy are entitled to an excise tax gross-up payment to be paid by the Company if the present value of the NEO’s parachute payments exceeds his safe harbor. Excise tax gross up payments were calculated in accordance with Section 280G of the Code. Effective May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.
(9)The employment agreements for Mr. Stoehr and Mr. Crane provide that in the event the potential payments would constitute “excess parachute payments” within the meaning of Section 280G of the Code, or any interest or penalties with respect to such excise tax, then the amount of the payout would be automatically reduced to an amount equal to $1.00 less than three times (3x) the “base amount” as defined in Section 280G(3) of the Code (the “Reduced Payment”). This reduction will not apply if the sum of the amount of severance pay less the amount of excise tax payable by the NEO is greater than the Reduced Payment.
CEO PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Wehmer, our Founder and Chief Executive Officer as of December 31, 2021. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2021,
•The median of the annual total compensation of all of our employees, other than Mr. Wehmer, was $69,558.
•Mr. Wehmer’s annual total compensation, as reported in the Total column of the 2021 Summary Compensation Table, was $7,140,312. Due to the change to all stock-based LTIP awards in 2021, which were previously cash and stock based, Mr. Wehmer’s total compensation increased as a basis for the Pay Ratio calculation.
•Based on this information, the ratio of the annual total compensation of Mr. Wehmer to the median of the annual total compensation of all employees is estimated to be 102.7 to 1.
We selected October 1, 2021 as the date on which to determine our median employee. As of that date, we had had approximately 5,869 employees. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the Company’s total number of employees. We applied this de minimis exemption when identifying the median employee by excluding 102 employees in Canada. After taking into account the de minimis exemption, 5,767 employees in the United States and zero employees located outside of the United States were considered for identifying the median employee.
For purposes of identifying the median employee from the employee population base, other than Mr. Wehmer, we considered W-2 gross taxable wages for calendar year 2021. In addition, for employees, who commenced employment with the Company after January 1, 2021 and who terminated prior to December 31, 2021, we annualized their compensation.
In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2021 Summary Compensation Table with respect to each of the NEOs.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion & Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in the Company’s Proxy Statement, its Annual Report on Form 10-K and such other filings with the SEC as may be appropriate.
Compensation Committee

BRUCE K. CROWTHER (CHAIR)	H. PATRICK HACKETT, JR.
PETER D. CRIST	GARY D. “JOE” SWEENEY
WILLIAM J. DOYLE

PROPOSAL NO. 2 — APPROVAL OF THE 2022 STOCK INCENTIVE PLAN
General
At the Annual Meeting, our shareholders will be asked to approve the Wintrust Financial Corporation 2022 Stock Incentive Plan (the “2022 Plan”). The 2022 Plan was approved by the Board on April 5, 2022, subject to shareholder approval, and will replace the Wintrust Financial Corporation 2015 Stock Incentive Plan (the “2015 Plan”). As of March 31, 2022, there were 393,810 shares that remained available for future grants under the 2015 Plan (assuming outstanding performance awards are counted at the maximum vesting level), and which will cease to be available for future grants under the 2015 Plan if the 2022 Plan is approved by our shareholders.
If the 2022 Plan is approved by shareholders, we will continue to be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding and retaining a talented management team who will contribute to our success. The Board believes that the Company has granted equity in a reasonable manner, with a three-year average burn rate of approximately 0.60% of the outstanding shares of Common Stock.
Purpose of the 2022 Plan
The 2022 Plan is intended to provide the Company with the ability to provide market-responsive, stock-based incentives and other rewards for officers, employees, directors and consultants of the Company and its subsidiaries that (i) provide such award recipients with a stake in the growth of the Company and (ii) encourage them to continue in the service of the Company and its subsidiaries.
We believe that the 2022 Plan will enhance our ability to link pay to performance and our ability to attract key employees to manage our banks and other businesses. The 2022 Plan will also help promote the retention of key employees while further aligning their interests with those of our shareholders. Accordingly, management believes the ability to award equity incentives is an important component in continuing the Company’s growth.
Key Features of the 2022 Plan
We believe that the following features of the 2022 Plan will help assure that the 2022 Plan both provides incentives to our employees and protects shareholder value:
•the 2022 Plan will be administered by the Compensation Committee, comprised entirely of independent directors;
•under the 2022 Plan, 1,200,000 shares, plus any shares of Common Stock that are available for awards under the 2015 Plan as of the effective date of the 2022 Plan will initially be available for awards;
•the 2022 Plan prohibits repricing of stock options or stock appreciation rights (“SARs”) without prior shareholder approval;

•except with respect to substitute awards granted in connection with a corporate transaction or due to a capitalization adjustment, the purchase price of stock options and the base price for SARs granted under the 2022 Plan may not be less than the fair market value of a share of Common Stock on the date of grant;
•subject to certain exceptions described in the 2022 Plan, the 2022 Plan includes a minimum vesting period of 12 months for awards granted under the plan;
•no dividend equivalents on stock options or SARs;
•no dividend or dividend equivalents paid on unearned awards;
•annual non-employee director compensation limit, which cannot be amended without shareholder approval;
•the 2022 Plan does not include liberal share recycling provisions with respect to stock options and SARs; and
•the 2022 Plan does not contain a liberal change in control definition and the 2022 Plan includes “double-trigger” provisions for the acceleration of vesting of outstanding equity awards following a change in control of the Company.
Description of the 2022 Plan
The following is a description of the terms of the 2022 Plan. This description is qualified in its entirety by reference to the plan document, a copy of which is attached to this Proxy Statement as Annex A and incorporated herein by reference.
Shares Available. Under the 2022 Plan, the number of shares of our Common Stock available for awards will initially equal (i) 1,200,000 shares plus (ii) any shares of Common Stock that are available for awards under the 2015 Plan as of the effective date of the 2022 Plan. No more than 1,000,000 shares of Common Stock in the aggregate may be issued under the 2022 Plan in connection with incentive stock options, subject to adjustment in accordance with the capitalization adjustment provisions included in the 2022 Plan. The number of available shares will be reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding awards.
Shares covered by an award granted under the 2022 Plan will not be counted as used under the 2022 Plan unless and until they are actually issued and delivered to a participant. Consequently, to the extent that shares of Common Stock subject to an outstanding award granted under either the 2022 Plan or the 2015 Plan, the 2007 Plan or any other plan previously maintained by the Company under which equity awards remain outstanding (collectively, the “Predecessor Plans”), are not issued or delivered by reason of (i) the cancellation, termination, forfeiture or lapse of such award (excluding shares of Common Stock subject to a stock option cancelled upon settlement of a related tandem SAR or subject to a tandem SAR cancelled upon exercise of a related stock option), or (ii) the settlement of such award in cash, then such shares of Common Stock will again be available under the 2022 Plan. In addition, shares of Common Stock subject to an award granted under the 2022 Plan or a Predecessor Plan, other than a stock option or SAR, will again become available for issuance under the 2022 Plan if the shares are delivered to or withheld by the Company to pay the withholding taxes payable with respect to such award.
Notwithstanding anything to the contrary, shares of Common Stock subject to an award under the 2022 Plan will not again be available for issuance under the 2022 Plan if such shares are (i) shares that were subject to a stock option or SAR and were not issued or delivered upon the net settlement of such stock option or SAR, (ii) shares delivered to or withheld by the Company to satisfy the tax withholding obligations relating to an outstanding stock option or SAR or (iii) shares repurchased by the Company with the proceeds received from payment of the exercise price of a stock option.
The number of shares of Common Stock available for awards under the 2022 Plan will not be reduced by (i) the number of shares of Common Stock subject to substitute awards or (ii) available shares under a shareholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under the 2022 Plan (subject to applicable stock exchange requirements).
The shares of Common Stock subject to awards under the 2022 Plan and available for future awards may be reserved for issuance out of the Company’s total authorized but unissued shares or shares reacquired and held in treasury.

On March 31, 2022 the closing sale price of the Company’s Common Stock, as reported on the Nasdaq Global Select Market, was $92.93.
Administration. The 2022 Plan will be administered by a committee of the Board of Directors (or a subcommittee thereof) or such other committee designated by the Board, with each member of such committee intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the Nasdaq. Currently, it is anticipated that the Compensation Committee will administer the 2022 Plan. The Compensation Committee will make determinations with respect to the participation of employees, directors and consultants in the 2022 Plan and, except as otherwise required by law or the 2022 Plan, the grant terms of awards including vesting schedules, price, length of relevant performance, restriction or vesting periods, post-retirement and termination rights, payment alternatives, and such other terms and conditions as the Compensation Committee deems appropriate. Such grant terms will be set forth in an award agreement. The Compensation Committee will also have final, binding authority to interpret and construe the provisions of the 2022 Plan and the award agreements. The Compensation Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding stock options and SARs will become exercisable in part or in full, (ii) all or a portion of the restriction period applicable to any outstanding award will lapse, (iii) all or a portion of the performance period applicable to any outstanding award will lapse and (iv) the performance goals (if any) applicable to any outstanding award will be deemed to be satisfied at the target or any other level.
The Compensation Committee may designate other persons to carry out its responsibilities under such conditions and limitations as it may set, other than its authority with regard to awards granted to persons who are subject to Section 16 of the Exchange Act. To the extent deemed necessary or advisable, including for purposes of Section 16 of the Exchange Act, the independent members of the Board may act as the committee under the 2022 Plan.
Awards. The following types of awards may be granted under the 2022 Plan:
Stock Options. Stock options may be granted in the form of incentive stock options within the meaning of Section 422 of the Code or stock options not meeting such Code definition (“nonqualified stock options”). The 2022 Plan permits 1,000,000 of the shares available under the 2022 Plan to be awarded in the form of incentive stock options if the Compensation Committee so determines. The exercise period for any stock option will be determined by the Compensation Committee at the time of grant which may provide that stock options may be exercisable in installments, provided that no stock option will be exercised later than ten years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the exercise price per share of Common Stock of any stock option may not be less than the fair market value of a share of Common Stock on the date of grant. Each stock option may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable. The Compensation Committee will provide for the exercise price to be payable in cash, payable in shares of already owned Common Stock, payable through the withholding of Common Stock which would otherwise be delivered to the participant, or in any combination of cash, already owned or withheld Common Stock, pursuant to a broker-assisted cashless exercise program, or by such methods as the Compensation Committee may deem appropriate.
Stock Appreciation Rights. SARs may be granted independently of any stock option or in tandem with all or any part of a stock option granted under the 2022 Plan, upon such terms and conditions as the Compensation Committee may determine. Upon exercise, a SAR entitles a participant to receive the excess of the fair market value of a share of Common Stock on the date the SAR is exercised over the base price of the SAR. Except in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of Common Stock on the date of grant. The Compensation Committee will determine whether a SAR will be settled in cash, Common Stock or a combination of cash and Common Stock. Upon exercise of a SAR granted in conjunction with a stock option, the stock option or the portion thereof to which the SAR relates will be surrendered. Each SAR will not be exercisable more than ten years after its date of grant.
Restricted Shares. Restricted shares are shares of Common Stock that may not be sold or otherwise disposed of during a restricted period after grant, the duration of which will be determined by the Compensation Committee. The Compensation Committee may provide for the lapse of such restrictions in installments. A recipient of a grant of restricted shares will generally earn unrestricted ownership thereof only if the individual is continuously employed by the Company or a subsidiary during the entire restricted period. Unless otherwise set forth in a restricted share award agreement, the holder of restricted shares will have rights as a shareholder of the Company, including the right to vote and receive dividends with respect to the restricted shares; provided, however, that distributions, including regular cash dividends, will be deposited by the Company and will be subject to the same restrictions as the restricted shares.

Restricted Share Units. Restricted share units are fixed or variable share or dollar denominated units valued, at the Compensation Committee’s discretion, in whole or in part by reference to, or otherwise based on, the fair market value of the Company’s Common Stock. The Compensation Committee will determine the terms and conditions applicable to restricted share units, including any applicable restrictions, conditions or contingencies, which may be related to individual, corporate or other categories of performance. The agreement awarding restricted share units will specify (i) whether such award may be settled in shares of Common Stock, cash or a combination thereof, and (ii) whether the holder will be entitled to receive dividend equivalents, with respect to such award. Any dividend equivalents with respect to restricted share units that are subject to vesting conditions will be subject to the same restrictions as such restricted share units. Prior to the settlement of a restricted share unit in shares of Common Stock, the holder of a restricted share unit will have no rights as a shareholder of the Company with respect to the shares of Common Stock subject to such award.
Performance Awards. Performance awards are a fixed or variable share or dollar denominated award subject to such conditions of vesting, performance and time of payment as the Compensation Committee may determine. The agreement relating to a performance award will specify whether such award may be settled in shares of Common Stock (including restricted shares), cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Compensation Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period. Any dividend or dividend equivalents with respect to a performance award that is subject to vesting conditions will be subject to the same restrictions as such performance award. Prior to the settlement of a performance award in shares of Common Stock, the holder of such award will have no rights as a shareholder of the Company with respect to such shares.
Stock Awards. The Compensation Committee may grant a stock award representing an unrestricted transfer of ownership, subject to compliance with the exceptions to the minimum vesting provisions included in the 2022 Plan.
Other Incentive Awards. The Compensation Committee may grant other types of awards of Common Stock or awards based in whole or in part by reference to Common Stock (“Other Incentive Awards”). The Compensation Committee will determine the time at which grants of such Other Incentive Awards are to be made, the size of such awards and all other conditions of such awards, including any restrictions, deferral periods or performance requirements. Any distribution, dividend or dividend equivalents with respect to Other Incentive Awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards.
Termination of Employment. The disposition of an award in the event of the retirement, disability, death or other termination of a participant’s employment or service will be as determined by the Compensation Committee as set forth in the award agreement.
Transferability. Except to the extent permitted by the Compensation Committee with respect to nonqualified stock options, no award will be assignable or transferable except by will, the laws of descent and distribution or the beneficiary designation procedures under the 2022 Plan.
Performance Measures. Under the 2022 Plan, the vesting, exercisability or payment of certain awards may be made subject to the satisfaction of performance measures. The performance goals applicable to a particular award will be determined by the Compensation Committee and may include one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures: the attainment by a share of Common Stock of a specified value within or for a specified period of time; increase in shareholder value; earnings per share; return on equity; return on assets; return on investments; return on total capital or invested capital; return to shareholders (including dividends); total shareholder return; revenues; cash flow(s); attainment of expense levels or cost reduction goals; market share; charge-offs; loan losses and loan loss reserves; losses from discontinued operations; reductions in non-performing assets; net income; operating income; operating expenses; gross profit or margin; operating profit or margin; interest expenses; expense management; economic value added; net cash provided by operations; price-to-earnings growth; customer satisfaction; customer acquisition; business expansion; cost targets; reductions in errors and omissions; reductions in lost business; management of employment practices and employee benefits; supervision of litigation; supervision of information technology; efficiency; acquisitions and divestitures, productivity; employee retention; succession management; management of the cost of insurance claims; achievement of regulatory compliance performance goals; satisfactory internal or external audits; improvements in financial ratings; measurable marketing effectiveness; market penetration; achievement of diversity goals; or any such other goals as the Committee may determine, whether or not listed in the 2022 Plan. The applicable performance measures may be determined on a pre-tax or post-tax basis or on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a performance measure or determining the achievement of the applicable performance measures may be amended or adjusted to include or exclude components of any performance measure, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, change in tax rates, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance measures will be subject to such other special rules and conditions as the Committee may establish at any time.
Minimum Vesting and Restricted Period. No award granted under the 2022 Plan (other than cash-based awards) may become exercisable or vest prior to the first anniversary of the date of grant; provided, however, that the following awards will not be subject to this minimum vesting requirement: (i) any substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its subsidiaries, (ii) shares of Common Stock delivered in lieu of fully vested cash obligations, and (iii) any additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the 2022 Plan. The minimum vesting requirement does not apply to the Compensation Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control, in the terms of the award agreement or otherwise.
Adjustments. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Codification Topic 718 Compensation - Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a share dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under the 2022 Plan, the terms of each outstanding stock option and SAR (including the number and class of securities subject to each outstanding stock option or SAR and the purchase price or base price per share), the terms of each outstanding restricted share award and restricted share unit award (including the number and class of securities subject thereto), and the terms of each outstanding performance award (including the number and class of securities subject thereto) will be appropriately adjusted by the Compensation Committee, such adjustments to be made in the case of outstanding stock options and SAR without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Compensation Committee to prevent dilution or enlargement of rights of participants.
Change in Control. The Company will undergo a change in control in the event of certain acquisitions of 50% or more of the Company’s Common Stock, a change in the majority of the Board, or the consummation of a reorganization, merger or consolidation (unless, among other conditions, the Company’s shareholders receive more than 50% of the stock of the surviving company), a sale or disposition of all or substantially all of the assets of the Company, or a complete liquidation or dissolution of the Company.
In the case of change in control events in which the awards are not effectively replaced in accordance with the terms of the 2022 Plan, then, upon such change in control, all stock options and SARs outstanding will become immediately exercisable and remain exercisable for the remainder of their term, all restrictions on restricted shares will lapse, all restricted share units will become fully vested and, unless otherwise specified in a participant’s award agreement, all payout opportunities under all outstanding awards subject to performance-based vesting requirements will be earned based on actual performance through the effective date of the change in control, and the vesting of all such awards will be accelerated as of the effective date of the change in control or, if the performance metrics cannot be measured through the date of the change in control or as otherwise determined by the Board (as constituted prior to the change in control), threshold, target, maximum or any interim performance level determined by the Board (as constituted prior to the change in control). In addition, the Board (as constituted before the change in control) may, in its sole discretion, require outstanding awards, in whole or in part, to be cancelled, and to provide for the holder to receive a cash payment (or shares in the resulting corporation or its parent corporation) in an amount (or having a value) equal to (i) in the case of a stock option or SAR, the number of shares then subject to the portion of such award cancelled multiplied by the excess, if any, of the highest per share price offered to holders of Common Stock in the change in control transaction, over the purchase price or base price per share subject to the award, (ii) in the case of restricted shares, restricted share units, performance awards denominated in Common Stock or Other Incentive Awards, the number of shares of Common Stock or units then subject to the portion of such award cancelled to the extent the performance criteria (if any) applicable to such award are satisfied or deemed satisfied under the 2022 Plan multiplied by the highest per share price offered to holders of Common Stock in the change in control transaction and (iii) in the case of performance awards and Other Incentive Awards denominated in cash, the value of the award then subject to the portion of such award surrendered to the extent the performance criteria applicable to such award are satisfied or deemed satisfied pursuant to the 2022 Plan.
In the event of the termination of a participant’s employment by the Company without “cause” or, to the extent permitted in the award agreement, the termination of a participant’s employment by the participant for a “constructive termination” or “good reason,” in each case, within the 18-month period following the occurrence of a change in control in which the outstanding awards were effectively assumed or otherwise remained outstanding, then, upon such termination of employment, all stock options and SARs outstanding will become immediately exercisable and remain exercisable for the remainder of their term, all restrictions on restricted shares will lapse, all restricted share units will become fully vested and, unless otherwise specified in a participant’s award agreement, with respect to awards subject to performance-based vesting conditions, (i) in the event the termination of employment occurs during the first twelve months of a performance period, all unvested awards will be prorated based on the greater of actual performance through the date of termination of employment and target performance, with the award prorated based on the number of full months the employee participated in the performance period, and the vesting of all such awards will be accelerated as of the effective date of such termination of employment and (ii) in the event the termination of employment occurs on or after the first anniversary of the commencement of the performance period, all unvested awards will be earned at the greater of actual performance through the date of termination of employment (if measurable through the date of such termination of employment) and target performance.
Amendments and Termination. The Board may at any time suspend or terminate the 2022 Plan. The Board may amend the 2022 Plan at any time, subject to any requirement of shareholder approval imposed by applicable law, rule or regulation, including any rule or regulation of the Nasdaq Global Select Market or any other stock exchange on which the Common Stock is then traded, provided that no amendment may change the non-employee director limit set forth in the plan or the prohibition on repricing without shareholder approval. No termination, amendment, or modification of the 2022 Plan or an award agreement may adversely affect in any material way any awards previously granted under the 2022 Plan without such award holder’s written consent. There will be no set termination date for the 2022 Plan, although no incentive stock options may be granted more than ten years after the effective date of the 2022 Plan.
Eligible Employees. Employees (including prospective employees), directors and consultants of the Company or any subsidiary will be eligible to participate in the 2022 Plan. The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be awarded or granted during any fiscal year of the Company to any non-employee director, for his or her services as a non-employee director, will not exceed $750,000; provided, that this limit will not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or compensation received by the director in his or her capacity as an executive officer or employee of the Company.
As of March 31, 2022, approximately 5,184 employees of the Company and its subsidiaries and 12 non-employee directors would be eligible to participate in the 2022 Plan. In addition, while consultants are eligible to participate in the 2022 Plan, the Company has a practice of not granting equity awards to its consultants, and at this time does not foresee changing that practice.
Clawback of Awards. Awards granted under the 2022 Plan and any cash payment or shares of Common Stock delivered pursuant to an award will be subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
New Plan Benefits. The number of stock options and other forms of awards that will be granted under the 2022 Plan is not currently determinable.
Federal Income Tax Consequences
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2022 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2022 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2022 Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the applicable United

States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.
Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer, the corporation’s chief financial officer and certain other current and former executive officers of the corporation.
Stock Options. A participant will not recognize taxable income at the time an option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of (1) the lesser of the amount realized upon that disposition and the fair market value of those shares on the date of exercise over (2) the exercise price, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.
SARs. A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Code.
Stock Awards. A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by the Company as compensation expense, subject to the deduction limits under Section 162(m) of the Code. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Code.
A participant will not recognize taxable income at the time a restricted stock unit is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Code.
A participant who receives shares of common stock that are not subject to any restrictions under the 2022 Plan will recognize compensation taxable as ordinary income on the date of grant in an amount equal to the fair market value of such shares on that date, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Code.
Performance Awards. A participant will not recognize taxable income at the time performance awards are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Code.
Other Incentive Awards. The federal income tax consequences of Other Incentive Awards will depend on how such awards are structured. Generally, the Company will be entitled to a deduction with respect to such awards only to the extent that the recipient realizes compensation income in connection with such awards and only to the extent not subject to the deduction limits of Section 162(m) of the Code. It is anticipated that Other Incentive Awards will usually result in compensation income to the recipient in some amount. However, some forms of Other Incentive Awards may not result in any compensation income to the recipient or any income tax deduction for the Company.
Required Vote
The approval of the 2022 Plan requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no impact on whether the proposal passes.
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” APPROVAL OF THE WINTRUST FINANCIAL CORPORATION 2022 STOCK INCENTIVE PLAN.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of December 31, 2021, relating to the Company’s equity compensation plans pursuant to which common stock is authorized for issuance:

EQUITY COMPENSATION PLAN INFORMATION
Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
WTFC 1997 Stock Incentive Plan, as amended	85,000	$—	—
WTFC 2007 Stock Incentive Plan	56,323	$25.43	—
WTFC 2015 Stock Incentive Plan	1,068,127	$5.49	963,175
WTFC Employee Stock Purchase Plan	—	$—	262,650
WTFC Directors Deferred Fee and Stock Plan	—	$—	493,702
	1,209,450	$6.03	1,719,527
Equity compensation plans not approved by security holders (1)
N/A	—	$—	—
Total	1,209,450	$6.03	1,719,527
(1)Excludes 18,065 shares of the Company’s common stock issuable pursuant to the exercise of options granted under the plan of STC Bancshares Corporation. The weighted average exercise price of these options is $41.90. No additional awards will be made under this plan.

PROPOSAL NO. 3 — APPROVAL OF, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPANY’S EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT
Background of the Proposal
As the Company has done in years past and as required pursuant to Section 14A of the Exchange Act, we are providing shareholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program. Although this vote is advisory and thus non-binding, the Board and the Compensation Committee value the opinions of the shareholders and will consider the outcome of this “Say on Pay” vote when evaluating our compensation philosophy, policies and practices.
At the annual meetings of shareholders held in 2021, 2020, and 2019, we provided our shareholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in the applicable proxy statement. Our shareholders overwhelmingly approved such proposals, with an average of more than 91% of the votes cast each year in favor. In accordance with the preference expressed by our shareholders at the 2017 annual meeting of shareholders, we intend to hold a Say on Pay vote on an annual basis at least until the next frequency vote. In 2023, we will again ask our shareholders to consider the appropriate frequency of the Say on Pay vote.
Executive Compensation
The Company believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay-for-performance and are strongly aligned with the long-term interests of shareholders. As more fully set forth under “Executive Compensation — Compensation Discussion & Analysis,” the Compensation Committee has taken a number of actions in recent years to further strengthen the Company’s compensation philosophy and objectives and the percentage of the compensation of senior executives which is “at risk.” As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.
Shareholders are encouraged to carefully review the “Executive Compensation — Compensation Discussion & Analysis” section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program. Because this shareholder vote is advisory, it will not be binding on the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
The Board has authorized a shareholder vote on the Company’s executive compensation as reflected in the Compensation Discussion & Analysis, including the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:
“Resolved, that the shareholders of Wintrust Financial Corporation approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this Proxy Statement for the 2022 Annual Meeting of Shareholders.”
Required Vote
The approval of the non-binding advisory resolution approving the compensation of our named executive officers described in this Proxy Statement requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, online or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no impact on whether the proposal passes.
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPANY’S EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 with management of the Company. The Audit Committee also discussed with Ernst & Young LLP, an independent registered public accounting firm for the Company, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP their independence from the Company.
In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
Audit Committee

KARIN GUSTAFSON TEGLIA (CHAIR)	SUZET M. MCKINNEY
MARLA F. GLABE	GARY D. “JOE” SWEENEY
SCOTT K. HEITMANN

PROPOSAL NO. 4 — RATIFICATION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022
The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, as auditors for the Company and its subsidiaries for the fiscal year ended December 31, 2022. The Board and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company and its subsidiaries. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. Ernst & Young LLP has served as independent registered public accounting firm for the Company since 1999 and is considered by the Board and the Audit Committee to be well qualified. One or more representatives of Ernst & Young LLP are expected to attend the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.
Required Vote
Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, online or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification. Brokers will have discretionary authority to vote on this proposal.
THE BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022.

AUDIT AND NON-AUDIT FEES PAID
The Company’s independent auditors for the fiscal years ended December 31, 2021 and 2020 were Ernst & Young LLP. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent auditors and selecting the independent auditors for the current fiscal year.
The following is a description of the fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2021 and December 31, 2020:
Audit Fees:   Audit fees include fees billed by Ernst & Young LLP for the review and audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports filed with the SEC, as well as services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements. Aggregate fees for audit services were $2,479,618 in 2021 and $2,498,146 in 2020.
Audit-Related Fees:   Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. Aggregate fees for audit-related services were $38,000 in 2021 and $38,000 in 2020.
Tax Fees:   Tax fees include fees for tax compliance, tax return preparation advice and tax planning services. Aggregate fees for tax services were $527,757 in 2021 and $700,430 in 2020.
All Other Fees:   This category comprises all fees billed by Ernst & Young LLP to the Company not included in the previous three categories, which includes services provided for on-line accounting and auditing standards, interpretive guidance and regulatory advisory services. Aggregate fees for other services were $5,220 in 2021 and $11,145 in 2020.
The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent auditor. For audit services, the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year and the fees to be charged, which must be formally accepted by the Audit Committee before the audit commences.
Management also submits to the Audit Committee a list of non-audit services that it recommends the independent auditor be engaged to provide and an estimate of the fees to be paid for each. The Audit Committee considers whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining the auditor’s independence. The Audit Committee must approve the list of non-audit services and the estimated fees for each such service before the commencement of the work.
To ensure prompt handling of unexpected matters, the Audit Committee has delegated the authority to amend and modify the list of approved permissible non-audit services and fees to the Audit Committee Chair. If the Chair exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.
All audit and permissible non-audit services provided by Ernst & Young LLP to the Company for fiscal year 2021 were pre-approved by the Audit Committee in accordance with these procedures.
SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING
Shareholder proposals intended to be presented at the Company’s 2023 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 15, 2022 in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of Rule 14a-8 of the proxy rules adopted under the Exchange Act. Furthermore, in order for any shareholder to properly propose any business for consideration at the 2023 Annual Meeting, including the nomination of any person for election as a Director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder’s intention to make such proposal must be furnished to the Company in accordance with the By-laws. Pursuant to the By-laws, the deadline for such notice is February 25, 2023 (but not before January 26, 2023). In addition to satisfying the foregoing requirements under our By-laws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 27, 2023.

OTHER BUSINESS
The Company is unaware of any other matter to be acted upon at the Annual Meeting for shareholder vote. In case of any matter properly coming before the Annual Meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy card accompanying this Proxy Statement, such persons shall vote in accordance with their best judgment.
BY ORDER OF THE BOARD OF DIRECTORS
Kathleen M. Boege
Corporate Secretary

ANNEX A
WINTRUST FINANCIAL CORPORATION
2022 STOCK INCENTIVE PLAN
1.Purpose; Effect on Predecessor Plan. The purpose of the Wintrust Financial Corporation 2022 Stock Incentive Plan is to benefit the Corporation and its Subsidiaries by enabling the Corporation to offer certain present and future officers, employees, directors and consultants stock-based incentives and other equity interests in the Corporation, thereby providing them a stake in the growth of the Corporation and encouraging them to continue in the service of the Corporation and its Subsidiaries.
This Plan replaces the Predecessor Plans. As of the Effective Date, no further awards shall be granted under the Predecessor Plans.
2.Definitions.
a.“Award” includes, without limitation, stock options (including incentive stock options under Section 422 of the Code), stock appreciation rights, performance awards, stock awards, restricted share or unit awards, or other awards that are valued in whole or in part by reference to, or are otherwise based on, the Corporation’s Common Stock (“Other Incentive Awards”), all on a stand alone, combination or tandem basis, as described in or granted under this Plan.
b.“Award Agreement” means a written or electronic agreement between the Corporation and each Participant setting forth the terms and conditions of each Award made under this Plan.
c.“Board” means the Board of Directors of the Corporation.
d.“Code” means the Internal Revenue Code of 1986, as amended from time to time.
e.“Committee” means the Compensation Committee of the Board, or a subcommittee thereof, or such other committee of the Board as may be designated by the Board from time to time to administer this Plan, with each member of such committee intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the Nasdaq Global Select Market or any other stock exchange on which the Common Stock is then traded.
f.“Common Stock” means the Common Stock, no par value, of the Corporation.
g.“Corporation” means Wintrust Financial Corporation, an Illinois corporation.
h.“Director” means a non-employee director of the Corporation or a Subsidiary.
i.“Effective Date” means May 26, 2022, the date of the approval of the Plan by the shareholders of the Corporation.
j.“Employee” means an employee or prospective employee of the Corporation or a Subsidiary.
k.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
l.“Fair Market Value” means the average of the highest and the lowest quoted selling prices on the Nasdaq Global Select Market on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded; provided, however, that, to the extent permitted under Section 409A of the Code, the Committee may modify the definition of Fair Market Value to mean the closing selling price on the Nasdaq Global Select Market on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such closing selling prices were recorded; provided, further, that the Corporation may in its discretion use the closing selling price or such other permissible method for determining the value of the shares on the day preceding the date as of which such value is being determined to the extent the Corporation determines such method is more practical for administrative purposes, such as for purposes of tax withholding.
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m.“Participant” means an Employee, Director or a consultant who has been granted an Award under the Plan.
n.“Plan” means this Wintrust Financial Corporation 2022 Stock Incentive Plan.
o.“Predecessor Plan” means the Wintrust Financial Corporation 2007 Stock Incentive Plan, the Wintrust Financial Corporation 2015 Stock Incentive Plan, and each other plan previously maintained by the Corporation under which equity awards remain outstanding as of the Effective Date.
p.“Replacement Award” means an Award granted in place of outstanding Awards in connection with a Change in Control if: (i) it is of the same type as the replaced Award; (ii) it has a value intended to preserve the value of the replaced Award; (iii) it relates to publicly traded equity securities of the Corporation or its successor in the Change in Control or another entity that is affiliated with the Corporation or its successor following the Change in Control; and (iv) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions for Replacement Awards are satisfied shall be made by the Board, as constituted immediately before the Change in Control, in its sole discretion.
q.“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of at least 50% (or 20%, if providing an Award to an Employee, Director or consultant of such Subsidiary is based upon legitimate business criteria, as defined in Section 409A of the Code and the regulations promulgated thereunder) by reason of stock ownership or otherwise.
r.“Substitute Award” shall mean an Award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of a stock option or stock appreciation right.
3.Eligibility. Any Employee, Director or consultant selected by the Committee is eligible to receive an Award. In addition, the Committee may select former Employees and Directors who have a consulting arrangement with the Corporation or a Subsidiary whom the Committee determines have a significant responsibility for the success and future growth and profitability of the Corporation. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as provided otherwise in an Award Agreement, for purposes of this Plan, references to employment by the Corporation shall also mean employment by a Subsidiary, and references to employment shall include service as a Director or consultant. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on a leave of absence. The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be awarded or granted during any fiscal year of the Company to any Director, for his or her services as a Director, shall not exceed $750,000; provided, however, that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or compensation received by the director in his or her capacity as an executive officer or employee of the Company.
4.Plan Administration.
a.Except as otherwise determined by the Board, the Plan shall be administered by the Committee. The Committee shall make determinations with respect to the participation of Employees, Directors and consultants in the Plan and, except as otherwise required by law or this Plan, the terms of Awards, including vesting schedules, price, length of relevant performance, restriction or vesting periods, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Committee deems appropriate. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding stock options and stock appreciation rights shall become exercisable in part or in full, (ii) all or a portion of the restriction period applicable to any outstanding Award shall lapse, (iii) all or a portion of the performance period applicable to any outstanding Award shall lapse and (iv) the performance goals (if any) applicable to any outstanding Award shall be deemed to be satisfied at the target or any other level.
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b.The Committee, by majority action thereof (whether taken during a meeting or by written consent), shall have authority to interpret and construe the provisions of the Plan and the Award Agreements and make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. No member of the Committee shall be liable for any action or determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s Articles of Incorporation and By-Laws, as may be amended from time to time.
c.The Committee may designate persons other than its members to carry out its responsibilities under such conditions or limitations as it may set, other than its authority with regard to Awards granted to a Participant who is an officer or director of the Corporation for purposes of Section 16 of the Exchange Act. To the extent deemed necessary or advisable, including for purposes of Section 16 of the Exchange Act, the independent members of the Board may act as the Committee hereunder.
5.Stock Subject to the Provisions of this Plan. The stock subject to the provisions of this Plan shall be made available from shares of authorized but unissued Common Stock, shares of authorized and issued Common Stock reacquired and held as treasury shares or otherwise, or a combination thereof. Subject to adjustment in accordance with the provisions of Section 10, the total number of shares of Common Stock which may be issued under the Plan or with respect to which all Awards may be granted shall equal (i) 1,200,000 shares plus (ii) any shares of Common Stock that are available for awards under the Wintrust Financial Corporation 2015 Stock Incentive Plan as of the effective date of this Plan. Subject to adjustment as provided in Section 10, no more than 1,000,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options. The number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by an amount equal to the number of shares subject to each Award granted under the Plan. Upon:
a.a payout of an Award in the form of cash; or
b.a cancellation, termination, forfeiture, or lapse for any reason (with the exception of the termination of a tandem Award upon exercise of the related Award, or the termination of a related Award upon exercise of the corresponding tandem Award) of any Award (or portion thereof) or any award (or portion thereof) granted under the Predecessor Plan, then the number of shares of Common Stock underlying any such Award or such award granted under a Predecessor Plan, which were not issued as a result of any of the foregoing actions shall again be available for the purposes of Awards under the Plan. Shares of Common Stock subject to an Award granted under this Plan or the Predecessor Plan, other than a stock option or stock appreciation right, shall again become available for issuance under this Plan if such shares are delivered to or withheld by the Company to pay the purchase price or withholding taxes payable with respect to such award. Shares of Common Stock subject to an Award under this Plan shall not again be available for issuance under this Plan if such shares are: (i) shares that were subject to a stock option or stock appreciation right and were not issued or delivered upon the net settlement or net exercise of such stock option or stock appreciation right; (ii) shares delivered to or withheld by the Corporation to satisfy the tax withholding obligations relating to an outstanding stock option or stock appreciation right; or (iii) shares that are repurchased by the Corporation with proceeds received from payment of the exercise price of a stock option. The number of shares of Common Stock that again become available pursuant to this paragraph shall be equal to one share of Common Stock for each share subject to an award granted under this Plan or any Predecessor Plan.
The number of shares of Common Stock available for Awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a shareholder approved plan of a company or other entity which was a party to a corporate transaction with the Corporation (as appropriately adjusted to reflect such corporate transaction) which become subject to Awards granted under this Plan (subject to applicable stock exchange requirements).
6.Awards under this Plan. As the Committee may determine, the following types of Awards may be granted under this Plan on a stand-alone, combination or tandem basis:
a.Stock Option. A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine. The exercise price of any stock option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Award; provided, however, in the case of a stock option that is a Substitute Award, the exercise price per share of the shares subject to such stock option may
Annex A-3

be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Corporation, over (y) the aggregate exercise price of such shares. No stock option shall be exercised later than ten (10) years after its date of grant.
b.Incentive Stock Option. An Award in the form of a stock option which is intended to comply, and complies, with the requirements of Section 422 of the Code or any successor section of the Code, as it may be amended from time to time. Each stock option, or portion thereof, that is not an Incentive Stock Option shall be a nonqualified stock option.
c.Stock Appreciation Right. A right to receive the excess of the Fair Market Value of a share of Common Stock on the date the stock appreciation right is exercised over the Fair Market Value of a share of Common Stock on the date the stock appreciation right was granted, payable in shares of Common Stock (including restricted shares) or, to the extent provided in the applicable Award Agreement, cash or a combination of both. The exercise price of any stock appreciation right shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Award; provided, however, in the case of a stock appreciation right that is a Substitute Award, the exercise price per share of the shares subject to such stock appreciation right may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Corporation, over (y) the aggregate exercise price of such shares. No stock appreciation right shall be exercised later than ten (10) years after its date of grant.
d.Restricted Shares. A transfer of Common Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, or subject to specified vesting or performance conditions, for such periods of time as the Committee may determine. Unless otherwise set forth in the Award Agreement, and subject to the terms and conditions of a restricted share Award, the Participant shall have all rights as a shareholder of the Corporation, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock, including a regular cash dividend, shall be deposited with the Corporation and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.
e. Restricted Share Unit. A fixed or variable share or dollar denominated unit subject to such conditions of vesting, performance and time of payment as the Committee may determine, which are valued at the Committee’s discretion in whole or in part by reference to, or otherwise based on, the Fair Market Value of Common Stock. The Award Agreement shall specify (i) whether such Award may be settled in shares of Common Stock, cash or a combination of both and (ii) whether the holder thereof shall be entitled to receive dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such Award. Any dividend equivalents with respect to restricted share units that are subject to vesting conditions shall be subject to the same restrictions as such restricted share units. Prior to the settlement of a restricted share unit Award, the holder of such Award shall have no rights as a shareholder of the Corporation with respect to the shares of Common Stock subject to such Award.
f.Performance Award. A fixed or variable share or dollar denominated Award subject to such conditions of vesting, performance and time of payment as the Committee may determine. The Award Agreement shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such performance award if the specified performance goals are satisfied or met during the specified performance period and for the forfeiture of such Award if the specified performance goals are not satisfied or met during the specified performance period. The Award Agreement shall specify whether such Award may be settled in shares of Common Stock (including restricted shares) or cash or a combination thereof. Any dividends or dividend equivalents with respect to a performance award shall be subject to the same restrictions as such performance award. Prior to the settlement of a performance award in shares of
Annex A-4

Common Stock, including restricted shares, the holder of such Award shall have no rights as a shareholder of the Corporation.
g.Stock Award. An unrestricted transfer of ownership of Common Stock.
h.Other Incentive Awards. Other Incentive Awards which are related to or serve a similar function to those Awards set forth in this Section 6, including, but not limited to, Other Incentive Awards related to the establishment or acquisition by the Corporation or any Subsidiary of a new or start-up business or facility. Any distribution, dividend or dividend equivalents with respect to Other Incentive Awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards.
The Committee may from time to time, establish, amend or adjust performance criteria with respect to an Award, including, but not limited to, one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures: the attainment by a share of Common Stock of a specified value within or for a specified period of time; increase in shareholder value; earnings per share; return on equity; return on assets; return on investments; return on total capital or invested capital; return to shareholders (including dividends); total shareholder return; revenues; cash flow(s); attainment of expense levels or cost reduction goals; market share; charge-offs; loan losses and loan loss reserves; losses from discontinued operations; reductions in non-performing assets; net income; operating income; operating expenses; gross profit or margin; operating profit or margin; interest expenses; expense management; economic value added; net cash provided by operations; price-to-earnings growth; customer satisfaction; customer acquisition; business expansion; cost targets; reductions in errors and omissions; reductions in lost business; management of employment practices and employee benefits; supervision of litigation; supervision of information technology; efficiency; acquisitions and divestitures, productivity; employee retention; succession management; management of the cost of insurance claims; achievement of regulatory compliance performance goals; satisfactory internal or external audits; improvements in financial ratings; measurable marketing effectiveness; market penetration; achievement of diversity goals; or such other goals as the Committee may determine, whether or not listed herein. Each such goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Corporation (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a performance measure or determining the achievement of a performance measure, the Committee may provide that achievement of the applicable performance measures may be amended or adjusted to include or exclude components of any performance measure, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, change in tax rates, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Corporation or its financial statements or changes in law or accounting principles. Performance measures shall be subject to such other special rules and conditions as the Committee may establish at any time.
7.Award Agreements.
a.Each Award under the Plan shall be evidenced by an Award Agreement. Delivery of an Award Agreement to each Participant shall constitute an agreement, subject to Section 9 hereof, between the Corporation and the Participant as to the terms and conditions of the Award.
b.Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Corporation or any of its Subsidiaries, (ii) shares of Common Stock delivered in lieu of fully vested cash obligations, and (iii) any additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 5 (subject to adjustment under Section 10); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of termination of employee due to retirement, death or disability, in the terms of the Award Agreement or otherwise.
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8.Other Terms and Conditions.
a.Nontransferability. No Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Corporation or, to the extent expressly permitted in the Award Agreement, to the Participant’s family members, a trust or entity established by the Participant for estate planning purposes or a charitable organization designated by the Participant, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Award Agreement, each Award may be exercised or settled during the Participant’s lifetime only by the Participant or the Participant’s legal representative or similar person. Except as permitted by the second preceding sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Award, such Award and all rights thereunder shall immediately become null and void.
b.Beneficiary Designation. Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Corporation, and will be effective only when filed by the Participant in writing with the Corporation during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his or her estate.
c.Termination of Employment. The termination of each Award in the event of the retirement, disability, death or other termination of a Participant’s employment or service, shall be as determined by the Committee and set forth in the Award Agreement.
d.Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to shares covered by an Award until the date the Participant or his nominee, guardian or legal representative is the holder of record.
e.Payments by Participants. The Corporation may determine that Awards for which a payment is due from a Participant may be payable: (i) in cash by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of previously acquired shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) authorizing the Corporation to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation; (iv) by a combination of the methods described in (i), (ii) and (iii) above; (v) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Corporation to whom the Participant has submitted an irrevocable notice of exercise or sell; or (vi) by such other methods as the Corporation may deem appropriate and permitted by applicable law; provided, however, that any decisions regarding the payments by Participants subject to Section 16 of the Exchange Act shall be determined by the Committee.
f.Withholding. The Corporation shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an Award made hereunder, payment by the holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An Award Agreement may provide that (i) the Corporation shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an Award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Corporation, (B) delivery (either actual delivery or by attestation procedures established by the Corporation) to the Corporation of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Corporation to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation, (D) a cash payment by a broker-dealer acceptable to the Corporation to whom the Participant has submitted an irrevocable notice of exercise or sell or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Award Agreement. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount
Annex A-6

determined by applying the minimum statutory withholding rate (or, if permitted by the Corporation, such higher withholding rate to the extent consistent with fixed plan accounting in accordance with Generally Accepted Accounting Principles). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.
g.Deferral. The receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to a Participant under any Award other than a stock option or stock appreciation right may be deferred to the extent permitted by an applicable deferral plan established by the Corporation or a Subsidiary and in accordance with Section 409A of the Code. The Committee shall establish rules and procedures relating to any such deferrals and the payment of any tax withholding with respect thereto.
h.No Repricing or Cancellation for Cash. Notwithstanding anything in this Plan to the contrary and subject to Sections 10 and 12, without the approval of the shareholders of the Corporation, neither the Board nor the Committee will amend any previously granted Award to (i) reduce the exercise price of an outstanding stock option or stock appreciation right, (ii) cancel an outstanding stock option or stock appreciation right in exchange for another stock option or stock appreciation right with a lower exercise price or (iii) cancel any previously granted stock option or stock appreciation right in exchange for cash or another Award if the exercise price of such stock option or stock appreciation right exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation.
i.No Dividend Equivalents on Stock Options or Stock Appreciation Rights. Notwithstanding anything in an Award Agreement to the contrary, the holder of a stock option or stock appreciation right shall not be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such stock option or stock appreciation right.
9.Amendments, Modification and Termination. The Board may at any time and from time to time, terminate, suspend or discontinue this Plan. The Board of Directors may at any time and from time to time, alter or amend this Plan, subject to any requirement of shareholder approval imposed by applicable law, rule or regulation, including any rule or regulation of the Nasdaq Global Select Market or any other stock exchange on which the Common Stock is then traded; provided, however, that no amendment to the Plan shall be effective without the approval of the Corporation’s shareholders if such amendment seeks to modify the Director compensation limit set forth in this Plan or the prohibition on repricing of stock options or stock appreciation rights set forth in this Plan. No termination, amendment, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.
10.Recapitalization. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a share dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding stock option and stock appreciation right (including the number and class of securities subject to each outstanding stock option or stock appreciation right and the purchase price or base price per share), the terms of each outstanding restricted share Award and restricted share unit Award (including the number and class of securities subject thereto), and the terms of each outstanding performance award (including the number and class of securities subject thereto) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding stock options and stock appreciation right without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Corporation, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
11.Rights as Employees, Directors or Consultants. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a Director of or as a consultant to the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.
Annex A-7

12.Change in Control.
a.In the event of a Change in Control (as defined below) pursuant to which the outstanding Awards are not replaced with a Replacement Award, the following shall occur upon a Change in Control with respect to any such Awards outstanding as of such Change in Control:
i.any and all stock options and stock appreciation rights granted hereunder shall become immediately exercisable, and shall remain exercisable for the remainder of their term, subject to any limitations on such term provided in the Award Agreement or pursuant to Section 8(c) hereof;
ii.any restrictions imposed on restricted shares shall lapse and all restricted share units shall become fully vested;
iii.unless otherwise specified in a Participant’s Award Agreement at time of grant, the payout opportunities attainable under all outstanding Awards subject to performance-based vesting conditions shall be earned based on actual performance through the effective date of the Change in Control and the vesting of all such Awards shall be accelerated as of the effective date of the Change in Control or, if the performance metrics cannot be measured through the date of the Change in Control or as otherwise determined by the Board (as constituted prior to the Change in Control), threshold, target, maximum or any interim performance level determined by the Board (as constituted prior to the Change in Control); and
iv.the Board (as constituted prior to such Change in Control) may, in its discretion, require outstanding Awards, in whole or in part, to be surrendered to the Corporation by the holder, and to be immediately cancelled by the Corporation, and to provide for the holder to receive (1) a cash payment in an amount equal to (a) in the case of a stock option or stock appreciation right, the number of shares of Common Stock then subject to the portion of such Award surrendered multiplied by the excess, if any, of the highest per share price offered to holders of Common Stock in any transaction whereby the Change in Control takes place, over the purchase price or base price per share of Common Stock subject to such Award, (b) in the case of restricted shares, restricted share units, performance awards denominated in Common Stock, or Other Incentive Awards, the number of shares of Common Stock or units then subject to the portion of such Award surrendered to the extent the performance criteria (if any) applicable to such Award are satisfied or deemed satisfied pursuant to Section 12(a)(iii) multiplied by the highest per share price offered to holders of Common Stock in any transaction whereby the Change in Control takes place and (c) in the case of performance awards and Other Incentive Awards denominated in cash, the value of the award then subject to the portion of such Award surrendered to the extent the performance criteria applicable to such Award are satisfied or deemed satisfied pursuant to Section 12(a)(iii); (2) shares of capital stock of the corporation resulting from such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (1) above; or (3) a combination of the payment of cash pursuant to clause (1) above and the issuance of shares pursuant to clause (2) above.
b.Except as otherwise provided for in Section 12(a), in the event of the termination of a Participant’s employment by the Corporation without cause (as defined the Award Agreement) or, to the extent permitted in the Award Agreement, the termination of a Participant’s employment by the Participant for a constructive termination or good reason (as defined in the Award Agreement), in each case, within the 18-month period following the occurrence of a Change in Control, then the following shall occur with respect to any and all Awards held by the Participant as of such termination of employment:
i.any and all stock options and stock appreciation rights shall become immediately exercisable, and shall remain exercisable for the remainder of their term, subject to any limitations on such term provided in the Award Agreement or pursuant to Section 8(c) hereof;
ii.any restrictions imposed on restricted shares shall lapse and all restricted share units shall become fully vested; and
iii.unless otherwise specified in a Participant’s Award Agreement at the time of grant, with respect to Awards subject to performance-based vesting conditions, (y) in the event the termination of employment occurs during the first twelve months of a performance period, all unvested Awards shall be prorated based on the greater of (1) actual performance through the date of termination of employment (if measurable through the date of such termination of employment) and (2)
Annex A-8

target performance, with the Award prorated based on the number of full months the employee participated in the performance period, and the vesting of all such Awards shall be accelerated as of the effective date of such termination of employment and (z) in the event the termination of employment occurs on or after the first anniversary of the commencement of the performance period, all unvested Awards shall be earned at the greater of (1) actual performance through the date of the termination of employment (if measurable through the date of such termination of employment) and (2) target performance.
c.A “Change in Control” of the Corporation shall be deemed to have occurred upon the happening of any of the following events:
i.The acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Corporation or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Corporation or its Subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of all or substantially all directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Corporation immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, as the case may be; or
ii.Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act);
iii.The consummation of a reorganization, merger or consolidation of the Corporation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or
iv.a complete liquidation or dissolution of the Corporation or of the sale or other disposition of all or substantially all of the assets of the Corporation.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the outstanding voting securities of the Corporation as a result of the acquisition of outstanding voting securities by the Corporation which reduces the number of outstanding voting securities of the Corporation; provided, that if after such acquisition by the Corporation such person becomes the beneficial owner of additional voting securities of the Corporation that increases the percentage of outstanding voting securities of the Corporation beneficially owned by such person, a Change in Control of the Corporation shall then occur.
Solely with respect to any award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Corporation as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to
Annex A-9

establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether a participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.
13.Governing Law. To the extent that federal laws do not otherwise control, the Plan and all Award Agreements hereunder shall be construed in accordance with and governed by the law of the State of Illinois, provided, however, that in the event the Corporation’s state of incorporation shall be changed, then the law of the new state of incorporation shall govern.
14.Restrictions on Shares. Each Award made hereunder shall be subject to the requirement that if at any time the Corporation determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Corporation. The Corporation may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.
15.Savings Clause. This Plan is intended to comply in all aspects with applicable law and regulation, including, with respect to those Employees who are officers or directors for purposes of Section 16 of the Exchange Act, including Rule 16b-3 under the Exchange Act. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation (including Rule 16b-3), the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws (including Rule 16b-3) so as to foster the intent of this Plan.
16.Term. The Plan shall remain in effect until terminated by the Board, provided, however, that no incentive stock option shall be granted under this Plan on or after the ten year anniversary of the Effective Date.
17.Awards Subject to Clawback. The Awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to an Award are subject to forfeiture, recovery by the Corporation or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Corporation may adopt from time to time, including without limitation any such policy which the Corporation may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
18.Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside the U.S. on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Corporation or its Subsidiaries operates or has employees.
19.Section 409A of the Code. This Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Corporation shall have no liability to a Participant, or any other party, if an award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Corporation and, in the event that any amount or benefit under this Plan becomes subject to penalties under Section 409A of the Code, responsibility for
Annex A-10

payment of such penalties shall rest solely with the affected Participants and not with the Corporation. Notwithstanding any contrary provision in this Plan or an Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under this Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.
Annex A-11

ANNUAL MEETING OF SHAREHOLDERS OF

WINTRUST FINANCIAL CORPORATION

May 26, 2022

9:00 AM Central Time

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Electronic Proxy Card, Annual Report on Form 10-K and Annual Letter to Shareholders are available at https://materials.proxyvote.com/97650W

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

052622

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE, AND "FOR" PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Election of Directors			
Elizabeth H. Connelly	☐	☐	☐
Peter D. Crist	☐	☐	☐
Bruce K. Crowther	☐	☐	☐
William J. Doyle	☐	☐	☐
Marla F. Glabe	☐	☐	☐
H. Patrick Hackett, Jr.	☐	☐	☐
Scott K. Heitmann	☐	☐	☐
Deborah L. Hall Lefevre	☐	☐	☐
Suzet M. McKinney	☐	☐	☐
Gary D. “Joe” Sweeney	☐	☐	☐
Karin Gustafson Teglia	☐	☐	☐
Alex E. Washington, III	☐	☐	☐
Edward J. Wehmer	☐	☐	☐
2. Proposal to approve the Wintrust Financial Corporation 2022 Stock Incentive Plan.	☐	☐	☐
3. Proposal to approve, on an advisory (non-binding) basis, the Company’s executive compensation as described in the 2022 Proxy Statement.	☐	☐	☐
4. Proposal to ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for fiscal year 2022.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

WINTRUST FINANCIAL CORPORATION

Proxy for Annual Meeting of Shareholders on May 26, 2022

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints H. Patrick Hackett, Jr. and Edward J. Wehmer and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Wintrust Financial Corporation, on May 26, 2022 at 9:00 a.m. Central Time at the Company's corporate headquarters at 9700 West Higgins Road, 2nd Floor, Rosemont, Illinois 60018, and at any adjournments or postponements thereof, as designated on the reverse side of this form.

If no other indication is made on the reverse side of this form, the proxies shall vote "FOR" the election of each director nominee, and "FOR" proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

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